As filed with the Securities and Exchange Commission on February 3, 1997

                                                            REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-4
                             Registration Statement
                                    Under the
                             Securities Act of 1933
                       -----------------------------------
                                   UNICO, INC.
             (Exact name of registrant as specified in its charter)

  New Mexico                          ______                       85-030072
(State or other           (Primary Standard Industrial           (IRS Employer
jurisdiction of            Classification Code Number)    identification number)
incorporation)

                                    --------

                                                                  William Hagler
1921 Bloomfield Boulevard                              1921 Bloomfield Boulevard
Farmington, New Mexico 87401                        Farmington, New Mexico 87401
(505) 326-2668                                                    (505) 326-2668
(Address, including zip code,                (Name, address, including zip code,
and telephone number, including area code,  and telephone number, including area
of registrant's principal executive office)          code, of agent for service)

                          ----------------------------
                                   Copies to:

         William S. Haft, Esq.                         Robert Shaiman, Esq.
       Watson, Farley & Williams                   Lohf, Shaiman & Jacobs, P.C.
          380 Madison Avenue                         950 South Cherry Street
          New York, NY 10017                          Denver, Colorado 80222
            (212) 922-2264                                (303) 753-9000

                            Robert P. Schreiner, Esq.
                               380 Madison Avenue
                               New York, NY  10017
                                 (212) 922-2216

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement is declared effective.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest
                reinvestment plans, check the following box  /x/

                             -----------------------
                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
   Title of Each                                             Proposed       Proposed
Class of Securities                          Amount          Maximum         Maximum      Amount of
      to be                                  to be           Offering       Aggregate   Registration
    Registered                             Registered        Price Per       Offering       Fee(2)
                                                              Unit(1)         Price
----------------------------------------------------------------------------------------------------
Common stock, par value $.20. . . .   10,000,000 shares(3)      $0              $0           $0
----------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee, based upon the negative book value of Chatfield Dean & Co., Inc. and its par value of zero.

(2) 1/29th of one percent of the proposed maximum aggregate offering price
($"0").

(3) Includes _______ shares that are being reserved for issuance under the newly created Chatfield Dean Holdings, Inc. employee stock bonus plan. See "BUSINESS - Chatfield's Employee Stock Bonus Plan."

                                   UNICO, INC.
                            1921 Bloomfield Boulevard
                          Farmington, New Mexico 87401

Dear Shareholders:

     You are cordially invited to attend a special meeting of the shareholders of Unico, Inc. ("Unico") to be held on ____________________, at 4:00 p.m., local time, at Unico's corporate offices at 1921 Bloomfield Boulevard, Farmington , New Mexico (the "Unico Meeting"), to consider approval of the Agreement and Plan of Merger dated as of July 30, 1996 (the "Merger Agreement"), among Unico, Chatfield Acquisition Corp., a Colorado corporation wholly-owned by Unico ("Newco") and Chatfield Dean & Co., Inc., a Colorado corporation ("Chatfield"), providing for the merger of Newco with and into Chatfield (the "Merger") and certain other related matters. At the time of the Merger, Unico will change its name to Chatfield Dean Holdings, Inc. ("Chatfield Dean Holdings"). All shareholders of Unico will be asked to vote with respect to the Merger.

     Pursuant to the Merger Agreement, (1) Newco will merge with and into Chatfield in consideration of the issuance of certain capital stock of Unico in favor of Chatfield shareholders; (2) Newco will cease to exist and Chatfield will become a wholly-owned subsidiary of Chatfield Dean Holdings; (3) the current directors and executive officers of Unico and Newco will resign, except for Mr. William Hagler, the current President of Unico, who will remain a director of post-Merger Unico (which is referred to herein as "Chatfield Dean Holdings"); and (4) each of Unico and Chatfield will use its best efforts to have the directors designated by Chatfield elected to the Board of Directors of Chatfield Dean Holdings. At the effective time of the Merger, Newco shall be merged with and into Chatfield in accordance with the Colorado Business Corporation Act, whereupon the separate corporate existence of Newco shall cease (the "Effective Time"). Thereafter, Chatfield shall continue as the surviving corporation, and as a wholly-owned subsidiary of Chatfield Dean Holdings, under the laws of the State of Colorado (the "Surviving Corporation").

     Specifically, the Merger Agreement contemplates the following:

     (A) Each holder of Unico common stock issued and outstanding immediately before the Effective Time will be entitled to receive three newly created Unico warrants (collectively, the "Unico Warrants") for each share of Unico common stock held:

          1. one Unico warrant evidencing the right to purchase .3 (three-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Three Year Warrant");
          2. one Unico warrant evidencing the right to purchase .4 (four-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Four Year Warrant"); and
          3. one Unico warrant evidencing the right to purchase .5 (five-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Five Year Warrant");

     (B) Each share of Chatfield common stock issued and outstanding at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield common stock surrendered;

     (C) Each share fp Chatfield common stock issued and outstanding under Chatfield's employee stock bonus plan (the "Chatfield's Plan Common Stock") at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each shre of Chatfield Plan Common Stock surrendered;


     (D) Each share of Chatfield Series A 7% Cumulative Preferred Stock (the "Chatfield Series A Stock") and each share of Chatfield Series B Preferred Stock (the "Chatfield Series B Stock") issued and outstanding at the Effective Time shall be exchanged for and converted into 2.66 shares of Unico Series A Preferred Stock to be created from Unico's authorized preferred shares (the "Unico Series A Stock") for each share of Chatfield Series A Stock or Chatfield Series B Stock surrendered. Each share of Unico Series A Stock shall thereafter be convertible into one and one-quarter (1.25) shares of Unico common stock for each share of Unico Series A Stock surrendered, PROVIDED, HOWEVER, that each holder of Unico Series A Stock issued and outstanding at the Effective Time who fails to surrender his or her Unico Series A Stock for conversion into Unico common stock within sixty (60) days following the Effective Time shall be entitled to receive, upon conversion, only one (1) share of Unico common stock for each share of Unico Series A Stock surrendered; and

     (E) All the shares of capital stock of Newco outstanding at the Effective Time shall be exchanged for and converted into one (1) share of common stock of the Surviving Corporation.

     In addition to your approval of the Merger, we are also asking you to:

     (A) adopt Amended and Restated Articles of Incorporation:
          1. changing the name of Unico to "Chatfield Dean Holdings, Inc.";
          2. increasing the number of authorized shares of Unico common stock from 2,500,000 to 20,000,000 and increasing the number of authorized preferred shares from 8,000,000 preferred to 20,000,000 preferred shares (to include the Unico Series A Stock); and
          3. authorizing the newly created Unico Three Year Warrants, Unico Four Year Warrants and Unico Five Year Warrants;

     (B) adopt an employee stock bonus plan in form and substance similar to Chatfield's existing employee stock bonus plan;
     (C) approve the spin-off by Unico of its subsidiary Intermountain Refining Co. Inc. ("IRC") by pro rata distribution to current Unico shareholders;
     (D) approve the creation of an employee incentive plan with a minimum of 1,000,000 shares of Unico (post-Merger, Chatfield Dean Holdings) common stock reserved for issuance to certain employees of Chatfield Dean Holdings and its subsidiaries, with such plan to take the form and substance determined by Chatfield Dean Holdings' Board of Directors, or a compensation committee designated thereby, effective promptly after consummation of the Merger; and
     (E) transact such other business as may properly come before the Unico Meeting or any adjournment thereof.

     The accompanying Information Statement/Prospectus provides a detailed description of the Merger and these related matters, and the complete texts of the Merger Agreement and the proposed Amended and Restated Articles of Incorporation are attached as Appendices thereto.

     The Securities and Exchange Commission has declared effective the Information Statement/ Prospectus of Unico and Chatfield relating to the Merger. It is a condition to the consummation of the Merger that the shareholders of Unico approve the Merger Agreement and the other matters related thereto being submitted to a vote at the Unico Meeting. These matters are interdependent, and if any one proposal is not approved by the shareholders of Unico, all proposals will be withdrawn from consideration. Mr. William Hagler, who holds 428,811 shares of Unico common stock (assuming exercise of all warrants), or approximately 43% of the outstanding Unico common stock, intends to vote all of the shares held by him for approval of the proposed Merger and the other proposals.

     Assuming that each share of Unico common stock issued to Chatfield's shareholders in the Merger (including conversion of the Unico Series A Stock into Unico common stock within 60 days of the issuance thereof) has a value equal to the closing bid price for the Unico common stock on the last trading day before the public announcement of the Merger ($3.00), the value of the consideration to be given to the Chatfield shareholders pursuant to the Merger Agreement would be approximately $ ____.

     Holders of Unico common stock as of the record date of the Unico Meeting are entitled to dissenters' rights under Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act (the "NMBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Unico shareholder must, INTER ALIA, (i) deliver to Unico before the vote at the Unico Meeting a written objection to the Merger and within at least ten days after the date the vote was taken, make written demand on the corporation for payment for his shares of Unico common stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and
(iii) comply with the provisions set forth in the NMBCAct following the Unico Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights" in the accompanying Information Statement/Prospectus.

     IT IS IMPORTANT THAT YOUR SHARES BE VOTED AT THE UNICO MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     IF PROXIES ARE RECEIVED BY UNICO, THE SHARES REPRESENTED BY SUCH PROXIES SHALL BE VOTED IN ACCORDANCE WITH PROXY INSTRUCTIONS. ALL PROXIES GRANTED TO MANAGEMENT WILL BE VOTED IN FAVOR OF THE PROPOSED MERGER.

February __, 1997                                 Sincerely,

                                                  -------------------
                                                  William N. Hagler
                                                  President

                           CHATFIELD DEAN & CO., INC.
                            7935 East Prentice Avenue
                                    Suite 200
                        Greenwood Village, Colorado 80111

Dear Shareholders:

     You are cordially invited to attend an annual meeting of the shareholders of Chatfield Dean & Co., Inc., a Colorado corporation ("Chatfield"), to be held on ____________________, at 4:00 p.m., local time, at Chatfield's corporate offices at 7935 East Prentice Avenue, Suite 200, Colorado Village, Colorado (the "Chatfield Meeting"), to consider approval of the Agreement and Plan of Merger dated as of July 30, 1996 (the "Merger Agreement"), among Chatfield, Unico, Inc. ("Unico") and Chatfield Acquisition Corp., a Colorado corporation wholly-owned by Unico ("Newco"), providing for the merger of Newco with and into Chatfield (the "Merger"), and certain other related matters. At the time of the Merger, Unico will change its name to Chatfield Dean Holdings, Inc. ("Chatfield Dean Holdings").

     Pursuant to the Merger Agreement, (1) Newco will merge with and into Chatfield in consideration of the issuance of certain capital stock of Unico in favor of Chatfield shareholders; (2) Newco will cease to exist and Chatfield will become a wholly-owned subsidiary of Chatfield Dean Holdings; (3) the current directors and executive officers of Unico and Newco will resign, except for Mr. William Hagler, the current President of Unico, who will remain a director of post-Merger Unico (which is referred to herein as "Chatfield Dean Holdings"); and (4) each of Unico and Chatfield will use its best efforts to have the directors designated by Chatfield elected to the Board of Directors of Chatfield Dean Holdings. At the effective time of the Merger, Newco shall be merged with and into Chatfield in accordance with the Colorado Business Corporation Act, whereupon the separate corporate existence of Newco shall cease (the "Effective Time"). Thereafter, Chatfield shall continue as the surviving corporation, and as a wholly-owned subsidiary of Chatfield Dean Holdings, under the laws of the State of Colorado (the "Surviving Corporation").

     Specifically, the Merger Agreement contemplates the following:

     (A) Each holder of Unico common stock issued and outstanding immediately before the Effective Time will be entitled to receive three newly created Unico warrants (collectively, the "Unico Warrants") for each share of Unico common stock held:

          1. one Unico warrant evidencing the right to purchase .3 (three-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Three Year Warrant");
          2. one Unico warrant evidencing the right to purchase .4 (four-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Four Year Warrant"); and
          3. one Unico warrant evidencing the right to purchase .5 (five-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Five Year Warrant");

     (B) Each share of Chatfield common stock issued and outstanding at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield common stock surrendered;

     (C) Each share of Chatfield common stock issued and outstanding under Chatfield's employee stock bonus plan (the "Chatfield Plan Common Stock") at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield Plan Common Stock surrendered;

     (D) Each share of Chatfield Series A 7% Cumulative Preferred Stock (the "Chatfield Series A Stock") and each share of Chatfield Series B Preferred Stock (the "Chatfield Series B Stock") issued and outstanding at the Effective Time shall be exchanged for and converted into 2.66 shares of Unico Series A Preferred Stock to be created from Unico's authorized preferred shares (the "Unico Series A Stock") for each share of Chatfield Series A Stock or Chatfield Series B Stock surrendered. Each share of Unico Series A Stock shall thereafter be convertible into one and one-quarter (1.25) shares of Unico common stock for each share of Unico Series A Stock surrendered, PROVIDED, HOWEVER, that each holder of Unico Series A Stock issued and outstanding at the Effective Time who fails to surrender his or her Unico Series A Stock for conversion into Unico common stock within sixty (60) days following the Effective Time shall be entitled to receive, upon conversion, only one (1) share of Unico common stock for each share of Unico Series A Stock surrendered; and

     (E) All the shares of capital stock of Newco outstanding at the Effective Time shall be exchanged for and converted into one (1) share of common stock of the Surviving Corporation.

     In addition to your approval of the Merger, we are also asking you to:

     (A) elect Messrs. Sanford Greenberg, Robert Lemon, Richard O'Donnell, Scott Carothers, Kenneth Greenberg and Barry Cheren as Directors of Chatfield, with Mr. Scott Carothers representing the holders of Chatfield Series A Stock;
     (B) approve the appointment of Spicer, Jeffries & Co. as Chatfield's independent certified accountants; and
     (C) transact such other business as may properly come before the Chatfield Meeting or any adjournment thereof.

     The accompanying Information Statement/Prospectus provides a detailed description of the Merger and these related matters, and the complete texts of the Merger Agreement and the proposed Amended and Restated Articles of Incorporation are attached as Appendices thereto.

     The Securities and Exchange Commission has declared effective the Information Statement/ Prospectus of Unico and Chatfield relating to the Merger. It is a condition to the consummation of the Merger that the shareholders of Chatfield approve the Merger Agreement and the other matters related thereto being submitted to a vote at the Chatfield Meeting. These matters are interdependent, and if one proposal is not approved by the shareholders of Chatfield, all proposals will be withdrawn from consideration. The directors and executive officers of Chatfield, who collectively own approximately 59% of the outstanding Chatfield common stock (assuming exercise of all warrants and incorporating the voting rights of the holders of Chatfield Series A Stock), and approximately 63% of the outstanding Chatfield Series B Stock, the holders of which are entitled to vote as a class, intend to vote such shares for the proposed Merger. See "PRINCIPAL SHAREHOLDERS OF CHATFIELD" in the accompanying Information Statement/Prospectus.

     THE BOARD OF DIRECTORS OF CHATFIELD HAS APPROVED THE PROPOSED MERGER, BELIEVES IT TO BE IN THE BEST INTEREST OF CHATFIELD AND ITS

SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF IT AND OTHER MATTERS PRESENTED AT THE CHATFIELD MEETING.

     Assuming that each share of Unico common stock issued to Chatfield's shareholders in the Merger (including conversion of the Unico Series A Stock into Unico common stock within 60 days of the issuance thereof) has a value equal to the closing bid price for the Unico common stock on the last trading day before the public announcement of the Merger ($3.00), the value of the consideration to be given to the Chatfield shareholders pursuant to the Merger Agreement would be approximately $ ____.

     Holders of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock, as of the record date of the Chatfield Meeting, are entitled to dissenters' rights under Sections 73-113-101 ET. SEQ. of the Colorado Business Corporation Act (the "CoBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Chatfield shareholder must, INTER ALIA, (i) deliver to Chatfield before the vote at the Chatfield Meeting a written notice of his intent to demand payment for his shares of Chatfield stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and (iii) comply with the provisions set forth in the CoBCAct following the Chatfield Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights" in the accompanying Information Statement/Prospectus.

     IT IS IMPORTANT THAT YOUR SHARES BE VOTED AT THE CHATFIELD MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CHATFIELD MEETING. PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO THE TIME THEY ARE VOTED, AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

February __, 1997                            Sincerely,


                                             -----------------------
                                             Sanford Greenberg
                                             Chief Executive Officer

                                   UNICO, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Unico, Inc. ("Unico") will be held on __________, at 4:00 p.m., local time, at Unico's corporate offices at 1921 Bloomfield Boulevard, Farmington , New Mexico (the "Unico Meeting"), for the following purposes:

     (A) To consider and vote upon a proposal to approve the acquisition by Unico of Chatfield Dean & Co., Inc., a Colorado corporation, ("Chatfield"), pursuant to an Agreement and Plan of Merger dated as of July 30, 1996 (the "Merger Agreement") among Unico, Chatfield Acquisition Corp., a Colorado corporation wholly-owned by Unico ("Newco") and Chatfield, providing for the merger of Newco with and into Chatfield (the "Merger") and contemplating the following:

          1. each holder of Unico common stock issued and outstanding immediately before the Effective Time will be entitled to receive three newly created Unico warrants (collectively, the "Unico Warrants") for each share of Unico common stock held:

               a. one Unico warrant evidencing the right to purchase .3 (three-tenths) of a share of post-Merger Unico (hereinafter referred to as "Chatfield Dean Holdings") common stock (the "Unico Three Year Warrant");
               b. one Unico warrant evidencing the right to purchase .4 (four-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Four Year Warrant"); and
               c. one Unico warrant evidencing the right to purchase .5 (five-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Five Year Warrant");

          2. each share of Chatfield common stock issued and outstanding at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield common stock surrendered;

          3. each share of Chatfield common stock issued and outstanding under Chatfield's employee stock bonus plan (the "Chatfield Plan Common Stock") at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield Plan Common Stock surrendered;

          4. each share of Chatfield Series A 7% Cumulative Preferred Stock (the "Chatfield Series A Stock") and each share of Chatfield Series B Preferred Stock (the "Chatfield Series B Stock") issued and outstanding at the Effective Time shall be exchanged for and converted into 2.66 shares of Unico Series A Preferred Stock to be created from Unico's authorized preferred shares (the "Unico Series A Stock") for each share of Chatfield Series A Stock or Chatfield Series B Stock surrendered. Each share of Unico Series A Stock shall thereafter be convertible into one and one-quarter (1.25) shares of Unico common stock for each share of Unico Series A Stock surrendered, PROVIDED, HOWEVER, that each holder of Unico Series A Stock issued and outstanding at the Effective Time who fails to surrender his or her Unico Series A Stock for conversion into Unico common stock within sixty (60) days following the Effective Time shall be entitled to receive, upon conversion, only one (1) share of Unico common stock for each share of Unico Series A Stock surrendered; and

          5. all the shares of capital stock of Newco outstanding at the Effective Time shall be exchanged for and converted into one (1) share of common stock of the Surviving Corporation.

     (B) To adopt Amended and Restated Articles of Incorporation:

          1. changing the name of Unico to "Chatfield Dean Holdings, Inc.";
          2. increasing the number of authorized shares of Unico common stock from 2,500,000 to 20,000,000 and increasing the number of authorized preferred shares from 8,000,000 preferred to 20,000,000 preferred shares (to include the Unico Series A Stock); and
          3. authorizing the newly created Unico Three Year Warrants, Unico Four Year Warrants and Unico Five Year Warrants;

     (C) To adopt an employee stock bonus plan in form and substance similar to Chatfield's existing employee stock bonus plan;

     (D) To approve the spin-off by Unico of its subsidiary Intermountain Refining Co. Inc. ("IRC") by pro rata distribution to current Unico shareholders;

     (E) To approve the creation of an employee incentive plan with a minimum of 1,000,000 shares of Unico (post-Merger, Chatfield Dean Holdings) common stock reserved for issuance to certain employees of Chatfield Dean Holdings and its subsidiaries, with such plan to take the form and substance determined by Chatfield Dean Holdings' Board of Directors, or a compensation committee designated thereby, effective promptly after consummation of the Merger; and

     (F) To transact such other business as may properly come before the Unico Meeting or any adjournment thereof.

     The accompanying Information Statement/Prospectus provides a detailed description of the Merger and these related matters, and the complete texts of the Merger Agreement and the proposed Amended and Restated Articles of Incorporation for Chatfield Dean Holdings are attached as Appendices thereto.

     The Securities and Exchange Commission has declared effective the Information Statement/ Prospectus of Unico and Chatfield relating to the Merger. It is a condition to consummation of the Merger that the shareholders of Unico approve the Merger Agreement and the other matters related thereto being submitted to a vote at the Unico Meeting. These matters are interdependent, and if any one proposal is not approved by the shareholders of Unico, all proposals will be withdrawn from consideration. Mr. William Hagler, who holds 428,811 shares of Unico common stock (assuming exercise of all warrants), or approximately 43% of the outstanding Unico common stock, intends to a vote all of the shares held by him for approval of the proposed Merger and the other proposals.

     Only those shareholders of record at the close of business on _______________ are entitled to notice of and to vote at the Unico Meeting or any adjournment thereof.

     Holders of Unico common stock as of the record date of the Unico Meeting are entitled to dissenters' rights under Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act (the "NMBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Unico shareholder must, INTER ALIA, (i) deliver to Unico before the vote at the Unico Meeting a written objection to the Merger and within at least ten days after the date the vote was taken make written demand on the corporation for payment for his shares of Unico common stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and
(iii) comply with the provisions set forth in the NMBCAct following the Unico Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights" in the accompanying Information Statement/Prospectus.

Farmington, New Mexico   By Order of the Board of Directors,
February __, 1997

                         ---------------
                         Secretary

                           CHATFIELD DEAN & CO., INC.

                        NOTICE OF MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that an annual meeting of the shareholders of Chatfield Dean & Co., Inc., a Colorado corporation ("Chatfield"), will be held on _________, at 4:00 p.m., at Chatfield's corporate offices at 7935 East Prentice Avenue, Suite 200, Colorado Village, Colorado (the "Chatfield Meeting"), for the following purposes:

     (A) To consider and vote upon a proposal to approve the acquisition by Unico of Chatfield, pursuant to an Agreement and Plan of Merger dated as of July 30, 1996 (the "Merger Agreement") among Unico, Chatfield Acquisition Corp., a Colorado corporation wholly-owned by Unico ("Newco"), and Chatfield, providing for the merger of Newco with and into Chatfield (the "Merger") and contemplating the following:

          1. each holder of Unico common stock issued and outstanding immediately before the Effective Time will be entitled to receive three newly created Unico warrants (collectively, the "Unico Warrants") for each share of Unico common stock held:

               a. one Unico warrant evidencing the right to purchase .3 (three-tenths) of a share of post-Merger Unico (hereinafter referred to as "Chatfield Dean Holdings") common stock (the "Unico Three Year Warrant");
               b. one Unico warrant evidencing the right to purchase .4 (four-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Four Year Warrant"); and
               c. one Unico warrant evidencing the right to purchase .5 (five-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Five Year Warrant");

          2. each share of Chatfield common stock issued and outstanding at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield common stock surrendered;

          3. each share of Chatfield common stock issued and outstanding under Chatfield's employee stock bonus plan (the "Chatfield Plan Common Stock") at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield Plan Common Stock surrendered;

          4. each share of Chatfield Series A 7% Cumulative Preferred Stock (the "Chatfield Series A Stock") and each share of Chatfield Series B Preferred Stock (the "Chatfield Series B stock") issued and outstanding at the Effective Time shall be exchanged for and converted into 2.66 shares of Unico Series A Preferred Stock to be created from Unico's authorized preferred shares (the "Unico Series A Stock") for each share of Chatfield Series A Stock or Chatfield Series B Stock surrendered. Each share of Unico Series A Stock shall thereafter be convertible into one and one-quarter (1.25) shares of Unico common stock for each share of Unico Series A Stock surrendered, PROVIDED, HOWEVER, that each holder of Unico Series A Stock issued and outstanding at the Effective Time who fails to surrender his or her Unico Series A Stock for conversion into Unico common stock within sixty (60) days following the Effective Time shall be entitled to receive, upon conversion, only one (1) share of Unico common stock for each share of Unico Series A Stock surrendered; and

          5. all the shares of capital stock of Newco outstanding at the Effective Time shall be exchanged for and converted into one (1) share of common stock of the Surviving Corporation.

     (B) To elect Messrs. Sanford Greenberg, Robert Lemon, Richard O'Donnell, Scott Carothers, Kenneth Greenberg and Barry Cheren as directors of Chatfield, with Mr. Scott Carothers representing the holders of Chatfield Series A Stock.

     (C) To approve the appointment of Spicer, Jeffries & Co. as Chatfield's independent certified accountants.

     (D) To transact such other business as may properly come before the Chatfield Meeting or any adjournment thereof.

     The accompanying Information Statement/Prospectus provides a detailed description of the Merger and these related matters, and the complete texts of the Merger Agreement and the proposed Amended and Restated Articles of Incorporation for Chatfield Dean Holdings are attached as Appendices thereto.

     The Securities and Exchange Commission has declared effective the Information Statement/ Prospectus of Unico and Chatfield relating to the Merger. It is a condition to the consummation of the Merger that the shareholders of Chatfield approve the Merger Agreement and the other matters related thereto being submitted to a vote at the Chatfield Meeting. These matters are interdependent, and if one proposal is not approved by the shareholders of Chatfield, all proposals will be withdrawn from consideration. The directors and executive officers of Chatfield, who collectively own approximately 59% of the outstanding Chatfield common stock (assuming exercise of all warrants and incorporating the voting rights of the holders of Chatfield Series A Stock), and approximately 63% of the outstanding Chatfield Series B Stock, the holders of which are entitled to vote as a class, intend to vote such shares for the proposed Merger. See "PRINCIPAL SHAREHOLDERS OF CHATFIELD" in the accompanying Information Statement/Prospectus.

     Only those shareholders of record at the close of business on _________________ are entitled to notice of and to vote at the Chatfield Meeting or any adjournment thereof.

     Holders of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock, as of the record date of the Chatfield Meeting, are entitled to dissenters' rights under Sections 7-113-101 ET. SEQ. of the Colorado Business Corporation Act (the "CoBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Chatfield shareholder must, INTER ALIA, (i) deliver to Chatfield before the vote at the Chatfield Meeting a written notice of his intent to demand payment for his shares; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and
(iii) comply with the provisions set forth in the CoBCAct following the Chatfield Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights" in the accompanying Information Statement/Prospectus.

Greenwood Village, Colorado
February  __, 1997                 By Order of the Board of Directors


                                   --------------------------------------
                                   Secretary

                        INFORMATION STATEMENT/PROSPECTUS
                                       for
                                   Unico, Inc.
                         Special Meeting of Shareholders
                                February __, 1997

     This Information Statement/Prospectus of Unico, Inc. ("Unico"), a New Mexico corporation, is being furnished to holders of shares of Unico's common stock, par value $.20 per share, in connection with the special meeting of shareholders of Unico to be held on ____________, at 4:00 p.m., local time, at Unico's corporate offices at 1921 Bloomfield Boulevard, Farmington, New Mexico (the "Unico Meeting"), and any adjournment thereof.

     The shareholders of Unico will be asked to consider and vote upon a proposal to approve the acquisition by Unico of Chatfield Dean & Co., Inc., a Colorado corporation ("Chatfield"), pursuant to an Agreement and Plan of Merger, dated as of July 30, 1996 (the "Merger Agreement"), among Unico, Chatfield Acquisition Corp., a Colorado corporation wholly owed by Unico ("Newco"), and Chatfield providing for the merger of Newco with and into Chatfield (the "Merger"). At the time of the Merger, Unico will change its name to Chatfield Dean Holdings, Inc. ("Chatfield Dean Holdings").

     Pursuant to the Merger Agreement, (1) Newco will merge with and into Chatfield in consideration of the issuance of certain capital stock of Unico in favor of Chatfield shareholders; (2) Newco will cease to exist and Chatfield will become a wholly-owned subsidiary of Chatfield Dean Holdings; (3) the current directors and executive officers of Unico and Newco will resign, except for Mr. William Hagler, the current President of Unico, who will remain a director of post-Merger Unico (which is referred to herein as "Chatfield Dean Holdings"); and (4) each of Unico and Chatfield will use its best efforts to have the directors designated by Chatfield elected to the Board of Directors of Chatfield Dean Holdings. At the effective time of the Merger, Newco shall be merged with and into Chatfield in accordance with the Colorado Business Corporation Act, whereupon the separate corporate existence of Newco shall cease (the "Effective Time"). Thereafter, Chatfield shall continue as the surviving corporation, and as a wholly-owned subsidiary of Chatfield Dean Holdings, under the laws of the State of Colorado (the "Surviving Corporation.").

     Specifically, the Merger Agreement contemplates the following:

     (A) Each holder of Unico common stock issued and outstanding immediately before the Effective Time will be entitled to receive three newly created Unico warrants (collectively, the "Unico Warrants") for each share of Unico common stock held:

          1. one Unico warrant evidencing the right to purchase .3 (three-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Three Year Warrant");
          2. one Unico warrant evidencing the right to purchase .4 (four-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Four Year Warrant"); and
          3. one Unico warrant evidencing the right to purchase .5 (five-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Five Year Warrant");

     (B) Each share of Chatfield common stock issued and outstanding at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield common stock surrendered;

     (C) Each share of Chatfield common stock issued and outstanding under Chatfield's employee stock bonus plan (the "Chatfield Plan Common Stock") at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield Plan Common Stock surrendered;

     (D) Each share of Chatfield Series A 7% Cumulative Preferred Stock (the "Chatfield Series A Stock") and each share of Chatfield Series B Preferred Stock (the "Chatfield Series B Stock") issued and outstanding at the Effective Time shall be exchanged for and converted into 2.66 shares of Unico Series A Preferred Stock to be created from Unico's authorized preferred shares (the "Unico Series A Stock") for each share of Chatfield Series A Stock or Chatfield Series B Stock surrendered. Each share of Unico Series A Stock shall thereafter be convertible into one and one-quarter (1.25) shares of Unico common stock for each share of Unico Series A Stock surrendered, PROVIDED, HOWEVER, that each holder of Unico Series A Stock issued and outstanding at the Effective Time who fails to surrender his or her Unico Series A Stock for conversion into Unico common stock within sixty (60) days following the Effective Time shall be entitled to receive, upon conversion, only one (1) share of Unico common stock for each share of Unico Series A Stock surrendered; and

     (E) All the shares of capital stock of Newco outstanding at the Effective Time shall be exchanged for and converted into one (1) share of common stock of the Surviving Corporation.

     The Securities and Exchange Commission has declared effective the Information Statement/ Prospectus of Unico and Chatfield relating to the Merger. It is a condition to the consummation of the Merger that the shareholders of Unico approve the Merger Agreement and the other matters related thereto being submitted to a vote. These matters are interdependent, and if any one proposal is not approved all proposals will be withdrawn. Mr. William Hagler, who owns an aggregate of approximately 43% of the shares of Unico common stock (assuming exercise of all warrants), intends to vote his shares in favor of approval of the Merger Agreement.

     Holders of Unico common stock as of the record date of the Unico Meeting, are entitled to dissenters' rights under Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act (the "NMBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Unico shareholder must, INTER ALIA, (i) deliver to Unico before the vote at the Unico Meeting a written objection to the Merger and within at least ten days after the date the vote was taken make written demand on the corporation for payment for his shares of Unico common stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and
(iii) comply with the provisions set forth in the NMBCAct following the Unico Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights" in the accompanying Information Statement/Prospectus.

     This Information Statement/Prospectus is first being mailed to the stockholders of Unico on or about ______. The Unico Board of Directors has fixed _ as the record date (the "Unico Record Date") for the determination of the Unico shareholders entitled to notice of and to vote at the Unico Meeting. Only shareholders of record as of the close of business on the Unico Record Date will be entitled to vote at the Unico Meeting. Although Unico is not soliciting proxies, any proxies submitted by persons who are shareholders of record on the date hereof (or who become shareholders of record subsequent to the date hereof) and continue to be shareholders of record as of the close of business on the Unico Record Date, will be voted, unless subsequently revoked. Proxies submitted by persons who are shareholders of record on the date hereof (or who become shareholders of record subsequent to the date hereof) and cease to be shareholders of record as of the close of business on the Unico Record Date will not be voted.

SUBJECT TO COMPLETION

     The date of this Information Statement/Prospectus is February 3, 1997. Information contained here is subject to completion or amendment. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     For a discussion of certain factors which should be considered when evaluating the transaction contemplated by this Information
Statement/Prospectus, see "RISK FACTORS."

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     IF PROXIES ARE RECEIVED BY UNICO, THE SHARES REPRESENTED BY SUCH PROXIES SHALL BE VOTED IN ACCORDANCE WITH PROXY INSTRUCTIONS. ALL PROXIES GRANTED TO MANAGEMENT WILL BE VOTED IN FAVOR OF THE PROPOSED MERGER.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      * * *

                                   UNICO, INC.

                              CROSS REFERENCE SHEET

                    PURSUANT TO ITEM 501(B) OF REGULATION S-K
                        SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY PART I OF FORM S-4

S-4 ITEM NUMBER AND CAPTION                            LOCATION IN INFORMATION
                                                       STATEMENT/PROSPECTUS

A.   INFORMATION ABOUT THE TRANSACTION

     1.   Forepart of the Registration Statement
          and Outside Front Cover Page of Prospectus   Cover Page

     2.   Inside Front and Outside Back Cover
          Pages of Prospectus                          Cover Page; Available
                                                       Information

     3.   Risk Factors, Ratio of Earnings to Fixed     Summary; Risk Factors;
          Charges and Other Information                The Merger; Pro Formas;
                                                       Business

     4.   Terms of the Transaction                     Summary; The Merger;
                                                       Description of Chatfield
                                                       Dean Holdings' Capital
                                                       Stock; Proposal to Adopt
                                                       Amended and Restated
                                                       Articles of Incorporation

     5.   Pro Forma Financial Information              Summary; Pro Formas

     6.   Material Contacts with the
          Companies Being Acquired                     The Merger

     7.   Additional Information Required for          **
          Reoffering by Persons and Parties Deemed to be Underwriters

     8.   Interests of Named Experts and Counsel       **

     9.   Disclosure of Commission Position on         **
          Indemnification for Securities Act
          Liabilities

B.   INFORMATION ABOUT THE REGISTRANT

     10.  Information with Respect to S-3 Registrants  **

     11.  Incorporation of Certain Information by
          Reference                                    **

     12.  Information with Respect to S-2 or S-3
          Registrants                                  **

     13.  Incorporation of Certain Information by
          Reference                                    **

     14.  Information with Respect to Registrants      Summary; Unico Selected
                                                       Financial Data; Price
                                                       Range of Unico Common
                                                       Stock; Unico Management's
                                                       Discussion and Analysis
                                                       of Financial Condition
                                                       and Results of
                                                       Operations; Business;
                                                       Financial Statements

C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15.  Information with Respect to S-3 Companies    **

     16.  Information with Respect to S-2 or S-3
          Companies                                    **

     17.  Information with Respect to Companies        Summary; Chatfield
          other than S-2 or S-3 Companies              Selected Financial Data;
                                                       Chatfield Management's
                                                       Discussion and Analysis
                                                       of Financial Condition
                                                       and Results of
                                                       Operations; Financial
                                                       Statements

D.   VOTING AND MANAGEMENT INFORMATION

     18.  Information if Proxies, Consents or          **
          Authorizations are to be Solicited

     19.  Information if Proxies, Consents or          Summary; Unico Meeting;
          Authorizations are not to be Solicited or    Chatfield Meeting;
          in an Exchange Offer                         Management of Chatfield;
                                                       Management of Unico;
                                                       Chatfield Summary
                                                       Compensation Table; Unico
                                                       Summary Compensation
                                                       Table

------

** Not applicable

                                TABLE OF CONTENTS


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .viii

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

CHATFIELD MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

UNICO MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

CHATFIELD SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . .  44

UNICO SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . .  45

PRO FORMAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

PRICE RANGE OF UNICO COMMON STOCK. . . . . . . . . . . . . . . . . . . . . .  50

CHATFIELD MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . .  52

UNICO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . .  56

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

BUSINESS OF CHATFIELD DEAN HOLDINGS. . . . . . . . . . . . . . . . . . . . .  74

MANAGEMENT OF CHATFIELD. . . . . . . . . . . . . . . . . . . . . . . . . . .  75

CHATFIELD SUMMARY COMPENSATION TABLE . . . . . . . . . . . . . . . . . . . .  78

MANAGEMENT OF UNICO. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

UNICO SUMMARY COMPENSATION TABLE . . . . . . . . . . . . . . . . . . . . . .  81

MANAGEMENT OF CHATFIELD DEAN HOLDINGS. . . . . . . . . . . . . . . . . . . .  82

PRINCIPAL SHAREHOLDERS OF CHATFIELD. . . . . . . . . . . . . . . . . . . . .  83

PRINCIPAL SHAREHOLDERS OF UNICO. . . . . . . . . . . . . . . . . . . . . . .  85

PRINCIPAL SHAREHOLDERS OF CHATFIELD DEAN HOLDINGS. . . . . . . . . . . . . .  86

ELECTION OF DIRECTORS OF CHATFIELD DEAN HOLDINGS . . . . . . . . . . . . . .  87

DESCRIPTION OF CHATFIELD DEAN HOLDINGS' CAPITAL STOCK. . . . . . . . . . . .  88

PROPOSAL TO ADOPT AMENDED AND RESTATED ARTICLES OF INCORPORATION . . . . . .  92

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . F-1

INDEPENDENT AUDITORS' REPORT . . . . . . . . . . . . . . . . . . . . . . . . F-2

INDEMNIFICATION OF OFFICERS AND DIRECTORS. . . . . . . . . . . . . . . . . .II-1

INFORMATIONAL UNDERTAKINGS . . . . . . . . . . . . . . . . . . . . . . . . .II-1

EXHIBITS AND FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . .II-2

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .II-4

APPENDIX A - AGREEMENT AND PLAN OF MERGER

APPENDIX B - SECTIONS 53-15-3 and 53-15-4 OF THE NEW MEXICO BUSINESS CORPORATION
     ACT

APPENDIX C - SECTIONS 73-113-101 ET. SEQ. OF THE COLORADO BUSINESS CORPORATION
     ACT

APPENDIX D - UNICO AMENDED AND RESTATED ARTICLES OF INCORPORATION

                              AVAILABLE INFORMATION

   Unico is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's Regional Offices located at 1801 California Street, Suite 4800, Denver, Colorado 80202 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, such materials and other information concerning Unico can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006. The Commission maintains a web site at (http://www.sec.gov) that contains reports and other information regarding Unico (as an EDGAR filer).

   Unico has filed with, and has had declared effective by the SEC a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") on Form S-4 (No. 33-_______) with respect to the securities offered hereby. This Information Statement/Prospectus also constitutes the prospectus of Unico filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Information Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. Unico will provide without charge to each person who receives this Information Statement/Prospectus, upon written or oral request, a copy of the information incorporated by reference herein (not including exhibits to the information incorporated by reference unless the exhibits are themselves incorporated by reference). Such inquires should be directed to Mr. Rick Hurt, Controller, Secretary and Treasurer, Unico, Inc., 1921 Bloomfield Boulevard, Farmington, New Mexico 87401, (505) 326-2668. The Registration Statement, and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the SEC's offices as described above. All information herein with respect to Unico has been furnished by Unico, and all information herein with respect to Chatfield has been furnished by Chatfield. Neither Unico nor Chatfield assumes any responsibility for the accuracy or completeness of the information related to the other.

   This Information Statement/Prospectus constitutes (1) the Prospectus of Unico relating to the Unico common stock issuable in the Merger (including shares of Unico common stock (referred to as Chatfield Dean Holdings common stock in the post-Merger context), issuable upon conversion of the Unico Series A Stock and upon exercise of the Unico Warrants, Debenture Warrants and the Compensation Options (each as defined herein); (2) the Information Statement of Unico in connection with the Unico Meeting; and (3) the notice to shareholders of both Unico and Chatfield relating to the Unico and Chatfield Meetings.

               *         *         *

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER

TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED HEREBY OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR ANY DISCUSSION OF THE UNICO COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF UNICO OR CHATFIELD SINCE THE DATE HEREOF.

                                     SUMMARY

   THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT MATTERS DISCUSSED ELSEWHERE IN THIS DOCUMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. SHAREHOLDERS ARE URGED TO READ THE ENTIRE INFORMATION STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO. CERTAIN TERMS USED IN THIS SUMMARY AND ELSEWHERE IN THE INFORMATION STATEMENT/PROSPECTUS ARE USED AS DEFINED IN THE SUMMARY AND ELSEWHERE IN THE INFORMATION STATEMENT/PROSPECTUS. WHEN THE CONTEXT REQUIRES, REFERENCES TO CHATFIELD DEAN HOLDINGS SHALL REFER TO UNICO AFTER CONSUMMATION OF THE MERGER.

THE MERGER

   This Information Statement/Prospectus is furnished to shareholders of Unico, Inc., a New Mexico corporation ("Unico"), in connection with a special meeting of shareholders of Unico to be held on ________________, at 4:00 pm., local time (the "Unico Meeting"). See "UNICO MEETING." This Information Statement/Prospectus is also being furnished to the shareholders of Chatfield Dean & Co., Inc., a Colorado corporation ("Chatfield"), in connection with a annual meeting of Chatfield shareholders to be held on ______, at 4:00 p.m., local time (the "Chatfield Meeting"). See "CHATFIELD MEETING."

   At each of the Unico Meeting and Chatfield Meeting, the shareholders of Unico and Chatfield will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 30, 1996 (the "Merger Agreement"), among Unico, Chatfield Acquisition Corp., a Colorado corporation wholly-owned by Unico ("Newco"), and Chatfield providing for the merger of Newco with and into Chatfield (the "Merger"). The Merger Agreement is attached hereto as an Appendix and is incorporated into this Information Statement/Prospectus. At the time of the Merger, Unico will change its name to Chatfield Dean Holdings, Inc. ("Chatfield Dean Holdings").

   Pursuant to the Merger Agreement, (1) Newco will merge with and into Chatfield in consideration of the issuance of certain capital stock of Unico in favor of Chatfield shareholders; (2) Newco will cease to exist and Chatfield will become a wholly-owned subsidiary of Chatfield Dean Holdings; (3) the current directors and executive officers of Unico and Newco will resign, except for Mr. William Hagler, the current President of Unico, who will remain a director of post-Merger Unico (which is referred to herein as "Chatfield Dean Holdings"); and (4) each of Unico and Chatfield will use its best efforts to have the directors designated by Chatfield elected to the Board of Directors of Chatfield Dean Holdings. At the effective time of the Merger, Newco shall be merged with and into Chatfield in accordance with the Colorado Business Corporation Act, whereupon the separate corporate existence of Newco shall cease (the "Effective Time"). Thereafter, Chatfield shall continue as the surviving corporation, and as a wholly-owned subsidiary of Chatfield Dean Holdings, under the laws of the State of Colorado (the "Surviving Corporation.").

   Specifically, the Merger Agreement contemplates the following:

   (A) Each holder of Unico common stock issued and outstanding immediately before the Effective Time will be entitled to receive three newly created Unico warrants (collectively, the "Unico Warrants") for each share of Unico common stock held:

          1. one Unico warrant evidencing the right to purchase .3 (three-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Three Year Warrant");

          2. one Unico warrant evidencing the right to purchase .4 (four-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Four Year Warrant"); and
          3. one Unico warrant evidencing the right to purchase .5 (five-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Five Year Warrant");

   (B) Each share of Chatfield common stock issued and outstanding at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield common stock surrendered;

   (C) Each share of Chatfield common stock issued and outstanding under Chatfield's employee stock bonus plan (the "Chatfield Plan Common Stock") at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield Plan Common Stock surrendered;

   (D) Each share of Chatfield Series A 7% Cumulative Preferred Stock (the "Chatfield Series A Stock") and each share of Chatfield Series B Preferred Stock (the "Chatfield Series B Stock") issued and outstanding at the Effective Time shall be exchanged for and converted into 2.66 shares of Unico Series A Preferred Stock (the "Unico Series A Stock") for each share of Chatfield Series A Stock or Chatfield Series B Stock surrendered. Each share of Unico Series A Stock shall thereafter be convertible into one and one-quarter (1.25) shares of Unico common stock for each share of Unico Series A Stock surrendered, PROVIDED, HOWEVER, that each holder of Unico Series A Stock issued and outstanding at the Effective Time who fails to surrender his or her Unico Series A Stock for conversion into Unico common stock within sixty (60) days following the Effective Time shall be entitled to receive, upon conversion, only one (1) share of Unico common stock for each share of Unico Series A Stock surrendered; and

   (E) All the shares of capital stock of Newco outstanding at the Effective Time shall be exchanged for and converted into one (1) share of common stock of the Surviving Corporation.

CHATFIELD: DESCRIPTION OF BUSINESS ACTIVITIES

   Chatfield is an integrated, full-service brokerage and investment banking firm. Chatfield acts as a broker-dealer with a national network of retail brokers, undertakes market making activities for The Nasdaq Stock Market, has research capabilities and provides complete capital raising services, as an underwriter and investment banker.

   Chatfield offers retail sales of diverse investment products and undertakes investment banking transactions (including public and private offerings, merger and acquisition services, and valuation and fairness opinions). Chatfield Dean Capital Corp., a Colorado corporation ("CDCC") and wholly-owned subsidiary of Chatfield, invests in merchant banking transactions developed by it or other sources, including Max Capital LLC, an entity headed and principally owned by a former director and officer of Chatfield. Chatfield Dean Insurance Corp., also a wholly-owned subsidiary of Chatfield, serves as agent for Chatfield in connection with the sales of life insurance products and annuities (acting both directly and through its own wholly-owned subsidiaries). Chatfield Real Estate, LLC provides real estate services to Chatfield and other subsidiaries in an effort to develop a fully functioning commercial real estate brokerage business. See "BUSINESS - Chatfield: Description of Business Activities."

PROPERTIES

   Chatfield's office leases comprise an aggregate of 87,243 square feet (including approximately 13,408 square feet leased in Stamford, Connecticut and Irvine, California, which offices have been closed) at an average rent of $15.63 per square foot under terms of varying length. The largest office is Chatfield's headquarters in Greenwood Village, Colorado, which covers 26,622 square feet at $11.72 per square foot under a lease which terminates on June 30, 1998. The earliest termination of an existing lease is in 1998 and the longest term ends in July 2001. Chatfield is currently negotiating a new lease for the space located in Greenwood Village. All leases are with unaffiliated third parties, and contain terms which resulted from arms-length negotiations.

MANAGEMENT OF CHATFIELD DEAN HOLDINGS: INTERESTS OF CERTAIN PERSONS IN MERGER

   Currently, assuming (i) full conversion of all the Chatfield Series A Stock and Chatfield Series B Stock into Unico Series A Stock and further conversion of such Unico Series A Stock into Unico common stock within 60 days of the Effective Time; (ii) satisfaction of the condition precedent to Merger that all Chatfield Series B warrants issued in connection with the Chatfield Series B Stock (the "Chatfield Warrants") be exercised prior to the Effective Time; (iii) exercise of the Debenture Warrants (as defined herein, see "THE MERGER - Resales of Chatfield Dean Holdings Common Stock and Registration Rights"); and (iv) exercise of the Compensation Options (as defined herein, see "THE MERGER - Resales of Chatfield Dean Holdings Common Stock and Registration Rights;" and "DESCRIPTION OF CHATFIELD DEAN HOLDINGS' CAPITAL STOCK - Compensation Options"), current directors and executive officers of Chatfield will own approximately ___ of the Chatfield Dean Holdings issued and outstanding common stock immediately after the Effective Time. If it is further assumed that the Unico Three Year Warrants, Unico Four Year Warrants and Unico Five Year Warrants are exercised, approximately ___ shares of Chatfield Dean Holdings common stock will be outstanding, of which ___ shares, representing approximately __% of the total, will be held by current Unico shareholders and of which __ shares, representing approximately ___ of the total, will be held by current Chatfield shareholders. Since the present majority shareholders of Chatfield will become the principal majority shareholders of Chatfield Dean Holdings, they will have considerable influence on the outcome of any vote for directors and will essentially control and direct the management and affairs of Chatfield Dean Holdings notwithstanding any disagreement of the other shareholders. See "PRINCIPAL SHAREHOLDERS OF CHATFIELD DEAN HOLDINGS."

REGULATION

   Chatfield is subject to overlapping schemes of federal and state regulation in connection with its broker-dealer and other activities. Chatfield is also subject to regulation by the Board of Governors of the Federal Reserve System which promulgates rules applicable to securities transactions involving extensions of credit. See "RISK FACTORS - Risks of the Securities Industry;" and "- Regulation of the Securities Industry."

CHATFIELD SHAREHOLDERS ENTITLED TO VOTE

   Approval by 66 2/3% of the outstanding shares of Chatfield common stock entitled to vote (including the vote of the Chatfield Series A Stock at a ratio of 3.33:1), 66 2/3% of the outstanding shares of Chatfield Series A Stock entitled to vote (voting as a class) and 66 2/3% of the outstanding shares of Chatfield Series B Stock entitled to vote (voting as a class), is required for Chatfield to approve the

Merger and the transactions contemplated thereby. 59% of such Chatfield common stock vote (including the vote of the holders of Chatfield Series A Stock at a ratio of 3.33:1 and the vote of the holders of Chatfield Plan Common Stock) is held by directors and executive officers of Chatfield, 0% of such Chatfield Series A Stock vote is held by directors and executive officer of Chatfield, and 63% of such Chatfield Series B Stock vote is held by directors and executive officers of Chatfield.

UNICO: DESCRIPTION OF BUSINESS ACTIVITIES

   BUSINESS SEGMENTS

   Currently, Unico is engaged in four separate lines of business which are conducted by Unico directly (natural gas production, more fully described below), and through two wholly-owned operating subsidiaries - Intermountain Chemical, Inc. ("IC"), which manages and operates a methanol production facility owned by others, and Intermountain Refining Co., Inc. ("IRC"), which owns and operates a petroleum refinery and co-generation facility. A third non-operating subsidiary, Gas Technology Group, Inc. ("GTI"), owns certain limited partnership interests in the methanol production facility which is managed and operated by IC.

   Unico's natural gas production operations consists of mineral lease interests in and operation of 20 producing natural gas wells located on 11,568 gross acres in the Hugoton basin in Western Kansas (the "Kansas Gas Properties"). As of February 29, 1996, proven developed reserves were estimated to be 2.6 billion cubic feet net to Unico's interest. The Kansas Gas Properties will continue as an active business of Chatfield Dean Holdings at the Effective Time.

   SPIN-OFFS

   As a condition precedent to the Merger, Unico will distribute pro rata to its shareholders all the shares of capital stock of each of IC (after consolidation with GTI) and IRC. There will be no public market for the shares of either IC or IRC immediately after the Spin-Offs become effective. While management of each entity may consider establishing such a market in the future in compliance with federal securities laws, no assurance can be made that any public market will be established for the shares of IC or IRC. See "RISK FACTORS - No Public Market for IC and IRC Shares;" and "BUSINESS - Unico: Description of Business Activities - IC and GTI; Operation and Management of Methanol Production Facility."

EMPLOYEES

   Unico, its subsidiaries and affiliates currently have 21 full time employees and 1 part time employee, including officers. While it is anticipated that none of these employees will remain as employees of Chatfield Dean Holdings, Mr. William Hagler, in his capacity as director of Chatfield Dean Holdings, will assist in the management of the Kansas Gas Properties. See "MERGER - Background of the Merger;" and "BUSINESS - Natural Gas Production; the Kansas Gas Properties."

PROPERTIES

   Except for the Kansas Gas Properties which operate on leases held by production and the SCCLP methanol production facility, all properties used by Unico and its subsidiaries in the conduct of its business are owned in fee. Unico also owns outright a 7,000 square foot office building in Farmington, New Mexico.

UNICO SHAREHOLDERS ENTITLED TO VOTE

   Approval by 66 2/3% of the outstanding shares of Unico common stock entitled to vote is required for Unico to approve the Merger and the transactions contemplated thereby. Approximately 44% of such vote is held by directors and executive officers of Unico. For a discussion of the tax consequences of the Merger transactions, see "THE MERGER - Certain Federal Income Tax Consideration."

SPECIAL MEETING OF THE UNICO SHAREHOLDERS

   The Unico Meeting will be held at 4:00 p.m., local time, on _________, at Unico's corporate offices at 1921 Bloomfield Boulevard, Farmington, New Mexico,
(505) 326-2668. At the Unico Meeting, the shareholders of Unico will be asked to consider and vote upon a proposal to approve the Merger Agreement. In addition to approval of the Merger, such shareholders will be asked to: (A) adopt Amended and Restated Articles of Incorporation (1) changing the name of Unico to "Chatfield Dean Holdings, Inc.;" (2) increasing the number of authorized shares of Unico common stock from 2,500,000 to 20,000,000 and increasing the number of authorized preferred shares from 8,000,000 preferred to 20,000,000 preferred shares (to include the Unico Series A Stock); and (3) authorizing the Unico Three Year Warrants, Unico Four Year Warrants and Unico Five Year Warrants; (B) adopt an employee stock bonus plan in form and substance similar to Chatfield's existing employee stock bonus plan; (C) approve the spin-off by Unico of its subsidiary Intermountain Refining Co. Inc. ("IRC") by pro rata distribution to current Unico shareholders; (D) approve the creation of an employee incentive plan ("EIP") with a minimum of 1,000,000 shares of Unico (post-Merger, Chatfield Dean Holdings) common stock reserved for issuance to certain employees of Chatfield Dean Holdings and its subsidiaries, with such plan to take the form and substance determined by Chatfield Dean Holdings' Board of Directors, or a compensation committee designated thereby, effective promptly after consummation of the Merger; and (E) transact such other business as may properly come before the Unico Meeting or any adjournment thereof.

   As of the Record Date, Mr. William Hagler, Unico's President, held 428,811 shares of Unico common stock (assuming exercise of all warrants), representing approximately 43% of the outstanding Unico common stock. Mr. Hagler intends to vote all of the shares held by him for approval of the proposed Merger.

   THE BOARD OF DIRECTORS OF UNICO HAS APPROVED THE PROPOSED MERGER, BELIEVES IT TO BE IN THE BEST INTEREST OF UNICO AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF IT AND OTHER MATTERS PRESENTED AT THE UNICO MEETING.

ANNUAL MEETING OF THE CHATFIELD SHAREHOLDERS

   The Chatfield Meeting will be held on ____________________, at 4:00 p.m., local time, at Chatfield's corporate offices at 7935 East Prentice Avenue, Suite 200, Colorado Village, Colorado, (303) 740-0006. At the Chatfield Meeting, the shareholders of Chatfield will be asked to consider and vote upon a proposal to approve the Merger Agreement. In addition to approval of the Merger, such shareholders will be asked to: (A) elect Messrs. Sanford Greenberg, Robert Lemon, Richard O'Donnell, Scott Carothers, Kenneth Greenberg and Barry Cheren as directors of Chatfield, with Mr. Scott Carothers representing holders of the Chatfield Series A Stock; (B) approve the appointment of Spicer, Jeffries & Co. as Chatfield's independent certified accountants; and (C) transact such other business as may properly come before the Chatfield Meeting or any adjournment thereof.

   THE BOARD OF DIRECTORS OF CHATFIELD HAS APPROVED THE PROPOSED MERGER, BELIEVES IT TO BE IN THE BEST INTEREST OF CHATFIELD AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF IT AND OTHER MATTERS PRESENTED AT THE CHATFIELD MEETING.

DISSENTERS' RIGHTS

   Holders of Unico common stock as of the record date of the Unico Meeting are entitled to dissenters' rights under Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act (the "NMBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus.
Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Unico shareholder must, INTER ALIA, (i) deliver to Unico before the vote at the Unico Meeting a written objection to the Merger and within at least ten days after the date the vote was taken make written demand on the corporation for payment for his shares of Unico common stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and (iii) comply with the provisions set forth in the NMBCAct following the Unico Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights."

   Holders of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock, as of the record date of the Chatfield Meeting, are entitled to dissenters' rights under Sections 73-113-101 ET. SEQ. of the Colorado Business Corporation Act (the "CoBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Chatfield shareholder must, INTER ALIA, (i) deliver to Chatfield before the vote at the Chatfield Meeting a written notice of his intent to demand payment for his shares; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and
(iii) comply with the provisions set forth in the CoBCAct following the Chatfield Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights."

TAX CONSEQUENCES

THE FOLLOWING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH UNICO SHAREHOLDER AND EACH CHATFIELD SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN APPLICABLE TAX LAWS.

   DISTRIBUTION OF THE STOCK OF IRC AND IC. No gain or loss will be recognized by (or includible in the income of) shareholders of Unico upon receipt of IC Stock or IRC Stock pursuant to the Spin-Offs. Such shareholders will apportion the basis of their Unico shares (before the Spin-
Offs) among the IRC Stock received, the IC Stock received, and the shares of Unico stock retained, in proportion to their relative fair market values. The holding period for IRC Stock and IC Stock received will include the holding period for the shares of Unico stock retained, provided that the shares of Unico stock were held as a capital asset on the date of the distribution.

   In the event that the Spin-Offs are consummated and subsequently were determined not to qualify for tax-free treatment, Unico would recognize gain equal to the excess of the fair market value of the IRC Stock and the IC Stock distributed to Unico shareholders over Unico's basis in the shares of IC and IRC immediately before the distribution. In addition, if the Spin-Offs fail to qualify for tax-free treatment, each Unico shareholder who received shares of IC Stock and IRC Stock would be generally treated as if it had received a taxable distribution in an amount equal to the fair market value on the date of the distribution of the IRC Stock and the IC Stock it received. See "THE MERGER - Certain Federal Income Tax Consequences - The Spin-Offs."

   THE MERGER. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by Unico, Chatfield or Newco as a result of the Merger. No rulings have been or will be requested from the Internal Revenue Service ("IRS") that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), nor is the receipt of such a ruling a condition to the obligations of Unico, Chatfield or Newco to consummate the Merger. Unico will receive an opinion of counsel to the effect that the Merger will be treated as a reorganization under Section 368(a), but this opinion is not binding on the IRS, and no assurance can be given that the IRS or a court considering the issues will not take a contrary view.

   If the Merger fails to qualify as a tax-free reorganization, each Chatfield shareholder who receives shares of Unico common stock or Unico Series A Stock in exchange for Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock or Chatfield Series B Stock (collectively, the "Chatfield Stock") would recognize gain or loss equal in amount to the difference between the fair market value of the Unico stock received and the shareholder's basis in the shares of Chatfield Stock surrendered. Any such gain or loss would be capital gain or loss, assuming that the Chatfield Stock is held as a capital asset, and would be long-term capital gain or loss if the Chatfield Stock has been held for more than one year. The holding period for the Unico Stock received would begin on the day after the Effective Time. "THE MERGER - Certain Federal Income Tax Consequences - The Merger."

ACCOUNTING TREATMENT


   It is intended that the Merger qualify for "reverse purchase accounting" whereby Unico is deemed to be purchased by Chatfield and the historical financial statements of Chatfield become the historical financial statements of Unico.

                       CHATFIELD'S SUMMARY FINANCIAL DATA
                          STATEMENT OF OPERATIONS DATA
                                   (IN $000'S)

                                    (AUDITED)


                                                       Quarter Ended


                      9/30/96    6/30/96    3/31/96   12/31/95   9/30/95    6/30/95    3/31/95   12/31/94
                    --------------------------------------------------------------------------------------
 Total Revenues
                       $5,163     $7,891     $6,317     $5,537   $10,592     $7,548     $6,826     $6,430
 Total Expenses        $7,353     $8,123     $7,378     $6,169   $11,197     $7,704     $7,245     $6,505

 Net loss            ($2,190)     ($232)   ($1,061)     ($632)    ($605)     ($156)     ($419)      ($75)
 Net loss per         ($0.48)    ($0.05)    ($0.23)    ($0.14)   ($0.35)    ($0.09)    ($0.25)    ($0.04)
 common   share


                               BALANCE SHEET DATA
                                   (IN $000'S)
                                    (AUDITED)
                            Year ended September 30,

                                  1996      1995      1994       1993      1992
                              --------------------------------------------------
 Total assets                   $5,077    $3,947    $4,503     $9,129    $8,314

 Total liabilities              $2,486    $3,066    $2,438     $6,144    $4,613


 (excluding subordinated
 debt)

 Subordinated debt              $1,100      $350    $1,100         $0        $0

 Total shareholders' equity     $1,491      $531      $965     $2,985    $3,701

 Cash dividends declared          $111        $0        $0         $0        $0


_______

Due to the spin-off of substantially all assets by Unico, summary financial data of Unico is not material with respect to the Merger. Thus, this information is not included, so as not to confuse potential investors.

                                  RISK FACTORS

   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS INHERENT IN AND AFFECTING THE BUSINESSES OF CHATFIELD AND UNICO AND THE SECURITIES OFFERED PURSUANT TO THE MERGER BEFORE MAKING AN INVESTMENT DECISION. SOME OF THESE RISKS ARE DESCRIBED IN SUMMARY FORM BELOW. INVESTORS SHOULD READ THE SECTION OR SECTIONS OF THIS INFORMATION STATEMENT/PROSPECTUS CROSS-REFERENCED BELOW FOR A MORE COMPLETE DISCUSSION OF CERTAIN OF THESE RISKS.

OPERATING LOSSES

   Chatfield Dean & Co., Inc. ("Chatfield," and after consummation of the Merger sometimes also referred to herein as the "Surviving Corporation") has experienced net losses, after tax, in each of its last five fiscal years. See "SUMMARY - Chatfield's Summary Financial Data;" and "CHATFIELD SELECTED FINANCIAL DATA." For the fiscal year ended September 30, 1996, Chatfield incurred losses of approximately $4,100,000. In connection with such losses, Chatfield required and obtained capital infusions aggregating $6,000,000 during the first four months of its fiscal year. Chatfield sold preferred stock raising approximately $5,000,000 and borrowed $1,000,000 from Hanifen Imhoff Clearing Corp. under a subordinated loan agreement. Chatfield has used these capital infusions to fund its working capital and continued operating losses. There can be no assurance that Chatfield's operating losses will not continue.

SOURCES OF WORKING CAPITAL; POTENTIAL NEED FOR ADDITIONAL CAPITAL

   To date, each of Unico and Chatfield have financed their respective working capital requirements principally through cash flow from operations, capital infusions and other borrowings. Continued operations and any future expansion will depend on the working capital resources available to Chatfield Dean Holdings. In the event Chatfield Dean Holdings requires substantial additional financing, such financing may not be available or may be available on unfavorable terms. Availability of such financing may be obtained from a combination of funding sources that may include borrowings from financing institutions, joint venture partnerships, merchant and investment banking revenues, and additional offerings of Chatfield Dean Holdings' capital stock, and may depend on market conditions, profitability, trading activities, credit ratings and the overall availability of credit to the securities and natural gas industries. Terms of any such financing may restrict the ability of Chatfield Dean Holdings to pay dividends or make distributions and limit the ability of its shareholders to participate in a distribution of assets upon any liquidation or reorganization. There can be no assurance that capital will be available from any source or that, if available, it will be on favorable terms. See "UNICO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION;" and "CHATFIELD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION."

IMPACT OF TERMINATION OF JOHN HANCOCK MUTUAL FUNDS SELLING AGREEMENT

   Since 1991, Chatfield sold approximately $200 million of investments in the John Hancock family of mutual funds, which accounted for most of Chatfield's mutual fund sales. Effective October 6, 1995, John Hancock Funds, Inc. ("John Hancock") terminated Chatfield's selling agreement and its ability to sell John Hancock funds or obtain information necessary to satisfactorily service customer investments in those funds. Chatfield sued John Hancock with respect to such termination, and accepted a settlement of $850,000. John Hancock's actions, however, have caused and may continue to cause damage to

Chatfield's reputation and its ability to generate similar revenues from the sales of approximately 70 other mutual fund families with whom it maintains selling agreements. If Chatfield cannot obtain similar revenues from sales of other mutual funds, overcome the damage to its relationship with its customers and avoid the loss of account executives and customers, Chatfield's business may continue to be adversely affected. See "CHATFIELD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

CONTROL OF CHATFIELD DEAN HOLDINGS

   Upon consummation of the Merger, Unico's present Board of Directors will resign, except for Mr. William Hagler, and each of Unico and Chatfield will use its best efforts to elect the additional directors nominated by Chatfield to the Board of Directors of Chatfield Dean Holdings.

   After the Merger, current holders of Chatfield capital stock will own approximately __% of the issued and outstanding capital stock of Chatfield Dean Holdings. Current Chatfield holders will therefore have considerable influence and controls regarding the outcome of any vote for directors and will essentially control and direct the management and affairs of Chatfield Dean Holdings notwithstanding any disagreement of the other shareholders. See "PRINCIPAL SHAREHOLDERS AFTER THE MERGER."

RISKS OF THE SECURITIES INDUSTRY

   Pursuant to the Merger, the present business of Chatfield will represent a vast majority of the business of Chatfield Dean Holdings. Accordingly, the prospects of Chatfield Dean Holdings' future success may depend primarily on the future performance of Chatfield's present business. Chatfield Dean Holdings will become subject to all the risks inherent in securities operations, including fierce competition and numerous factors beyond the control of Chatfield, among them foreign and domestic political and economic conditions, public perception of trends in the general economy and specific industries, interest rates, governmental legislation and regulations, tax laws and currency fluctuations. Although management of Unico has endeavored to identify and evaluate the risks inherent in Chatfield and the financial services business generally, there can be no assurance that such risks have been properly evaluated or that management of Chatfield Dean Holdings will be able to properly manage such risks in the future.

COMPETITION IN THE SECURITIES INDUSTRY

   Chatfield encounters significant competition in all aspects of its business, and has many competitors with much greater resources and more established operating histories. In addition to competition from securities firms, Chatfield expects increased challenges from commercial banks, insurance companies and other financial institutions which may be relieved of legislative and regulatory restrictions on engaging in the securities business. Those entities may also possess much larger existing client bases allowing easier entry into the market. The principal factors affecting Chatfield's ability to compete include the quality and continuity of its account executives and professional staff, reputation, client relationships, and availability of capital. Large turnover of account executives is endemic to the industry, and competitors with greater resources may lure away the most productive of these employees before Chatfield realizes a return on its investment in them. While Chatfield attempts to limit such losses by restrictive covenants, employee incentives and a generally effective working environment, there can be no assurance that material employee turnover will be prevented.

REGULATION OF THE SECURITIES INDUSTRY

   Chatfield's business, and the securities industry in general, is subject to extensive regulation at both the federal and state levels, as well as by self-regulatory organizations ("SRO's") and various declarations of the Board of Governors of the Federal Reserve System which promulgates regulations applicable to securities credit transactions. The regulations and directives of such authorities are complex and, if violated, may carry severe penalties. Chatfield is governed principally by the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers, Inc. ("NASD"), an SRO, and state authorities which independently regulate broker-dealers. Responding to investigations and allegations is time-consuming and expensive, and can adversely affect productivity and morale. Violation of laws and regulations can result in penalties ranging from censure to the loss of a required license.
Even if a broker-dealer succeeds in disproving allegations, the cost of defending against the charges and the damage to its reputation may materially impair its operations and revenues. See "BUSINESS - Previous Regulatory Proceedings and Related Matters".

   The SEC and NASD have enacted and/or recently proposed rules addressing order flow which are designed to benefit individual investors in the purchase and sale of securities. If adopted, these rules may increase the burden on Chatfield's account executives and its compliance department and may result in decreased commissions on certain transactions. Chatfield cannot predict the nature or substance of future laws or regulations, compliance or responses to regulatory requests which may require additional expense, limit sales or other activities or otherwise adversely affect Chatfield's business and revenues.

   Each of the SEC and NASD also have net capital rules to which Chatfield is, and the Surviving Corporation will be, subject. These rules, which specify minimum net capital requirements for registered broker-dealers and NASD members, are designed to assure that broker-dealers maintain adequate capital and have the effect of requiring that at least a substantial portion of their assets are kept in cash or highly liquid investments. Compliance with such requirements may limit operations of Chatfield that require the intensive use of capital, such as underwriting, trading activities and merchant banking activities.

CHATFIELD'S CUSTOMER LITIGATION AND GENERAL CLAIMS

   Many aspects of Chatfield's business involve substantial risks of liability. The incidence of litigation in the securities industry has increased markedly in the past decade, and Chatfield is subject to significant liability in its securities activities, including class actions. Because securities investment is inherently risky and disappointment in investment results is common, Chatfield, like all other brokerage firms, receives complaints from and claims by customers. Many of those claims are resolved by agreement, but others must be adjudicated, usually in arbitration proceedings, with the associated cost and risk of loss. The availability to claimants of quick and relatively inexpensive arbitration proceedings increases the risk of such litigation.

   Chatfield is presently in litigation with respect to a claim being brought by former employees regarding alleged past-due wages. In the view of Chatfield management, the claims brought by such former employees are nearly identical to claims made against Chatfield by other disgruntled former employees, which claims have been dismissed judicially. See "BUSINESS - Department of Labor Matters."

   In 1996, Chatfield settled in principle with the Florida Department of Banking and Finance, Division of Securities and Investor Protection, pursuant to which the State of Florida claimed that Chatfield engaged in, and certain of its officers and employees failed to prevent, excessive mark-ups and illegal crosstrades. There can be no assurance that the settlement agreed to in principle will be finalized by the State of Florida. In addition, there can be no assurance that any other state will not in the future make similar allegations against Chatfield Dean Holdings or the Surviving Corporation. See "BUSINESS - State of Florida Administrative Proceeding."

SEC AND NASD MATTERS

   In 1990, Chatfield expanded its operations significantly by taking over several offices and hiring numerous employees of another securities firm. The SEC and the NASD both alleged that after being hired by Chatfield, certain of these employees engaged in improper sales activities and that certain of Chatfield's officers had failed to supervise those employees properly. Investigations and charges by the SEC and NASD resulted in settlements pursuant to which Chatfield paid an aggregate of approximately $3,500,000 and several of Chatfield's principal employees, including Mr. Sanford Greenberg, its current chief executive officer, and Mr. Robert Lemon, its current president, consented to and served suspensions.

   In addition, District 3 of the NASD accepted an Acceptance, Waiver and Consent dated June 17, 1996 ("AWC") offered by Chatfield relating to net capital violations asserted against Chatfield for November and December 1994 and May through November 1995 when Chatfield was alleged to have failed to maintain various net capital requirements, ranging from approximately $34,500 to $600,000 (with a median value of $168,000). Chatfield paid a fine of $25,000 with respect to the AWC and its financial principal, Mr. Scott Carothers, served a 10 day suspension and was required to requalify as a financial and operations principal. See "BUSINESS - Chatfield's Customer Litigation and General Claims;" and " - NASD Capital Matters."

   Those settlements and suspensions and the legal fees related thereto have had a materially adverse impact on Chatfield's revenues, operations and profitability. In each of fiscal years 1992, 1993, 1994 and 1995, Chatfield paid $678,000, $3,128,000, $1,790,000 and $262,000, respectively, in settlement fees. Settlement payments significantly reduced Chatfield's profits and contributed to its significant net losses. See "CHATFIELD'S SELECTED FINANCIAL DATA." During fiscal years 1994 and 1995, the suspension of key personnel had a materially adverse impact on Chatfield's revenues and profitability. Adverse publicity from these penalties and suspensions continues to have a detrimental impact on Chatfield.

   Although Chatfield's enhanced compliance procedures, including the retention in early 1992 through mid-1996 of the law firm of Baker & McKenzie as a compliance consultant, should reduce the likelihood of future regulatory problems, there can be no assurance that future investigations or charges will not occur. The prior proceedings may make Chatfield (and Chatfield Dean Holdings) more susceptible to scrutiny by the SEC, state regulators, NASD and other SRO's, which may increase the possibility of future proceedings. The cost of assuring continuing compliance is significant.

PENDING SEC INVESTIGATION

   In early 1995, the SEC issued a formal order of private investigation concerning possible regulatory violations by Chatfield and two of its principals, Messrs. Sanford Greenberg and Robert Lemon. Chatfield believes that this order was prompted by the SEC's receipt of an anonymous letter from a disgruntled former employee. Chatfield vigorously disputes that any violations occurred, and has learned the identity of the complainant and obtained admissions from him that he had no factual basis or information to support the allegations. Nonetheless, the investigation has not been terminated. There can be no assurance that formal proceedings will not be commenced or be resolved favorably to Chatfield and its management, or that the cost of defense and damage to Chatfield's reputation will not be material.

CHATFIELD'S INVESTMENT BANKING, UNDERWRITING AND TRADING BUSINESS

   Many aspects of Chatfield's business, including underwriting activities, involve substantial risks of liability. In recent years, there has been an increasing amount of litigation involving the securities industry, including class actions that generally seek substantial damages. Because Chatfield may be engaged in the underwriting and distribution of securities, it risks exposure to substantial liability under federal and state securities laws.

   In addition, Chatfield's securities trading and market-making activities are conducted, in part, by Chatfield as a principal, and subject Chatfield's capital to significant market, credit and liquidity risks. Chatfield's investment in securities is subject to the same risks as those incurred by any private or institutional investor. Chatfield may purchase, sell or short-sell securities as a principal in markets that may be susceptible to rapid fluctuations in price. In addition, the SEC and NASD have adopted regulations and are considering others which may significantly limit the ability of broker-dealers to profit from trading in securities for which they also act as agent for their customers and which regulate order flow in such transactions. These restrictions may have a materially adverse impact on Chatfield's ability to profit from trading for its own account.

CHATFIELD'S MERCHANT BANKING ACTIVITIES

   Chatfield has committed significant resources to its merchant banking activities in which investments are made through Chatfield Dean Capital Corp. ("CDCC") directly in the securities of issuers which are considered to have potential for growth, for future public offerings or for future sale. CDCC may initially invest all or substantially all of Chatfield's funds allocated to merchant banking in a limited number of investment vehicles. As a result, it may require infusions of capital from revenues generated internally, or from capital markets fundings or from other borrowings to continue or expand its investing activities. The ability to obtain such funds will be limited by net capital requirements and the impact of market conditions, pending investigations, proceedings and other factors beyond its control. If necessary, Chatfield may seek to obtain more funds to diversify its risks by selling all or part of the securities purchased in a particular investment vehicle, or by selling shares in the merchant banking subsidiary which would dilute Chatfield's ownership. If Chatfield is unable or unwilling to transfer funds to its merchant banking subsidiary and such entity is unable to obtain funds from other sources, investment activities may be significantly curtailed. However, if the need arises for the merchant banking entity to curtail its investment activities, Chatfield itself may continue to pursue merchant banking business, negotiate and guide those transactions and obtain fees for such services.

   In addition, from time to time, Chatfield, directly or through CDCC, may invest in merchant banking transactions originated by Max Capital LLC, an entity headed and principally owned by Mr. Russell Greenberg, a former director and officer of Chatfield. While Chatfield management intends to conduct certain due diligence with respect to such transactions originated by Max Capital LLC, to the extent that it does invest in such transactions, there can be no assurance that they will prove to be financially sound or profitable.

   Certain of Chatfield's officers may invest personally in merchant banking transactions notwithstanding the decision of Chatfield or CDCC with respect to investment. In addition, certain officers of Chatfield and of CDCC may currently serve, or may serve in the future, as directors of certain of their corporate clients. Those transactions may create conflicts of interest between or among Chatfield, its officers and its clients. See "- Conflicts of Interest."

   To date, Chatfield has closed four merchant banking transactions.
Although its expertise in other areas of the securities industry will be applied to Chatfield's merchant banking activities and although certain of its officers from time to time may have merchant banking experience from prior employment, its merchant banking activities should be considered to have the same risks and limited operating history as any new enterprise. There is no assurance that the cash available to Chatfield upon completion of the Merger will be sufficient to fully develop any of the merchant banking prospects that may be identified.

SALES OF INSURANCE AND ANNUITY PRODUCTS

   Chatfield Dean Insurance Corp., also a wholly-owned subsidiary of Chatfield, serves as agent for Chatfield in connection with the sales of life insurance products and annuities (acting both directly and through its own wholly-owned subsidiaries). Chatfield's marketing of insurance and annuity products is subject to substantial risk, including a lack of expertise by Chatfield, complete dependence on management, inability to obtain qualified, licensed sales personnel, unavailability of competitive insurance products, competition from established, larger firms, inability to obtain customers by telephone sales in a field which stresses personal contact, and loyalty of existing prospective customers to the company of their current insurance agents. At this time, Chatfield's insurance operations constitute a growing, but not yet material, consideration for an investment in Chatfield Dean Holdings, although there can be no assurance regarding the scope of Chatfield Dean Holdings' future exposure to insurance industry risks.

REAL ESTATE

   Chatfield Real Estate, LLC ("Chatfield Realty") was established in 1995, expects to have one employee in the short term, and has neither an operating history nor a specific business plan. Very limited funding is intended to be applied to its activities. Chatfield Realty will be dependent on the efforts of its employee and on referrals from Chatfield for its business. No assurance can be given that this subsidiary will provide any revenues to Chatfield. At this time, Chatfield's real estate operations should not constitute a material consideration for an investment in Chatfield Dean Holdings.

AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK

   Pursuant to the Merger, the shareholders of Unico will be asked to authorize 20,000,000 shares of preferred stock, with such designations, rights and preferences as may be determined from time to time by Unico's (post-Merger, Chatfield Dean Holdings') Board of Directors, with such preferred stock to include the Unico Series A Stock. Accordingly, the Board of Directors will be empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Chatfield Dean Holdings common stock. The rights of the Unico
Series A Stock have already been designated pursuant to the Merger terms and upon issuance will grant to the holders of only the Unico Series A Stock rights and preferences over the Unico common stock (to become Chatfield Dean Holdings common stock upon consummation of the Merger). In the event of issuance of additional classes of preferred stock, such stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control which could have the effect of discouraging bids for Chatfield Dean Holdings and thereby preventing shareholders from receiving the maximum value for their shares. Although, no present intention exists to issue any shares of preferred stock other than the Unico Series A Stock, there can be no assurance that Chatfield Dean Holdings will not do so in the future. See "DESCRIPTION OF CHATFIELD DEAN HOLDINGS' CAPITAL STOCK."

NO OPINION OF FINANCIAL ADVISOR

   Although the Boards of Directors of both Unico and Chatfield believe the Merger to be in the best interest of their respective shareholders and recommend the approval thereof, neither Board has engaged a financial advisor to evaluate the Merger terms or to determine if such terms are fair to their respective shareholders from a financial point of view. Both the Unico and Chatfield Boards of Directors believe that each shareholder should individually review the Merger terms and consult with his, her or its respective advisers to evaluate the Merger from such shareholder's personal vantage point. Facts and conditions existing as of the date of this Information Statement/Prospectus may change prior to the Effective Time of the Merger and there can be no assurance that the Merger will be favorable to any or all shareholders of Unico or Chatfield from a financial point of view.

UNCERTAINTY OF PUBLIC MARKET FOR THE CHATFIELD DEAN HOLDINGS COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

   The Unico common stock is presently traded on The Nasdaq Stock Market (Small
Cap) ("Nasdaq"). Although it is a condition to Closing that Chatfield Dean Holdings apply for and obtain a listing on Nasdaq, there can be no assurance that Chatfield Dean Holdings' common stock will continue to be listed in accordance with Nasdaq rules, or that if such stock remains listed, that an active trading market will be sustained or be liquid. The trading price of the Chatfield Dean Holdings common stock could be subject to wide fluctuations in response to factors such as quarterly or cyclical variations in financial results and future announcements affecting the securities industry generally.

NO PUBLIC MARKET FOR IC AND IRC SHARES

   While management of each of IC (after consolidation with GTI) and IRC may consider establishing a public market in compliance with the federal securities laws for the respective shares of each entity in the future, no assurance can be made that any public market will be established.

DILUTION OF VOTING POWER; POTENTIAL ADVERSE IMPACT OF FUTURE SALES OF CHATFIELD DEAN HOLDINGS COMMON STOCK

   Upon consummation of the Merger, based on the number of outstanding shares of Unico common stock as of November 14, 1996, and assuming (i) full conversion of all the Chatfield Series A Stock and Chatfield Series B Stock into Unico Series A Stock and further conversion of such Unico Series A Stock into Unico common stock within 60 days of the Effective Time; (ii) satisfaction of the condition precedent to Merger that all Chatfield Series B warrants issued in connection with the Chatfield Series B Stock (the "Chatfield Warrants") be exercised prior to the Effective Time; (iii) exercise of the Debenture Warrants (as defined herein, see "THE MERGER - Resales of Chatfield Dean Holdings Common Stock and Registration Rights"); and (iv) exercise of the Compensation Options (as defined herein, see "THE MERGER - Resales of Chatfield Dean Holdings Common Stock and Registration Rights"; and "DESCRIPTION OF CHATFIELD DEAN HOLDINGS' CAPITAL STOCK
- Compensation Options"),
approximately _________ shares of Chatfield Dean Holdings common stock will be outstanding, of which _________ shares, representing approximately __% of the total, will be held by current Unico shareholders and of which _________ shares, representing approximately __% of the total, will be held by current Chatfield shareholders. If it is further assumed that the Unico Three Year Warrants, Unico Four Year Warrants and Unico Five Year Warrants are exercised, approximately _____ shares of Chatfield Dean Holdings common stock will be outstanding, of which ___ shares, representing approximately __% of the total, will be held by current Unico shareholders and of which __ shares representing approximately ___ of the total will be held by current Chatfield shareholders.

   The shares of Chatfield capital stock that are outstanding prior to the consummation of the Merger shall be, after consummation of the Merger and after full conversion into shares of Unico common stock (which will become shares of Chatfield Dean Holdings common stock after the Merger), freely tradeable without restriction under the Securities Act, unless such shares are received by persons who are "affiliates" of Unico or Chatfield as defined in the Securities Act of 1933. Additional shares of Chatfield Dean Holdings common stock issuable upon
(i) exercise of options to purchase shares of common stock; (ii) exercise of the Unico Warrants, Debenture Warrants and Compensation Options; and (iii) conversion of the Unico Series A Stock, may also become available for sale in the public market from time to time in the future. Sales or the potential for sales of substantial amounts of Chatfield Dean Holdings common stock in the public market could adversely affect the market price of such common stock and adversely affect Chatfield Dean Holdings' ability to raise additional capital in the capital markets at a favorable price.

INDEMNIFICATION FOR CHATFIELD AND UNICO BOARD MEMBERS

   Unico's bylaws and the New Mexico Business Corporation Act and Chatfield's bylaws and the Colorado Business Corporation Act provide for indemnification of officers and directors if certain claims are made against them in their corporate capacity. It is intended that the officers and directors of Chatfield Dean Holdings and of the Surviving Corporation, and officers and directors of their respective affiliates and subsidiaries may also be provided similar indemnification. Such indemnification may be required, subject to state law provisions imposing director liability despite indemnification, even if damage is caused to Chatfield Dean Holdings or the Surviving Corporation by the actions of such indemnified officers or directors.

PAYMENT OF DIVIDENDS AND LIQUIDATION RIGHTS FOR CHATFIELD DEAN HOLDINGS

   Dividends will be paid on the shares of issued and outstanding Chatfield Dean Holdings capital stock only if profits are sufficient to make such dividend payments and only if Chatfield Dean Holdings' revenues and earnings, if any, capital requirements and general financial condition so permit. No dividends shall be paid with respect to the Chatfield Dean Holdings common stock unless all required dividends on the Unico Series A Stock not converted into Chatfield Dean Holdings common stock have been paid. The decision to pay dividends will be subject to the discretion of the Chatfield Dean
Holdings Board of Directors although it is anticipated that no dividends will be paid in the near future. In addition, net capital requirements of the SEC and rules of the NASD and the various states could restrict Chatfield Dean Holdings' ability to pay dividends. Although dividends on the outstanding Unico Series A Stock will accumulate if not paid, Chatfield Dean Holdings' obligation is unsecured, and general creditors of Chatfield Dean Holdings will have priority over the owners of Unico Series A Stock and other
Chatfield Dean Holding Capital Stock entitled to dividends. Owners of the Unico Series A Stock will not be afforded any additional right to limit corporate action while dividends remain accrued but unpaid. Upon liquidation of Chatfield Dean Holdings, creditors of Chatfield Dean Holdings will be preferred over owners of Unico Series A Stock and other Chatfield Dean Holdings capital stock with respect to distributions. See "DESCRIPTION OF CHATFIELD DEAN HOLDINGS CAPITAL STOCK."

CONFLICTS OF INTEREST

   Certain of Unico's, Chatfield's, and, after consummation of the Merger, Chatfield Dean Holdings,' officers and directors, in their individual capacities, are or may become officers, directors, controlling shareholders and/or partners of other entities involved in businesses similar to those in which Unico presently, and Chatfield Dean Holdings in the future, will, be engaged. In addition, such entities may in the future enter into transactions with Chatfield Dean Holdings or the Surviving Corporation.
Thus, there exists potential for conflicts of interest between Unico, Chatfield Dean Holdings, or the Surviving Corporation on the one hand, and an officer, director and/or controlling stockholder of an entity which any such person controls, on the other hand.

   Currently, certain directors and executive officers of both Unico and Chatfield also hold positions, and in the future may hold additional positions, as directors of unaffiliated corporations, and will continue to so act after consummation of the Merger. Although the management of each of Chatfield Dean Holdings and the Surviving Corporation intends to spend a substantial portion of its post-Merger business time managing the affairs of Chatfield Dean Holdings and the Surviving Corporation, respectively, there may be a conflict of interest in the apportionment of management time between the business matters of Chatfield Dean Holdings and the Surviving Corporation, and any other positions they hold. Post-Merger transactions with related parties will be subject to the approval of the Board of Directors of Chatfield Dean Holdings and the Surviving Corporation, and will be further subject to common law "corporate opportunity" doctrines. The Board of each of Chatfield Dean Holdings and the Surviving Corporation expects to adopt policies limiting the ability of officers and directors to assume corporate opportunities for themselves without first offering such opportunities to both Chatfield Dean Holdings and the Surviving Corporation. There can be no assurance that such potential conflicts will not have an adverse effect on Chatfield Dean Holdings or the Surviving Corporation. See "MANAGEMENT OF CHATFIELD"; and "MANAGEMENT OF UNICO."

CHATFIELD DEAN HOLDINGS' DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL

   The success of Chatfield Dean Holdings will depend to a significant extent upon the performance of its management. In particular, the success of Chatfield is dependent upon the retention and performance of certain key personnel: Mr. Sanford Greenberg, Chief Executive Officer; Mr. Robert Lemon, President; and Mr. David Graven, Executive Vice President (Legal).

   Certain principal officers have agreed in principle to sign employment agreements if requested by Chatfield's Board of Directors. However, there can be no assurance that such agreements will be executed or that their terms will be favorable to Chatfield or will be sufficient to ensure such employees' continued employment with Chatfield or the Surviving Corporation or their satisfactory performance of duties.

   In addition, the success of Chatfield Dean Holdings' retail and trading activities depends on its ability to attract and retain supervisory personnel and highly productive account executives, despite the significant employee turnover which generally characterizes the securities industry. Chatfield has created a restricted employee stock bonus plan as an incentive to retain its key employees. The success of that plan, other inducements and contractual restrictions limiting the loss of key employees cannot be predicted.

FEDERAL INCOME TAX RISKS

   THE MERGER

   Unico will receive an opinion of Watson, Farley & Williams, counsel to Unico (the "Tax Opinion"), to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that Unico, Chatfield and Newco will each be a party to the reorganization pursuant to Section 368(b) of the Code. No rulings have been or will be requested from the Internal Revenue Service ("IRS") that the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code, nor is the receipt of such a ruling a condition to the obligations of Unico, Chatfield or Newco to consummate the Merger. The Tax Opinion is not binding on the IRS and no assurance can be given that the IRS or a court considering the issues will not take a contrary view. The Tax Opinion will be based on, among other things, current law, certain assumptions and certain Officer's Certificates of Unico, Newco and Chatfield as to factual matters which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in the Tax Opinion. Neither Unico, Newco nor Chatfield is currently aware of any facts or circumstances that would cause any such Officer's Certificate to be untrue or incorrect in any material respect.

   If the Merger fails to qualify as a tax-free reorganization, each Chatfield shareholder who receives shares of Unico common stock or Unico Series A Stock in exchange for Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock or Chatfield Series B Stock (collectively, the "Chatfield Stock") would recognize gain or loss equal in amount to the difference between the fair market value of the Unico shares received and the shareholder's basis in the shares of Chatfield Stock surrendered. Any such gain or loss would be capital gain or loss, assuming that the Chatfield Stock has been held as a capital asset, and would be long-term capital gain or loss if the Chatfield Stock has been held for more than one year. The holding period for the Unico shares received would begin on the day after the Effective Time. See "THE MERGER - Certain Federal Income Tax Consequences - The Merger."

   THE SPIN-OFFS

   No rulings have been or will be requested from the IRS addressing the federal income tax treatment of the Spin-Offs, nor is the receipt of such a ruling a condition to the obligations of Unico, Chatfield or Newco to consummate the Merger. In addition, Unico has not obtained an opinion of counsel with respect to the tax treatment of the Spin-Offs. However, based upon the facts and circumstances, Unico's management believes that the IRC Spin-Off should be treated as tax-free distribution described in Section 355 of the Code, and that the IC Spin-Off should be treated as a reorganization and tax-free distribution described in Sections 368(a)(1)(D) and 355 of the Code.

   In the event that the Spin-Offs are consummated and subsequently were determined not to qualify for tax-free treatment, Unico would recognize gain, if any, equal to the excess of the fair market value of the IRC Stock and the IC Stock distributed to Unico shareholders over Unico's basis in the shares of IC and IRC immediately before the distribution. In addition, if the Spin-Offs fail to qualify for tax-free treatment, each Unico shareholder who received shares of IC Stock and IRC Stock would be generally treated as if it had received a taxable distribution in an amount equal to the fair market value on the date of the distribution of the IRC Stock and the IC Stock it received.

   President Clinton's proposed budget for fiscal year 1997 includes a provision which, if enacted as proposed, would cause Unico to recognize corporate-level tax on the distribution of the IRC Stock and the IC Stock if the Merger is also consummated. By its terms, the proposal would be effective for distributions after March 19, 1996. No assurance can be given concerning whether the proposal will be enacted into law. The proposal would not affect the tax treatment of the shareholders of Unico in relation to the distribution of the IRC Stock or the IC Stock. See "THE MERGER - Certain Federal Income Tax Consequences - The Spin-Offs."

NATURAL GAS BUSINESS; COMPETITION AND PRICES

   The production and marketing of natural gas is highly competitive. Unico competes directly and indirectly with a large number of companies which after the Merger will compete directly and indirectly with Chatfield Dean Holdings. Certain of these competitors may have longer operating histories, greater financial resources and larger marketing organizations than Chatfield Dean Holdings. Although Unico historically has been able to market its gas at generally favorable prices, there is no assurance that Chatfield Dean Holdings will be able to do so in the future because of, among other things, changes in demand and/or unfavorable transportation costs. Currently, Unico must rely on a single entity to gather the gas from its wells for transportation to marketing points. There can be no assurance that the fees charged for such gathering and transportation services will continue at favorable levels. See "BUSINESS - Unico Business."

   As an independent natural gas producer, Unico's revenues and profits are, and Chatfield Dean Holdings' revenues and profits will be, substantially dependent on prevailing gas prices, which are subject to wide fluctuations in response to changes in supply and demand, market uncertainty, political conditions, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and overall economic conditions. In addition, various factors, including the availability and capacity of gas gathering systems and pipelines and the effect of federal regulations on production and transportation, may adversely affect Unico's ability to market its gas production.

   Unico's gas operations are, and Chatfield Dean Holdings' gas operation will be, also subject to all the risks and hazards typically associated with the production of gas. Risks include blowouts, spills, fires and adverse weather conditions and can result in personal injury, loss of life and substantial damage to or destruction of gas wells, production facilities or property, suspension of operations and liability to customers.

GOVERNMENTAL REGULATION

   Unico's gas production business is, and Chatfield Dean Holdings' gas production business will be, regulated by certain federal, state and local environmental and health agencies, as well as laws and regulations relating to the development, production, handling, storage, marketing, transportation and disposal of gas and related products. Unico's past operations and Chatfield Dean Holdings' future operations could also result in liability for spills, discharges of hazardous nature and other environmental damages. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of gas wells below actual production capacity in order to conserve supplies of gas. In accordance with customary industry practices, Chatfield Dean Holdings intends to maintain insurance against some, but not all, of such risks and some, but not all, of such losses. There can be no assurance, however, that any insurance Chatfield Dean Holdings intends to carry will be available to Chatfield Dean Holdings when applied for or, if available and carried, will be adequate to cover Chatfield Dean Holdings' liability in all circumstances.

ENVIRONMENTAL CONCERNS


   Unico and, post-Merger, Chatfield Dean Holdings, may be liable for environmental damages caused by previous owners of its properties, which liabilities might not be covered by insurance.

                                CHATFIELD MEETING

TIME, DATE AND PLACE OF MEETING

   The Chatfield annual meeting of shareholders will be held at ___ p.m., local time, on ___, 1997, at Chatfield's corporate offices at 7935 East Prentice Avenue, Suite 200, Greenwood Village, Colorado, (303) 740-0006 (the "Chatfield Meeting").

BUSINESS TO BE CONDUCTED AT THE CHATFIELD MEETING

   At the Chatfield Meeting, the shareholders of Chatfield will consider and vote upon a proposal to (i) approve the Merger Agreement and the transactions contemplated thereby; (ii) elect Messrs. Sanford Greenberg, Robert Lemon, Richard O'Donnell, Scott Carothers, Kenneth Greenberg and Barry Cheren as Directors of Chatfield, with Mr. Scott Carothers representing the holders of Chatfield Series A Stock; and (iii) conduct any other business that may properly come before the Chatfield Meeting. The Merger Agreement provides for the Merger of Newco with and into Chatfield, with Chatfield remaining as the surviving wholly-owned subsidiary of Chatfield Dean Holdings. See "THE MERGER."

PROXIES: VOTING AND REVOCATION

   When a Chatfield proxy is properly executed and returned, the shares of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock or Chatfield Series B Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicted, the shares will be voted for the approval of the Merger Agreement. Any Chatfield shareholder giving a proxy may revoke his or her proxy at any time before its exercise at the Chatfield Meeting by (i) giving written notice of such revocation to Mr. David Graven; or (ii) signing and delivering to Mr. David Graven a proxy bearing a later date. However, the mere presence at the Chatfield Meeting of a Chatfield shareholder who has delivered a valid proxy will not in itself revoke that proxy.

PROXY SOLICITATION

   Chatfield will bear the cost of soliciting proxies from its shareholders. Proxies will be solicited by personnel of Chatfield in person, by telephone or through other forms of communication without payment of additional compensation to such personnel. Chatfield anticipates that its proxy solicitation costs, excluding printing and mailing expense, will be less than $5,000.

OUTSTANDING SHARES OF CHATFIELD CAPITAL STOCK AND VOTING RIGHTS

   Only holders of record of Chatfield common stock, Chatfield Plan Common Stock and Chatfield Series A 7% Cumulative Preferred Stock (the "Chatfield Series A Stock") and Chatfield Series B Preferred Stock (the"Chatfield Series B Stock") at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Chatfield Meeting. On the Record Date, there were 2,672,238 shares of Chatfield common stock, 1,937,006 shares of Chatfield Plan Common Stock, 338,450 shares of Chatfield Series A Stock and 190,000 shares of Chatfield Series B Stock outstanding and entitled to vote at the Chatfield Meeting. Each share of Chatfield common stock and each share of Chatfield Plan Common Stock is entitled to one vote on all matters submitted to the shareholders of Chatfield for consideration. Each share of the Chatfield Series A Stock will be entitled to 3.33 votes on all matters presented for consideration to the shareholders of Chatfield, although the holders of Chatfield Series A Stock vote as a class for the election of one Chatfield director. The holders of the Chatfield Series B Stock are entitled to vote, as a class, with respect to the Merger.

   Under the Colorado Business Corporation Act, the presence in person or by proxy of a majority of the outstanding shares of each class of Chatfield common stock and Chatfield Series A Stock is necessary to constitute a quorum at the Chatfield Meeting. Approval by 66 2/3% of the outstanding shares of Chatfield common stock entitled to vote (including the vote of the Chatfield Series A Stock at a ratio of 3.33:1), 66 2/3% of the outstanding shares of Chatfield Series A Stock entitled to vote (voting as a class) and 66 2/3% of the outstanding shares of Chatfield Series B Stock entitled to vote (voting as a class), is required for Chatfield to approve the Merger and the transactions contemplated thereby. 59% of such Chatfield common stock vote (including the vote of the holders of Chatfield Series A Stock at a ratio of 3.33:1 and the vote of the holders of Chatfield Plan Common Stock) is held by directors and executive officers of Chatfield, 0% of such Chatfield Series A Stock vote is held by directors and executive officers of Chatfield, and 63% of such Chatfield Series B Stock vote is held by directors and executive officers of Chatfield.
If less than a majority of the outstanding shares of Chatfield capital stock is represented at the Chatfield Meeting, a majority of the shares so represented may adjourn the Chatfield Meeting from time to time without further notice.

   Abstentions will be considered shares presented and entitled to vote for purposes of determining the presence of a quorum and the outcome of any matter submitted to the shareholders of Chatfield for a vote, but will not count as votes "for" or "against" any matter. Broker non-votes (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) will be treated as abstentions. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the proposal to adopt Amended and Restated Articles.

COMMITTED VOTES

   The directors and executive officers of Chatfield, who collectively own approximately 59% of the outstanding Chatfield common stock (assuming exercise of all warrants and incorporating the voting rights of the holders of Chatfield Series A Stock), and approximately 63% of the outstanding Chatfield Series B Stock, the holders of which are entitled to vote as a class, intend to vote such shares for the proposed Merger.

OTHER MATTERS

   Chatfield is not presently aware of any other business to be brought before the Chatfield Meeting. If any matters come before the Chatfield Meeting which are not directly referred to in this Information Statement/Prospectus, including matters incident to the conduct of the Chatfield Meeting, the shares represented by proxies will be voted in accordance with the recommendations of Chatfield's management.

DISSENTERS' RIGHTS

   Holders of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock, as of the record date of the Chatfield Meeting, are entitled to dissenters' rights under Sections 73-113-101 ET. SEQ. of the Colorado Business Corporation Act (the "CoBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Chatfield shareholder must, INTER ALIA, (i) deliver to Chatfield before the vote at the Chatfield Meeting a written notice of his intent to demand payment for his shares of Chatfield stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and (iii) comply with the provisions set forth in the CoBCAct following the Chatfield Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights."

BOARD RECOMMENDATIONS

   The Board of Directors of Chatfield has approved the proposed Merger, believes it to be in the best interest of Chatfield and its shareholders and recommends that its shareholders vote in favor of it and the other matters presented at the Chatfield Meeting.

                                  UNICO MEETING

TIME, DATE AND PLACE OF SPECIAL MEETING

   A special meeting of shareholders will be held at 4:00 p.m., local time, on ____, 1997, at Unico's corporate offices at 1921 Bloomfield Boulevard, Farmington, New Mexico, (505) 326-2668 (the "Unico Meeting").

BUSINESS TO BE CONDUCTED AT THE UNICO MEETING

   At the Unico Meeting, the shareholders of Unico will consider and vote upon proposals to (i) approve the Merger Agreement and the transactions contemplated thereby; (ii) adopt the Amended and Restated Articles; (iii) adopt an employee stock bonus plan; (iv) approve the spin-off by Unico of its subsidiary Intermountain Refining Co. Inc. ("IRC") by pro rata distribution to current Unico shareholders; (v) approve the creation of an employee incentive plan; and (vi) conduct any other business that may properly come before the Unico Meeting. The Merger Agreement provides for the Merger of Newco with and into Chatfield, with Chatfield remaining as the surviving wholly-owned subsidiary of Chatfield Dean Holdings. See "THE MERGER."

   Approval and adoption of each of the proposals submitted to the shareholders of Unico is conditioned upon the approval and adoption of all other proposals submitted for a vote of the shareholders of Unico. Accordingly, although Unico's shareholders may vote separately on each proposal, for any of such proposals to be adopted, all of such proposals must be approved by Unico's shareholders. If the shareholders of Unico fail to approve the Merger Agreement or any of such other proposals, the Merger will not be consummated.

OUTSTANDING UNICO SHARES AND VOTING RIGHTS

   Only holders of record of Unico common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Unico Meeting. On the Record Date, there were 997,715 shares of Unico common stock outstanding and entitled to vote at the Unico Meeting (assuming exercise of the Debenture Warrants (as defined herein, see "THE MERGER - Resales of Chatfield Dean Holdings Common Stock and Registration Rights")), with each such share entitled to one vote on matters submitted for consideration.

   Under the New Mexico Business Corporation Law, the presence in person or by proxy of the majority of the outstanding shares of the Unico common stock is necessary to constitute a quorum at the Unico Meeting. The approval of the Merger Agreement will require an affirmative vote of the holders of 66 2/3% of the outstanding shares of Unico common stock. If less than a majority of the outstanding Unico common stock is represented at the Unico Meeting, a majority of the shares so represented may adjourn the Unico Meeting from time to time without further notice.

   Abstentions will be considered shares present and entitled to vote for purposes of determining the presence of a quorum and the outcome of any matter submitted to the shareholders of Unico for a vote, but will not count as votes "for" or "against" any matter. Broker non-votes (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) will be treated as abstentions. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the proposal to adopt the Amended and Restated Articles.

COMMITTED VOTES

   Mr. William Hagler, who beneficially owns 428,811 shares of Unico common stock representing approximately 43% of the total outstanding shares of Unico common stock (assuming exercise of all warrants), intends to vote all of such shares for approval of the proposed Merger. Unico is not seeking proxies from the holders of the Unico common stock, but will vote all shares represented by proxies in accordance with proxy instructions. All proxies granted to management of Unico will be voted in favor of the proposed Merger.

OTHER MATTERS

   Unico is not presently aware of any other business to be brought before the Unico Meeting. If any matters come before the Unico Meeting which are not directly referred to in this Information Statement/Prospectus, including matters incidental to the conduct of the Unico Meeting, Messrs. William Hagler and Rick Hurt intend to vote the shares owned by them and represented by the proxies held by them in a manner consistent with their discretion.

DISSENTERS' RIGHTS

   If the proposed Merger is approved at the Unico Meeting, dissenting Unico shareholders who fulfill the requirements of Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act ("NMBCAct"), copies of which are attached as an Appendix to this Information Statement/Prospectus, will be entitled to receive payment for their shares in accordance with such provisions. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Unico shareholder must, INTER ALIA, (i) deliver to Unico before the vote at the Unico Meeting a written objection to the Merger and within at least ten days after the date the vote was taken make written demand on the corporation for payment for his shares of Unico common stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and (iii) comply with the provisions set forth in the NMBCAct following the Unico Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections. See "THE MERGER - Dissenters' Rights."

BOARD RECOMMENDATION

   The Board of Directors of Unico has approved the proposed Merger, believes it to be in the best interest of Unico and its shareholders and recommends that its shareholders vote in favor of it and the other matters presented at the Unico Meeting.

                                   THE MERGER

GENERAL

   The following is a brief summary of certain aspects of the Merger, including material provisions of the Merger Agreement which are described in detail below. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is set forth in this Information Statement/Prospectus as an Appendix and is incorporated herein by reference. Shareholders are urged to read the Merger Agreement carefully.

EFFECTIVE TIME

   Unico and Chatfield anticipate closing the transactions contemplated by the Merger Agreement as soon as practicable after the adoption of the matters to be considered at the Unico Meeting and the Chatfield Meeting and the satisfaction, or waiver, of the conditions contained in the Merger Agreement. See " - The Merger Agreement." The time upon which the conversion of shares of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock (collectively, the "Chatfield Stock") into shares of Unico common stock, Unico Series A Stock and the Unico Three Year Warrants, Unico Four Year Warrants and Unico Five Year Warrants (collectively, the "Unico Warrants," and together with the Unico common stock and Unico Series A Stock the "Unico Stock") is consummated, is the time upon which the Merger will have become effective (the "Effective Time").

BACKGROUND OF THE MERGER

   The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Unico and Chatfield. The following is a brief discussion of the background of these negotiations, the Merger and related transactions.

   Unico's management has long sought to enhance the value of its shares through asset sales, joint ventures, mergers or acquisitions. These efforts were intensified in mid-1993 when it was determined that certain market factors and the availability of properties might permit the expansion of Unico's natural gas producing activities. Most of the acquisitions of such available properties considered by Unico's management during mid-1993 through late 1995 would have required funding beyond Unico's internal means, and Chatfield was contacted for advice with respect to obtaining such funding through various private and public financing methods. While Unico ultimately determined that the available acquisition opportunities did not meet its investment criteria, Unico's relationship with Chatfield continued through 1995 when Chatfield and Unico jointly made an unsuccessful attempt to purchase a non-energy related business. Ultimately, the management of each of Unico and Chatfield concluded that shareholders of both entities would benefit from the Merger. Among other things, it was determined that Chatfield's greater access to capital and acquisition opportunities could enhance the future growth of Unico's natural gas production activities. In addition, it was determined that Unico's petroleum refining and electric generation and methanol production businesses would not constitute appropriate long terms strategic core assets for the merged companies. Accordingly, Unico's management concluded that such businesses would be distributed to Unico's current shareholders. These principal terms were set forth in a letter of intent that was executed by each of Unico and Chatfield on January 13, 1996.

   Thereafter, following legal and financial "due diligence" and intensive negotiation by representatives of Unico and Chatfield and their respective counsel, a definitive Merger Agreement dated as of July 30, 1996 was entered into by Unico, Chatfield and Chatfield Acquisition Corp.

THE SPIN-OFFS

   Prior to the Effective Time, Unico will distribute pro rata to its shareholders all the shares of capital stock of each of IC (after consolidation with GTI) and IRC. See "BUSINESS - IC and GTI - Operation and Management of Methanol Production Facility." There will be no public market for the shares of either IC or IRC immediately after the Effective Time. While management of each of IC (after consolidation with GTI) and IRC may consider establishing such a public market for the respective shares of each entity in compliance with the federal securities laws in the future, no assurance can be made that any public market will be established.

CHATFIELD REASONS FOR THE MERGER; RECOMMENDATIONS

   The Chatfield Board of Directors believes that the Merger is in the best interests of Chatfield shareholders, and to the Chatfield shareholders recommends that they vote in favor of it. In reaching its conclusion, the Chatfield Board of Directors considered the terms and conditions of the Merger Agreement and information with respect to the financial condition of Unico and the requirements of Chatfield.

   The Chatfield Board has not sought the opinion of a financial advisor with respect to the Merger and urges each shareholder to evaluate the Merger from his, her or its own vantage point.

   In considering the Merger, the Chatfield Board examined alternative methods of raising capital for business growth, including a further private placement of equity or debt, and the possibility and cost of combining with other publicly listed companies. During its deliberations on the Merger, the Chatfield Board concluded that the public market for Unico common stock would give Chatfield not only access to the capital markets, but also the opportunity to attract new brokers and possibly acquire smaller brokerage firms by offering the liquidity of publicly traded shares in Chatfield Dean Holdings. Among other factors, the Chatfield Board noted the following advantages of the Merger: (i) the Merger is expected to provide liquidity for current holders of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock; and (ii) the Merger is expected to provide Chatfield with an attractive method of raising capital for growth and business expansion when compared with more traditional alternatives, such as a further offering of Chatfield equity securities with associated discounts in offering price, offering costs, the uncertainties of timing and the risk of non-consummation related thereto. The Chatfield Board considered each of the factors listed above and each contributed to its conclusion to recommend the Merger to Chatfield's shareholders.

UNICO REASONS FOR THE MERGER; RECOMMENDATIONS

   The Unico Board of Directors believes that the Merger is in the best interests of Unico shareholders and unanimously recommends to the Unico shareholders that they vote in favor of it. In reaching this conclusion, the Unico Board considered the terms and conditions of the Merger Agreement and information with respect to the financial condition, operations and prospects of Chatfield from both a historical and prospective basis.

   In considering the Merger, the Unico Board took into account the recent and projected improvement in domestic economic activity, which the Unico Board believes will result in an increase in the retail brokerage, investment banking and merchant banking activities of Chatfield in the next several years, thereby placing a premium on the services offered by Chatfield. In addition, the Unico Board was favorably impressed by the manner in which Chatfield had provided services to it in the past, and in its vibrant and entrepreneurial approach to the securities industry. The Unico Board ascribed significant value to the capital improvements made by Chatfield with respect to compliance, computers, training and the efforts and programs to attract and retain high level bankers and brokers. Given Chatfield's national reputation, its recent expenditures evidencing commitment toward high levels of professionalism and its proven ability to engage in not only mergers and acquisitions but also investment and merchant banking activities, the Unico Board considered Chatfield, with its retail and investment banking businesses, to be a favorable merger partner. The Unico Board is unable to quantify the relative importance or value which it ascribed to the factors referred to above, but each such factor contributed to its conclusion to recommend the Merger to Unico's shareholders.

   In addition, the Unico Board believes that Unico's diversification away from its primary focus on the oil and gas industries into the securities and investment banking industries is of strategic importance. Unico's refinery business has witnessed a sharp reduction in the availability of crude oil from its traditional sources and has operated its refinery only on a limited basis during the past three years. Despite repeated efforts, Unico has thus far been unsuccessful in locating raw materials that would allow the economic operation of the facility. Additionally, efforts to secure a long term contract for the sale of power from the co-generation plant have thus far been unsuccessful. Economies of scale and the uncertain nature of energy related businesses generally make it difficult for a company of Unico's size to create increased value for its shareholders without a significant business combination. With the Spin-Offs of IC and IRC, the Unico shareholders will maintain ownership of entities engaged in the refining and chemical industries, while at the same time gaining exposure to the securities and investment banking markets. The present natural gas business of Unico may grow as Chatfield Dean Holdings gains more access to the capital markets and is able to secure more investment monies for natural gas activities.

   The Unico Board has not sought the opinion of a financial advisor with respect to the Merger and urges each shareholder to evaluate the Merger from his, her or its own personal vantage point.

   On the basis of the foregoing, the directors of Unico believe that the Merger provides Unico's shareholders with an attractive opportunity for growth in shareholder value. Consequently, the directors of Unico have determined to submit the Merger to Unico's shareholders. In arriving at this recommendation, the directors of Unico took into account the fact that stockholders of Chatfield, rather than the current shareholders of Unico, are expected upon consummation of the Merger to own in excess of 50% of the issued and outstanding shares of capital stock of Chatfield Dean Holdings.

THE MERGER AGREEMENT

   MERGER OF UNICO AND CHATFIELD

   At the time of the Merger, Unico will change its name to Chatfield Dean Holdings, Inc. ("Chatfield Dean Holdings"). Additionally, pursuant to the Merger Agreement, (1) Chatfield Acquisition Corp., a Colorado corporation wholly-owned by Unico ("Newco"), will merge with and into Chatfield in consideration of the issuance of certain capital stock of Unico in favor of Chatfield shareholders; (2) Newco will cease to exist and Chatfield will become a wholly-owned subsidiary of Chatfield Dean

Holdings; (3) the current directors and executive officers of Unico and Newco will resign, except for Mr. William Hagler, the current President of Unico, who will remain a director of post-Merger Unico (which is referred to herein as "Chatfield Dean Holdings"); and (4) each of Unico and Chatfield will use its best efforts to have the directors designated by Chatfield elected to the Board of Directors of Chatfield Dean Holdings. At the effective time of the Merger, Newco shall be merged with and into Chatfield in accordance with the Colorado Business Corporation Act, whereupon the separate corporate existence of Newco shall cease (the "Effective Time"). Thereafter, Chatfield shall continue as the surviving corporation, and as a wholly-owned subsidiary of Chatfield Dean Holdings, under the laws of the State of Colorado (the "Surviving Corporation").


   CONSIDERATION

   The Merger Agreement contemplates the following:

   (A) Each holder of Unico common stock issued and outstanding immediately before the Effective Time will be entitled to receive three newly created Unico warrants (collectively, the "Unico Warrants") for each share of Unico common stock held:

        1. one Unico warrant evidencing the right to purchase .3 (three-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Three Year Warrant");
        2. one Unico warrant evidencing the right to purchase .4 (four-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Four Year Warrant"); and
        3. one Unico warrant evidencing the right to purchase .5 (five-tenths) of a share of Chatfield Dean Holdings common stock (the "Unico Five Year Warrant");


   (B) Each share of Chatfield common stock issued and outstanding at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield common stock surrendered;

   (C) Each share of Chatfield common stock issued and outstanding under Chatfield's employee stock bonus plan (the "Chatfield Plan Common Stock") at the Effective Time shall be exchanged for and converted into ___ of a share of Unico common stock for each share of Chatfield Plan Common Stock surrendered;

   (D) Each share of Chatfield Series A 7% Cumulative Preferred Stock (the "Chatfield Series A Stock") and each share of Chatfield Series B Preferred Stock (the "Chatfield Series B Stock") issued and outstanding at the Effective Time shall be exchanged for and converted into 2.66 shares of Unico Series A Preferred Stock to be created from Unico's authorized preferred shares (the "Unico Series A Stock") for each share of Chatfield Series A Stock or Chatfield Series B Stock surrendered. Each share of Unico Series A Stock shall thereafter be convertible into one and one-quarter (1.25) shares of Unico common stock for each share of Unico Series A Stock surrendered, PROVIDED, HOWEVER, that each holder of Unico Series A Stock issued and outstanding at the Effective Time who fails to surrender his or her Unico Series A Stock for conversion into Unico common stock within sixty (60) days following the Effective Time shall be entitled to receive, upon conversion, only one (1) share of Unico common stock for each share of Unico Series A Stock surrendered; and

   (E) All the shares of capital stock of Newco outstanding at the Effective Time shall be exchanged for and converted into one (1) share of common stock of the Surviving Corporation.

   REPRESENTATIONS AND WARRANTIES

   The Merger Agreement contains representation and warranties by Chatfield relating to, among other things, (a) due organization, good standing and corporate power; (b) authorization and validity of the Merger Agreement; (c) capitalization and ownership of capital stock; (d) consents and approvals; no violations; (e) financial statements; (f) absence of certain changes; (g) title to assets; (h) compliance with laws; (i) litigation; (j) employee stock bonus or benefit plans; (k) labor matters; (l) taxes; (m) environmental matters; (n) SEC filings; (o) broker's or finder's fees; (p) agreements with regulatory agencies;
(q) material contracts; and (r) ownership of Unico common stock and affiliates.

   The Merger Agreement also contains representations and warranties of Unico and Newco relating to, among other things: (a) due organization, good standing and corporate power; (b) authorization and validity of the Merger Agreement; (c) capitalization and stock ownership; (d) consents and approvals; no violations;
(e) financial statements; (f) absence of certain changes; (g) title to assets;
(h) compliance with laws; (i) litigation; (j) employee stock bonus or benefit plans; (k) labor matters; (l) taxes; (m) environmental matters; (n) SEC filings;
(o) broker's or finder's fee; (p) agreements with regulatory agencies; (q) material contracts; and (r) ownership of Chatfield common stock and affiliates.

   CONDUCT OF BUSINESS PRIOR TO MERGER

   Chatfield has agreed to each of the following conditions with respect to the conduct of its and its subsidiaries' businesses:

   (a) During the time period from the date of the Merger Agreement to the Effective June, Chatfield and each of its subsidiaries shall conduct its respective operations only according to their ordinary and usual course of business and shall give Unico and Newco prompt notice of any default under any agreement, contract or obligation which could have a material adverse effect on Chatfield;

   (b) Neither Chatfield nor any of its subsidiaries shall (i) make any change in or amendment to its Certificate of Incorporation or Bylaws or its Articles of Organization or Operating Agreement, as the case may be; (ii) except for the Chatfield Plan Common Stock issued under Chatfield's employee stock bonus plan and the Chatfield common stock issued in relation to the mandatory exercise of the Chatfield Series B warrants issued in connection with the Chatfield Series B Stock (the "Chatfield Warrants") prior to the Effective Time, issue or sell any shares of its capital stock or issue or sell any interests in its existence or issue or sell any of its other securities, or issue or sell any securities or interests convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock, interests or any of its other securities; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of its capital stock or its interests (other than cash dividends declared and payable on the Chatfield Series A Stock or Chatfield Series B Stock in accordance with their terms); (iv) enter into any contract or commitment relating to (A) any acquisition of assets or securities, which would be material, individually or in the aggregate, to Chatfield and its subsidiaries taken as a whole, or to (B) any disposition of assets or securities or any release or relinquishment of any contract rights, which would be material, individually or in the aggregate, to Chatfield and its subsidiaries taken as a whole, other than in the ordinary course of business; (v) enter into any new material line of business; (vi) change its methods of accounting in effect at March 31, 1996, except as required by changes in US GAAP or regulatory accounting principles with which Chatfield's independent auditors concur; (vii) amend any employee or non-employee benefit plan or program, employment agreement, license agreement or retirement agreement or plan, or pay any bonus or contingent compensation, or otherwise increase the compensation or fringe benefits of any employee (other than regularly scheduled increases not to exceed 10% for any individual employee, provided that all such increases shall not exceed 5% of the total aggregate compensation of all employees on the date hereof); (viii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; (ix) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.01 of the Merger Agreement to be untrue as of the Closing Date except as required by applicable law; (x) elect or appoint any new director or officer; and (xi) agree, in writing or otherwise, to take any of the foregoing actions;

   (c) During the period from the date of the Merger Agreement to the Effective Time, without the prior written consent of Unico or Newco, neither Chatfield nor any of its subsidiaries will take any action that would (i) delay or adversely affect in any material respect the ability of Chatfield to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby; or (ii) adversely affect in any material respect the ability of Chatfield to perform its covenants and agreements on a timely basis under the Merger Agreement;

   (d) Chatfield and its subsidiaries shall, upon reasonable notice, afford to Unico and Newco and its/their counsel, accountants and other authorized representatives, reasonable access during normal business hours to its properties, books and records. Chatfield and its subsidiaries agree to cause its/their agents, officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Unico or Newco shall from time to time reasonably request. Chatfield and its subsidiaries shall also permit employees and agents of Unico and Newco to have reasonable access during normal business hours to the properties and facilities of Chatfield and its subsidiaries. Neither Chatfield nor its subsidiaries shall be required to provide access to or to disclose information when such access or disclosure would violate or prejudice the rights of Chatfield's or its subsidiaries' customers, jeopardize the attorney-client privilege of Chatfield or of its subsidiaries, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of the Merger Agreement. Chatfield and its subsidiaries will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply;

   (e) Information obtained by Chatfield or any of its subsidiaries pursuant to the Merger shall be maintained in complete confidence by such party, and shall be disclosed only upon the express written consent of Unico or Newco;

   (f) Chatfield and its subsidiaries agree to cooperate with Unico and Newco in the preparation and filing of this Information Statement/Prospectus and Chatfield will use its best efforts to respond to the comments of the SEC that apply to it or its subsidiaries in connection therewith and to furnish all information relating thereto (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants);

   (g) Chatfield, acting through its Board of Directors, shall call a meeting of its shareholders entitled to vote, for the purpose of voting upon the Merger Agreement and the transactions contemplated thereby. Subject to the fiduciary duties of the Board of Directors of Chatfield, Chatfield agrees that its Board of Directors will recommend that shareholders of Chatfield approve and adopt the Merger Agreement and approve the Merger;

   (h) Chatfield and each of its subsidiaries shall use their respective reasonable best efforts to cooperate or take, or cause to be taken as promptly as practicable, all appropriate action, and to make, or cause to be made as promptly as practicable, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, their respective reasonable best efforts to obtain, promptly, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Merger. With respect to any such actions or filings, Chatfield and its subsidiaries shall consult and cooperate with Unico prior to taking any such actions or making any such filings and, in the case of any such filings, to afford reasonable consideration of the comments of Unico;

   (i) Neither Chatfield nor any of its subsidiaries shall take or cause to be taken any action, prior to or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code;

   (j) On or prior to the Closing Date, Chatfield shall deliver to Unico a letter identifying all persons who are, at the time the Merger Agreement is submitted for approval to the shareholders of Chatfield, an affiliate of Chatfield for purposes of Rule 145 under the Securities Act. Chatfield shall use all reasonable efforts to cause each such person to deliver to Unico prior to the Closing Date a written agreement in form and substance satisfactory to Unico to the effect that such person will not offer to sell, sell or otherwise dispose of any Unico capital stock except pursuant to an effective registration statement or in compliance with Rule 145 or other exemption from the registration requirements of the Securities Act;

   (k) Chatfield agrees that promptly upon execution of the Merger Agreement, it shall form a committee for purposes of examining the financial performance of Chatfield and formulating policy recommendations to improve the earnings and profits of Chatfield. Such committee shall consist of Messrs. William Hagler, Sanford Greenberg, Kenneth Greenberg and Scott Carothers and shall have regular meetings at times and dates mutually acceptable to its members.

   Unico agrees to the following conditions with respect to the conduct of its and its subsidiaries' businesses:
                                                                      (a)  Unico
and Newco and each of Unico's other subsidiaries will conduct their respective operations only according to their ordinary and usual course of business and will use their reasonable best efforts to preserve intact their respective business organizations and keep available the services of their officers and employees, and shall give Chatfield prompt notice of any default under any agreement, contract or obligation, which could have a material adverse effect on Unico or Newco;

   (b) Neither Unico nor Newco nor any of Unico's other subsidiaries shall (i) make any change in or amendment to its Certificate of Incorporation or By-Laws;
(ii) issue or sell any shares of its capital stock or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of its capital stock; (iv) enter into any contract or commitment relating to (A) any acquisition of assets or securities, which would be material, individually or in the aggregate, to Unico or Newco or any of Unico's other subsidiaries taken as a whole, or to (B) any disposition of assets or securities or any release or relinquishment of any contract rights, which would be material, individually or in the aggregate to Unico or Newco or to any of Unico's other subsidiaries taken as a whole, other than in the ordinary course of business; (v) enter into any new material line of business; (vi) change its methods of accounting in effect at February 29, 1996, except as required by changes in US GAAP or regulatory accounting principles with which Unico's and Newco's independent auditors concur; (vii) amend any employee or non-employee benefit plan or program, employment agreement, license agreement or retirement agreement or plan, or pay any bonus or contingent compensation, or otherwise increase the compensation or fringe benefits of any employee (other than regularly scheduled increases not to exceed 10% for any individual employee, provided that all such increases shall not exceed 5% of the total aggregate compensation of all employees on the date hereof); (viii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; (ix) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in the Merger Agreement to be untrue as of the Closing Date except as required by applicable law; (x) elect or appoint any new director or officer; and (xi) agree, in writing or otherwise, to take any of the foregoing actions;

   (c) During the period from the date of the Merger Agreement to the Effective Time, without the prior written consent of Chatfield, Unico and Newco will take no action that would (i) delay or adversely affect in any material respect the ability of Unico or Newco to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby; or (ii) adversely affect in any material respect the ability of Unico or Newco to perform its covenants and agreements on a timely basis under the Merger Agreement;

   (d) Unico and Newco and Unico's other subsidiaries shall, upon reasonable notice, afford to Chatfield and its counsel, accountants and other authorized representatives, reasonable access during normal business hours to its properties, books and records in order that Chatfield may have the opportunity to make such investigations as it shall desire of the affairs of Unico and Newco and Unico's other subsidiaries. Unico and Newco and Unico's other subsidiaries agree to cause their agents, officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Chatfield shall from time to time reasonably request. Unico, Newco and Unico's other subsidiaries shall also permit employees and agents of Chatfield to have reasonable access during normal business hours to the properties and facilities of Unico and Newco and Unico's other subsidiaries. Neither Unico nor Newco nor any of Unico's other subsidiaries shall be required to provide access to or to disclose information when such access or disclosure would violate or prejudice the rights of Unico's or Newco's or Unico's other subsidiaries' customers, jeopardize the attorney-client privilege of Unico or Newco or of Unico's other subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of the Merger Agreement. Unico and Newco and Unico's other subsidiaries will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply;

   (e) Information obtained by Unico or Newco or by any of Unico's other subsidiaries pursuant to the Merger shall be maintained in complete confidence by such party, and shall be disclosed only upon the express written consent of Chatfield;

   (f) Unico will, in cooperation with Chatfield, prepare and file with the SEC this Information Statement/Prospectus and will use its best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required. Unico will cause this Information Statement/Prospectus to be mailed to its shareholders and, if necessary, after it shall have been so mailed, promptly circulate amended, supplemental or supplemented material and, if required in connection therewith, solicit proxies;

   (g) Unico, acting through its Board of Directors, shall call a special meeting of its shareholders entitled to vote for the purpose of voting upon the Merger Agreement. Subject to the fiduciary duties of the Board of Directors of Unico, Unico agrees that its Board of Directors will recommend that such shareholders vote to approve and adopt the Merger Agreement and the Merger;

   (h) Unico each of its subsidiaries shall use its respective reasonable best efforts to cooperate or take, or cause to be taken as promptly as practicable, all appropriate action, and to make, or cause to be made as promptly as practicable, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, their respective reasonable best efforts to obtain, promptly, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Merger. With respect to any such actions or filings, Unico shall consult and cooperate with Chatfield prior to taking any such actions or making any such filings and, in the case of any such filings, to afford reasonable consideration of the comments of Chatfield; and

   (i) Neither Unico nor Newco nor any of Unico's other subsidiaries shall take or cause to be taken any action, prior to or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

   CONDITIONS PRECEDENT TO THE MERGER

   The respective obligations of Chatfield, on the one hand, and Unico and Newco on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions: (a) approval by Chatfield and Unico shareholders of the Merger Agreement, the Merger and the post-Merger name change of Unico to Chatfield Dean Holdings, Inc.; (b) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and such Registration Statement, as at the time the Merger becomes effective, shall not contain any untrue statement of a material fact and shall not omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which the statements were made, not misleading; (c) all of the shares of Chatfield Dean Holdings common stock issued, or reserved for future issuance, in connection with the Merger shall have been approved for listing on The Nasdaq Stock Market and all of the Unico common stock issued prior to the Merger shall remain approved for listing on The Nasdaq Stock Market; (d) no preliminary or permanent injunction or other order in effect at the Effective Time shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by the Merger Agreement; no litigation or proceeding shall be pending against Chatfield, Unico or Newco or any of their respective subsidiaries or affiliates brought by any governmental entity seeking to prevent consummation of the transactions contemplated by the Merger Agreement; (e) all necessary consents or approvals from third parties, regulatory authorities and other governmental entities which are required in order to consummate the Merger and the other transactions contemplated thereby shall have been obtained; EXCEPT, where any such consents or approvals are not required by law to consummate the Merger, and the failure to obtain any such consents or approvals would not have a material adverse effect on the Surviving Corporation after giving effect to the Merger; (f) Chatfield shall have received an opinion dated as of the Closing from Watson, Farley & Williams, and Unico and Newco shall have received an opinion dated as of the Closing from Lohf, Shaiman & Jacobs, P.C., in form and substance satisfactory to the respective parties; (g) since the date of the Merger Agreement, no material adverse change shall have occurred in the business, operations or financial conditions, taken as a whole, of Unico or Chatfield or of any of their respective subsidiaries; (h) no state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken, and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), and no action or proceeding by any governmental, regulatory or administrative agency shall be pending that if adversely decided would prohibit, restrict or unreasonably delay the consummation of the transactions contemplated by the Merger Agreement or make illegal the consideration due hereunder; (i) all representations and warranties of each of Unico, Newco and Chatfield contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, except as to representations and warranties made as of a specific date, which shall be true and correct as of such date; (j) each of Unico, Newco and Chatfield shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in the Merger Agreement to be performed or complied with by it prior to the Closing Date; (k) Chatfield will use its best efforts to locate a buyer to purchase, assume or otherwise acquire all of the Chatfield Series B Stock (and related Chatfield Warrants) held by Unico and the Chatfield Series A Stock held by Intermountain Chemical, Inc.; (l) all of the Chatfield Warrants issued and outstanding immediately before the Effective Time shall have been exercised for Chatfield common stock; (m) Unico shall have completed the divestiture of its subsidiaries, Intermountain Refining Co. Inc. ("IRC") and Intermountain Chemical, Inc. ("IC") by distribution of 100% of the stock of each of IRC and IC to current Unico shareholders and/or employees, sale to third parties or otherwise, so that none of such entities shall constitute a subsidiary of Unico at the Effective Time; (n) Unico shall have adopted a Unico Three Year Warrant Agreement, Unico Four Year Warrant Agreement and Unico Five Year Warrant Agreement governing the Unico Warrants in form and substance to be mutually agreed by the parties to the Merger Agreement and including the terms specified in Section 2.01(a) of the Merger Agreement; (o) Unico shall have authorized for issuance a sufficient number of Unico Warrants; (p) Unico shall have adopted a Certificate of Designations for the Unico Series A Stock in form and substance substantially similar to the certificate of designation governing the Chatfield Series A Stock, but incorporating appropriate provisions relating to delayed conversion; (q) Unico shall have authorized for issuance a sufficient number of shares of Unico Series A Stock; (r) Unico shall have authorized, and its shareholders shall have approved, an increase in the amount of authorized Unico common stock to 20,000,000 shares, $.20 par value; (s) Unico shall have adopted an employee stock bonus plan in form and substance substantially similar to Chatfield's existing employee stock bonus plan; (t) Unico shall have adopted an employee incentive plan ("EIP") with a minimum of 1,000,000 shares of Unico (post-Merger, Chatfield Dean Holdings) common stock reserved for issuance to certain employees of Chatfield Dean Holdings and its subsidiaries, with such plan to take the form and substance determined by Chatfield Dean Holdings' Board of Directors, or a compensation committee designated thereby, effective promptly after consummation of the Merger, and with authority to designate and grant awards under the EIP to rest solely with Chatfield Dean Holdings' Board of Directors, or at such Board's direction, with a compensation committee designated thereby; (u) Chatfield and Unico shall grant Mr. William Hagler appropriate security for the $178,000 obligation due him from Unico; (v) Chatfield shall be satisfied that neither environmental conditions nor General Electric Capital Corp. conditions related to the sale/leaseback transactions exist which would have a material adverse effect upon Unico or upon any of Unico's subsidiaries.

AMENDMENTS; WAIVER; TERMINATION

   No waiver, modification or amendment of any provision, term or condition of the Merger Agreement shall be valid unless in writing and signed by Unico, Newco and Chatfield.

   The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by Unico's and/or Chatfield's shareholders:

   (a) by mutual consent of Unico, Newco and Chatfield; (b) by Unico, Newco or Chatfield, if the Effective Time shall not have occurred on or prior to March 30, 1996, unless the failure to so consummate by such time is due to the material breach of any representation or warranty, or failure to satisfy any covenant or condition contained in the Merger Agreement by the party seeking to so terminate; (c) by any of Unico, Newco or Chatfield, if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibits the Merger or if any judgment, injunction, order or decree of any competent authority prohibiting such transaction is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or (d) by any of Unico, Newco or Chatfield, in the event (i) the shareholders of either Unico or Chatfield fail to approve the Merger; or (ii) there occurs a breach by the other party of any representation, warranty or covenant, which breach, individually or together with all other such breaches, has a material adverse effect on the breaching party, provided, that any such breach is not cured (or cannot reasonably be expected to be cured) within 60 days following receipt by the breaching party of notice of such breach.

   Following termination of the Merger Agreement any party may pursue any real or equitable remedies that may be available if such termination is based on the breach of another party.

MANAGEMENT AFTER THE MERGER

   Immediately at the Effective Time, the entire present Board of Directors of Unico shall resign, except Mr. William Hagler. It is intended that Mr. Hagler will remain a director of Chatfield Dean Holdings and that Unico and Chatfield will each use its best efforts to have the persons nominated by Chatfield elected to the remaining director positions of Chatfield Dean Holdings. Until 50% of the shares of Unico Series A Stock have been converted, the holders of Unico Series A Stock will vote as a class for the election of one Chatfield Dean Holdings director to represent that class. In addition, the holders of Unico Series A Stock will have one vote per share held.

ACCOUNTING TREATMENT

   The Merger is considered a reverse acquisition. Under reverse acquisition accounting, Chatfield is considered the acquiror for accounting and financial reporting purposes, and is assumed to have acquired all of the assets and assumed all the liabilities of Unico. The acquisition will be accomplished through the exchange of all of the outstanding stock of Chatfield for __________ shares of common stock and ___________ shares of preferred stock of Unico, representing a controlling interest in Unico. In connection with the Merger, Chatfield will be recapitalized and the historical financial statements of Chatfield become the historical financial statements of the Surviving Corporation (the post-Merger equivalent of Chatfield and a subsidiary of Chatfield Dean Holdings).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a summary of the material United States federal income tax consequences of the Spin-Offs and the Merger and is not intended to be a complete discussion of all potential tax effects that might be relevant to the Spin-Offs and the Merger. This summary addresses only tax consequences to individual citizens or residents of the United States and domestic corporations. This summary assumes that the Chatfield Stock and Unico common stock and Unico Series A Stock have been and will be held as capital assets. This summary may not be applicable to certain classes of taxpayers subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, foreign persons, and persons who acquired Chatfield Stock or Unico common stock and Unico Series A Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation. Moreover, the state, local and foreign tax consequences of the Spin-Offs and the Merger are not discussed below, nor are estate or gift tax considerations.

   This summary is based on laws, regulations, rulings, practice and judicial decisions in effect at the date of this Information Statement/Prospectus; however, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein to shareholders. THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH UNICO SHAREHOLDER AND EACH CHATFIELD SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN APPLICABLE TAX LAWS.

   THE SPIN-OFFS

   GENERAL. It is intended the IRC Spin-Off be treated as a tax-free distribution described in Section 355 of the Code and that the IC Spin-Off be treated as a reorganization and tax-free distribution described in Sections 368(a)(1)(D) and 355 of the Code, and that, accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by Unico or its subsidiaries or by holders of Unico common stock as a result of the Spin-Offs.

   No rulings have been or will be requested from the Internal Revenue Service ("IRS") addressing the federal income tax treatment of the Spin-Offs, nor is the receipt of such a ruling a condition to the obligations of Unico, Chatfield or Newco to consummate the Merger. In addition, Unico has not obtained an opinion of counsel with respect to the tax treatment of the Spin-Offs. However, based upon the facts and circumstances, Unico's management believes that the IRC Spin-Off should be treated as tax-free distribution described in Section 355 of the Code, and that the IC Spin-Off should be treated as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code, and the following discussion assumes such treatment; however, no assurance can be given that the IRS or a court considering the issue will not take a contrary view.

   DISTRIBUTION OF THE STOCK OF IRC AND IC. No gain or loss will be recognized by (or includible in the income of) shareholders of Unico upon receipt of IC Stock or IRC Stock pursuant to the Spin-Offs. Such shareholders will apportion the basis of their Unico shares (before the Spin-Offs) among the IRC Stock received, the IC Stock received, and the Unico common stock retained, in proportion to their relative fair market values. The holding period for IRC Stock and IC Stock received will include the holding period for the shares of Unico common stock retained, provided that the shares of Unico common stock were held as a capital asset on the date of the distribution.

   In the event that the Spin-Offs are consummated and subsequently were determined not to qualify for tax-free treatment, Unico would recognize gain equal to the excess of the fair market value of the IRC Stock and the IC Stock distributed to Unico shareholders over Unico's basis in the shares of IC and IRC immediately before the distribution. In addition, if the Spin-Offs fail to qualify for tax-free treatment, each Unico shareholder who received shares of IC Stock and IRC Stock would be generally treated as if it had received a taxable distribution in an amount equal to the fair market value on the date of the distribution of the IRC Stock and the IC Stock it received.

   President Clinton's proposed budget for fiscal year 1997 includes a provision which, if enacted as proposed, would cause Unico to recognize corporate-level tax on the distribution of the IRC Stock and the IC Stock if the Merger is also consummated. By its terms, the proposal would be effective for distributions after March 19, 1996. No assurance can be given concerning whether the proposal will be enacted into law. The proposal would not affect the tax treatment of the shareholders of Unico in relation to the distribution of the IRC Stock or the IC Stock.

   THE MERGER

   GENERAL. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by Unico, Chatfield or Newco as a result of the Merger.

   Unico will receive an opinion of Watson, Farley & Williams, counsel to Unico (the "Tax Opinion"), to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that Unico, Chatfield and Newco will each be a party to the reorganization pursuant to
Section 368(b) of the Code. No rulings have been or will be requested from the IRS that the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code, nor is the receipt of such a ruling a condition to the obligations of Unico, Chatfield or Newco to consummate the Merger. The Tax Opinion is not binding on the IRS, and no assurance can be given that the IRS or a court considering the issues will not take a contrary view.

   The Tax Opinion will be based on, among other things, current law, certain assumptions, and certain Officer's Certificates of Unico, Newco and Chatfield as to factual matters which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in the Tax Opinion. Neither Unico, Newco nor Chatfield is currently aware of any facts, or circumstances that would cause any such Officer's Certificate to be untrue or incorrect in any material respect.

   EXCHANGE OF CHATFIELD STOCK SOLELY FOR UNICO COMMON STOCK OR UNICO SERIES A STOCK. A holder of Chatfield Stock who, pursuant to the Merger, exchanges all of the Chatfield Stock that such holder owns solely for Unico common stock or Unico Series A Stock will not recognize any gain or loss upon such exchange. The aggregate adjusted tax basis of Unico common stock or Unico Series A Stock received by such holder in exchange for Chatfield Stock will equal such holder's adjusted tax basis in the Chatfield Stock exchanged therefor. The holding period of Unico common stock or Unico Series A Stock received by each holder of Chatfield Stock in the Merger will include the holding period of the Chatfield Stock exchanged therefor, provided that such Chatfield Stock is held as a capital asset at the Effective Time of the Merger. Chatfield shareholders should consult their own tax advisors as to the determination of their adjusted tax basis and holding period of any one share of Unico common stock or Unico Series A Stock, as several methods of determination may be available.

   A holder of Chatfield Stock would be required to recognize gain to the extent of any "boot" received. Generally, "boot" is cash or other property other than Unico stock. Under legislation proposed by the Clinton administration, certain preferred stock would be treated as "boot." The Unico Series A Stock to be issued in exchange for Chatfield Series A Stock and Chatfield Series B Stock is preferred stock, but does not bear the characteristics of preferred stock that would be treated as "boot" under the Clinton administration proposal. Accordingly, even if the proposal is enacted into law, it should not cause the Unico Series A Stock to be treated as "boot."

   If the Merger fails to qualify as a tax-free reorganization, each Chatfield shareholder who receives Unico common stock or Unico Series A Stock in exchange for Chatfield Stock would recognize gain or loss equal in amount to the difference between the fair market value of the Unico common stock or Unico Series A Stock received and the shareholder's basis in the shares of Chatfield Stock surrendered. Any such gain or loss would be capital gain or loss, assuming the Chatfield Stock has been held as a capital asset, and would be long-term capital gain or loss if the Chatfield Stock has been held for more than one year. The holding period for the Unico common stock or Unico Series A Stock received would begin on the day after the Effective Time.

   EXCHANGE OF CHATFIELD STOCK SOLELY FOR CASH. A holder of Chatfield Stock who exchanges such holder's Chatfield Stock solely for cash generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Chatfield Stock.

   SECTION 306 STOCK. Under Section 306(c)(1)(B) of the Code, preferred stock received in a reorganization may be treated as "section 306 stock" if the stock exchanged therefor is not of equal value or has substantially different terms, and the effect of the transaction is substantially the same as the receipt of a stock dividend. Since each share of Unico Series A Stock is intended to be of equal value to, and to have substantially the same terms as, each share of Chatfield Series A Stock, the Unico Series A Stock received in exchange therefore should not be treated as section 306 stock. Because the terms of the Unico Series A Stock arguably are not substantially the same as the terms of the Chatfield Series B Stock, it is possible the Unico Series A Stock received in exchange for Chatfield Series B Stock in the Merger will be treated as section 306 stock, with the result that a portion of any gain recognized upon a sale or other disposition of the Unico Series A Stock (and, possibly, upon a sale or other disposition of Chatfield Dean Holdings common stock into which Unico Series A Stock has been converted) may be treated as ordinary income, rather than capital gain.

   UNICO WARRANTS. The distribution of the Unico Warrants in connection with the Merger should be treated as a tax-free distribution described in Section 305 of the Code. Consequently, a Unico shareholder should not recognize gain or loss or otherwise include any amount in income as a result of the receipt of the Unico Warrants, or as a result of the exercise of the Unico Warrants and purchase of Chatfield Dean Holdings common stock. A Unico shareholder's tax basis in the Chatfield Dean Holdings common stock acquired upon exercise of the Unico Warrants would be equal to the price paid for such Unico common stock.
The holding period of Chatfield Dean Holdings common stock acquired upon exercise of Unico Warrants would not include the period during which the shareholder held the Unico Warrants, but rather would begin on the day following the day on which the Unico Warrants are exercised. In addition, if the distribution of the Unico Warrants is treated as a tax-free distribution under
Section 305 of the Code, the Unico Warrants and the Chatfield Dean Holdings common stock purchased pursuant to the exercise of the Unico Warrants will be "section 306 stock", with the result that, under Section 306 of the Code, a portion of any amount realized upon a sale or other disposition of Unico Warrants or Chatfield Dean Holdings common stock purchased pursuant to the exercise of Unico Warrants will be treated as ordinary income.

   In the event that the distribution of the Unico Warrants is not treated as a tax-free distribution described in Section 305, each Unico shareholder would be generally treated as if it had received a taxable distribution in an amount equal to the fair market value on the date of the date of the distribution of the Unico Warrants it received. That amount would also constitute the shareholder's tax basis for its Unico Warrants. No gain or loss would be recognized as a result of the exercise of the Unico Warrants and purchase of Chatfield Dean Holdings common stock, and the shareholder's tax basis in the Chatfield Dean Holdings common stock acquired pursuant to the exercise of the Unico Warrants would be equal to the price paid for such Chatfield Dean Holdings common stock, increased by the shareholder's tax basis in the Unico Warrants exercised. Any gain or loss recognized upon a sale or other disposition of Unico Warrants or such Chatfield Dean Holdings common stock would be treated as capital gain or loss, provided that the Unico Warrants or Chatfield Dean Holdings common stock are held as capital assets.

EXCHANGE OF CHATFIELD STOCK CERTIFICATES

   Upon consummation of the Merger, instructions with regard to the surrender of stock certificates which prior to the Effective Time represented shares of Chatfield Stock, shall be provided to Corporate Stock Transfer, Inc., Denver (the "Exchange Agent") for purposes of conducting the exchange procedures hereinafter described. The Exchange Agent shall mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Chatfield capital stock, or shares of Chatfield Dean Holdings common stock, a notice and letter of transmittal in such form as Unico and Chatfield shall mutually agree (the "Transmittal Form") advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent his, her or its share certificate(s) for exchange.

   Within five (5) business days after the Effective Time, Unico shall cause the Exchange Agent to issue to the holders of the Chatfield Stock who have submitted properly completed Transmittal Forms and the holders of Unico common stock who have done the same, the appropriate amounts of Chatfield Dean Holdings common stock, Unico Series A Stock or Unico Warrants, as the case may be, in accordance with Section 2.01 of the Merger Agreement.

   All shares of Unico common stock must be surrendered for shares of Chatfield Dean Holdings common stock. If any shares of Unico Stock are to be issued to a person other than the registered holder of the Chatfield Stock represented by the certificate or certificates surrendered with respect thereto, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer taxes or other taxes or charges required as a result of such issuance to a person other than the registered holder of such Chatfield Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

   At the Effective Time, without any further action required by the holders of Unico common stock, certificates representing the Unico Warrants shall be mailed to all the registered holders of Unico common stock. The Unico Warrants shall be so mailed regardless of whether any Unico shareholder had surrendered his or her Unico common stock to the Exchange Agent for conversion into Chatfield Dean

Holdings common stock. The Unico Warrants shall not be issued to a person other than the registered holder of the Unico common stock.

   Also at the Effective Time, Chatfield Dean Holdings shall provide an order (the "Chatfield Dean Holdings Order") to the Exchange Agent, executed by its Secretary, directing the Exchange Agent to mail the Debenture Warrants and Compensation Options to the recipients thereof, as named on the Chatfield Dean Holdings Order, at the addresses therein provided. Neither the Debenture Warrants nor the Compensation Operations shall be issued to a person other than the recipient identified in the Chatfield Dean Holdings Order.

   As of the Effective Time, there shall be no further registration of transfers of Chatfield Stock that were outstanding prior to the Merger. After the Effective Time, certificates representing Chatfield Stock presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the Unico Stock provided for, and in accordance with, the procedures set forth in
Article II of the Merger Agreement.

   No dividends, interest or other distributions with respect to Unico Stock issuable upon surrender of Chatfield Stock shall be paid to the holder of any unsurrendered certificates representing Chatfield Stock until such certificates are surrendered as provided herein and in the Merger Agreement. Upon such surrender, there shall be declared and paid, without interest, to the person in whose name the Chatfield Dean Holdings stock representing such securities are then registered, all dividends and other distributions declared and payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

   Notwithstanding anything in the Merger Agreement to the contrary, for a period of sixty (60) days after the Effective Time, owners of shares of Chatfield Stock exchangeable into Chatfield Dean Holdings common stock shall be entitled to vote as holders of Chatfield Dean Holdings common stock notwithstanding that such certificates shall not have been exchanged.

RIGHTS OF DISSENTING CHATFIELD SHAREHOLDERS

   Holders of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock, as of the record date of the Chatfield Meeting, are entitled to dissenters' rights under Section 73-113-101 ET. SEQ. of the Colorado Business Corporation Act (the "CoBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Chatfield shareholder must, INTER ALIA, (i) deliver to Chatfield before the vote at the Chatfield Meeting a written notice of his intent to demand payment for his shares to Chatfield stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and (iii) comply with the provisions set forth in the CoBCAct following the Chatfield Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections.

RIGHTS OF DISSENTING UNICO SHAREHOLDERS

   Holders of Unico common stock as of the record date of the Unico Meeting are entitled to dissenters' rights under Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act (the "NMBCAct"), copies of which are attached as an Appendix to the Information Statement/Prospectus. Shareholders are encouraged to read such statutes in their entirety and consult with their counsel regarding whether or not to exercise their dissenters' rights. To exercise such rights, a Unico shareholder must, INTER ALIA, (i) deliver to Unico before the vote at the Unico Meeting a written objection to the Merger and within at least ten days after the date the vote was taken make written demand on the corporation for payment for his shares to Unico common stock; (ii) either vote against the approval of the Merger or abstain from voting with respect to the Merger; and (iii) comply with the provisions set forth in the NMBCAct following the Unico Meeting. A vote against approval of the Merger will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the above Sections.

APPRAISAL RIGHTS


   Neither the Unico shareholders nor the Chatfield shareholders have any statutory right to appraisal under applicable law with respect to the Merger.

GOVERNMENTAL AND REGULATORY APPROVALS

   Unico and Chatfield are aware of no material governmental or regulatory approval required for consummation of the Merger, other than compliance with federal and applicable state securities and corporate laws.

RESALES OF CHATFIELD DEAN HOLDINGS COMMON STOCK AND REGISTRATION RIGHTS

   Shares of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock outstanding prior to the consummation of the Merger will, after conversion into shares of Unico common stock, be freely tradeable without restrictions under the Securities Act of 1933, as amended (the "Act"), after consummation of the Merger, except that shares of Unico common stock received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Act) of Chatfield Dean Holdings may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Act. The existence of these shares held by affiliates may have a depressive effect on the market price of the Chatfield Dean Holdings common stock. Based upon the number of outstanding shares of Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock and Chatfield Warrants as of November 15, 1996, and assuming conversion of all such Chatfield Stock into Unico common stock, and assuming the exercise of 11,125 debenture warrants due Mr. William Hagler from Unico (the "Debenture Warrants") and exercise of an aggregate of 150,000 compensation options due Messrs. William Hagler, Rick Hurt and Kenneth Greenberg pursuant to the Merger Agreement (the "Compensation Options") and no exercise of dissenters' rights by holders of the Unico common stock or Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock or Chatfield Series B Stock, upon consummation of the Merger there will be _________ shares of Unico common stock outstanding of which approximately ___ shares of Unico common stock will be held by persons who may be deemed "affiliates" (the "Restricted Holders").

   In general, under Rule 145 as currently in effect, a person (or persons who shares are aggregated) including an affiliate, is entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Chatfield Dean Holdings' common stock (approximately ______ shares immediately after the Merger, assuming full conversion into Chatfield Dean Holdings common stock by all Chatfield Series A Stock and Chatfield Series B Stock shareholders); or (ii) the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 145 are also subject to certain limitations on the manner of sale, notice requirements and availability of currently public information. Restricted shares properly sold in reliance upon Rule 145 are thereafter freely tradable without restrictions or registration under the Act, unless thereafter held by an "affiliate."

   In addition to the _________ shares of Chatfield Dean Holdings common stock that will be issuable upon surrender of the Chatfield common stock, Chatfield Plan Common Stock and upon the conversion of the Chatfield Series A Stock, Chatfield Series B Stock and exercise of the Debenture Warrants and Compensation Options, Chatfield Dean Holdings shall have also reserved ____ shares of Chatfield Dean Holdings common stock to be issued under Chatfield Dean Holdings' newly created employee stock bonus plan (which will be essentially identical to, and contain the same forfeiture provisions as, Chatfield's existing employee stock bonus plan, see "BUSINESS - Chatfield's Employee Stock Bonus Plan") plus an aggregate of 2,197,259 shares of Chatfield Dean Holdings common stock for issuance pursuant to the employee incentive plan, ("EIP"), which is to contain a minimum of 1,000,000 shares and in anticipation of exercise of the Unico Warrants (1,197,259 shares upon full conversion). The distribution of the shares of Chatfield Dean Holdings common stock underlying the Chatfield Dean Holdings employee stock bonus plan and the Unico Warrants will be registered under the Act, although all the shares of Chatfield Plan Common Stock and all the shares of Chatfield Dean Holdings common stock into which they convert, as well as all the shares of Chatfield Dean Holdings common stock issued post-Merger pursuant to Chatfield Dean Holdings' newly created employee stock bonus plan will be issued with the same restrictions and forfeiture provisions imposed pursuant to such employee stock bonus plan. See "BUSINESS - Chatfield's Employee Stock Bonus Plan." The shares of Chatfield Dean Holdings common stock which will be issued pursuant to the EIP will not be registered under the Act pursuant to this Registration Statement and will not be available for sale in the public market without registration or exemption from registration. However, Chatfield Dean Holdings may contemplate undertaking a further registration of the EIP shares in the future, although no assurance can be made in connection therewith.

                        CHATFIELD SELECTED FINANCIAL DATA

The selected financial data presented herein, for the years ended September 30, 1996, 1995, 1994, 1993 and 1992 have been derived from Chatfield's financial statements which have been audited by Spicer Jeffries and Co., an independent certified public accountant. This data should be read in conjunction with "CHATFIELD'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements, including the notes thereto, appearing elsewhere in this document.


                          Statement of Operations Data:
                                   (IN $000'S)
                            Year Ended September 30,

                                         1996        1995          1994         1993         1992

                                   --------------------------------------------------------------
Total Revenues                        $24,908     $31,396       $31,130      $53,092      $54,607

Owner's salary and bonus                 $104        $250          $349       $2,597       $3,951

Settlements                              $478        $262        $1,790       $3,218         $678

Legal Costs                              $884      $1,024        $1,346       $1,988       $1,978

Total Expenses                        $29,023     $32,651       $34,678      $53,846      $54,272

Income (loss) before taxes           ($4,115)    ($1,255)      ($3,547)       ($754)         $335

Net loss                             ($4,115)    ($1,222)      ($2,521)       ($716)        ($51)

Net loss per share                    ($0.90)     ($0.73)       ($3.92)      ($1.17)      ($0.08)

Weighted average number
of Shares outstanding               4,582,582   1,680,947       643,281      609,773      609,773

                               Balance Sheet Data:
                                   (IN $000'S)
                            Year ended September 30,


                                         1996        1995          1994         1993         1992
Total assets                           $5,077      $3,947        $4,503       $9,129       $8,314

Total                                  $2,486      $3,066        $2,438       $6,144       $4,613
liabilities (excluding
subordinated debt)

Subordinated debt                      $1,100        $350        $1,100           $0           $0

Total shareholders' equity             $1,491        $531          $965        $2985        $3701

Cash dividends                           $111          $0            $0           $0          $0
declared
-------------------------------------------------------------------------------------------------
Book value per common share           ($.94)1        $.32         $1.50        $4.90       $6.07


-----------------------
1 Assuming the Chatfield Series A Stock and Chatfield Series B Stock had been fully redeemed.

                          UNICO SELECTED FINANCIAL DATA

Due to the spin-off of substantially all assets by Unico, the selected financial data of Unico is not material with respect to this transaction. Thus, this information is not included, so as not to confuse potential investors.

                                   PRO FORMAS

             INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined statement of financial condition reflects the acquisition of Chatfield Dean & Co., Inc. ("Chatfield") by Unico, Inc. ("Unico") through the exchange of stock, as if it had occurred on September 30, 1996. Also reflected in the pro forma statements is the pro rata distribution to Unico shareholders of certain of its assets.

     The following unaudited pro forma combined statement of operations reflects the acquisition of Chatfield by Unico through the exchange of stock, as if it had occurred on October 1, 1995, representing Chatfield's operations since October 1, 1995 through September 30, 1996.

     The acquisition will be accomplished through the exchange of all the outstanding common shares of Chatfield for ____ shares of common stock and ____ shares of preferred stock representing a controlling interest in Unico.

     The acquisition of Chatfield is being considered a reverse acquisition and accounted for under the purchase method of accounting. Under reverse acquisition accounting, Chatfield is considered the acquiror for accounting and financial reporting purposes, and will acquire the assets and assume the liabilities of Unico. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair values. No adjustments have been made in the pro forma statement of financial condition to the carrying values of the Unico assets acquired and liabilities assumed since management believes that their carrying values approximate fair value. The final determination of the fair values of such assets and liabilities will be made at the date of acquisition.

                                   UNICO, INC.
               PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION


                                                                              Pro Forma          Pro Forma    Pro Forma After
                                             Unico, Inc.                    Adjustments        Adjustments        Divestiture
                                               08/31/96      Chatfield     Divest Unico     Acquisition of                and
ASSETS                                      (Unaudited)       09/30/96           Assets          Chatfield        Acquisition
                                        -------------------------------------------------------------------------------------

Cash and cash equivalents                     $ 410,090       $718,209       ($397,581)                              $730,718
Receivables                                     272,349      1,857,496         (50,702)                             2,079,143
Land, Building and
 Equipment, net                               1,204,055        270,730        (665,055)                               809,730
Notes Receivable                                  9,318         95,833                                                105,151
Investment in Subsidiaries                      846,274                       (846,274)                                     0
Investment in Chatfield
 Dean - preferred stock                         600,000                                       (600,000)(a)                  0
Other assets                                    274,465        593,448        (147,102)                               720,811
Deposit with clearing broker                                 1,330,369                                              1,330,369
Securities Owned, at Market                                    210,674                                                210,674

                                        -------------------------------------------------------------------------------------
TOTAL ASSETS                                 $3,616,551     $5,076,759     ($2,106,714)         ($600,000)         $5,986,596
                                        -------------------------------------------------------------------------------------
                                        -------------------------------------------------------------------------------------

LIABILITIES AND
SHAREHOLDERS' EQUITY
LIABILITIES
Commissions payable                                           $794,554                                               $794,554
Securities sold, at market value                                61,612                                                 61,612
Trade accounts payable                          106,401        945,852         (92,120)                               960,133
Other accrued liabilities                        93,150        335,279                                                428,429
Notes payable                                    69,450        283,985         (69,450)                               283,985
Obligations under capital lease                                 64,615                                                 64,615


                                        -------------------------------------------------------------------------------------
TOTAL LIABILITIES                               269,001      2,485,897        (161,570)                  0          2,593,328
                                        -------------------------------------------------------------------------------------


LIABILITIES SUBORDINATED
TO CLAIMS OF GENERAL
CREDITORS                                       178,000      1,100,000                                              1,278,000
                                        -------------------------------------------------------------------------------------


SHAREHOLDERS' EQUITY

Preferred stock                                       0      4,970,810                   (4,953,239)(a)(b)             17,571
Common stock                                    197,318      1,762,517                      (1,087,559)(b)            872,276
Paid in capital                               2,042,576                     (1,015,488)       5,440,798(b)          6,467,886
Retained earnings                               929,656    (5,242,465)        (929,656)                            (5,242,465)
                                        -------------------------------------------------------------------------------------

TOTAL SHAREHOLDERS' EQUITY                    3,169,550      1,490,862      (1,945,144)          (600,000)          2,115,268
                                        -------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                         $3,616,551     $5,076,759     ($2,106,714)         ($600,000)         $5,986,596
                                             ----------     ----------     ------------          ---------         ----------
                                             ----------     ----------     ------------          ---------         ----------

                                       47

                                   UNICO, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED SEPTEMBER 30, 1996


                                                                                       Pro Forma
                                                                                     Adjustments     Pro Forma After
                                                       UNICO                        Divest Unico         Divestiture
REVENUES                                             8/31/96          Chatfield       Subsidiary                 and
                                                 (Unaudited)            9/30/96       Operations         Acquisition
                                      ------------------------------------------------------------------------------

Commissions                                               $0        $20,734,369               $0         $20,734,369
Trading profits, net                                      $0            424,298                              424,298
Corporate finance income                                  $0            651,684                              651,684
Loss from partnership                              (635,627)                  0          635,627                   0
Oil and Gas revenues                                 497,719                  0        (382,290)             115,429
Other                                                239,537          3,097,818        (126,200)           3,211,155

                                      ------------------------------------------------------------------------------
TOTAL REVENUES                                       101,629         24,908,169          127,137          25,136,935
                                      ------------------------------------------------------------------------------

EXPENSES
 Commissions                                               0         12,440,856                           12,440,856
 Clearing Charges                                          0          2,894,536                            2,894,536
 Operating Costs                                     383,176                  0        (344,401)              38,775
 Occupancy and equipment costs                             0          2,845,203                            2,845,203
 Salaries and Wages
 General and administrative                                0          3,680,007         (35,547)           3,680,007
 Communications                                      244,384          3,187,682                            3,396,519
 Postage and printing                                      0          1,709,219                            1,709,219
 Legal and professional                                    0            531,055                              531,055
 Advertising and promotion                                 0            884,039                              884,039
 Settlements                                               0            372,230                              372,230
                                                           0            478,114                              478,114

                                      ------------------------------------------------------------------------------
TOTAL EXPENSES                                       627,560         29,022,941        (379,948)          29,270,553
                                      ------------------------------------------------------------------------------
LOSS BEFORE TAXES                                  (525,931)        (4,114,772)          507,085         (4,133,618)

Income tax expense (benefit)                        167,348                  0        (165,450)               1,898

                                      ------------------------------------------------------------------------------
NET LOSS                                          ($358,583)       ($4,114,772)         $341,635        ($4,131,720)
                                      ------------------------------------------------------------------------------
                                      ------------------------------------------------------------------------------
NET LOSS PER SHARE                                    (0.36)            ($0.90)                              ($1.06)
                                      ------------------------------------------------------------------------------
                                      ------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                                   986,590          4,582,582                          3,916,280**
                                      ------------------------------------------------------------------------------
                                      ------------------------------------------------------------------------------


** The pro forma weighted average number of shares outstanding was calculated as if the Merger had taken effect on October 1, 1995. The shares were adjusted using the percentages upon completion of the Merger as noted elsewhere in this document.

                                   UNICO, INC.
                     NOTES TO PRO FORMA FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

     The pro forma combined statement of financial condition of Unico is as of August 31, 1996. The statement of financial condition of Chatfield is as of September 30, 1996.

     PRO FORM ADJUSTMENTS DIVEST OF UNICO ASSETS

     The pro forma adjustments relating to the divestiture of certain assets and liabilities of Unico to Unico shareholders is based on anticipated transactions which will happen if the proposed Merger is consummated. The distributions are being recorded similar to dividend distributions by Unico to the appropriate shareholders of record.

     PRO FORMA ADJUSTMENTS ACQUISITION OF CHATFIELD

     (a) - This adjustment eliminates Unico's investment in preferred stock of Chatfield.

     (b) - This adjustment is to record the exchange of common stock of Unico for all of the outstanding common stock of Chatfield (including the issuance of additional ____ shares of common stock and ____ shares of preferred stock of Unico). This adjustment also reclassifies to additional paid in capital the difference of the par values of the respective capital accounts.

                       PRICE RANGE OF UNICO COMMON STOCK

MARKET FOR UNICO COMMON STOCK

     MARKET INFORMATION

     As of the date hereof, the Unico common stock is traded on The Nasdaq Stock Market (Small Cap) ("Nasdaq") under the symbol "UNRC". The following table sets forth the high and low closing bid prices of the Unico common stock for various periods as reported by Nasdaq.

                                     High                       Low
                                     ----                       ---
Fiscal 1994(1)
Quarter Ended
      February 28, 1994             $1 7/8                     $1 1/4
      November 30, 1993              2 1/2                      1 1/4
      August 31, 1993                3 3/4                      3 3/4
      May 31, 1993                   3 3/4                      3 3/4


Fiscal 1995
Quarter Ended
      February 28, 1995            $2 1/8                      $2
      November 30, 1994             2                           1 3/4
      August 31, 1994               2 1/2                       1 1/2
      May 31, 1994                  2 1/2                       1 7/8


Fiscal 1996
Quarter Ended
      February 29, 1996            $3                          $2
      November 31, 1995             2 3/4                       2 1/4
      August 31, 1995               2 5/8                       2 1/4
      May 31, 1995                  2 5/8                       2

Fiscal 1997
Quarter Ended
      August 31, 1996              $3 1/2                      $2 1/2
      May 31, 1996                  4 1/8                       2 1/4

----------------------
(1) Period prior to August, 1994 restated to reflect 1:20 reverse stock split.

     On January 12, 1996, the last trading day before the public announcement of the proposed Merger, the last sale price of the Unico common stock was $3.00 per share. On February 3, 1997, the closing price for the Unico common stock was $1 3/4 per share. Shareholders are encouraged to obtain current quotations for the market price of the Unico common stock before voting on this Merger. The above transactions reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     As of April 30, 1996, there were approximately 269 holders of record of the Unico common stock and an estimated 250 holders whose shares are held in "street name".

     DIVIDENDS

     Unico has not declared any cash dividends since its inception, and currently has no plans to declare such dividends in the foreseeable future. Any future determination by Chatfield Dean Holdings' Board of Directors to pay dividends will be made only after consideration of Chatfield Dean Holdings' financial condition, results of operation, capital requirements and other
relevant facts.   There are presently no contracts or other obligations of Unico which prevent or restrict the payment of cash dividends.

MARKET FOR THE CHATFIELD COMMON STOCK, CHATFIELD PLAN COMMON STOCK, CHATFIELD SERIES A STOCK AND CHATFIELD SERIES B STOCK

     MARKET INFORMATION

     Presently there is no public market for any of the Chatfield Stock. As of February 15, 1996, there were four holders of record of the Chatfield common stock, 114 holders of record of the Chatfield Plan Common Stock, 139 holders of record of the Chatfield Series A Stock and five holders of record of the Chatfield Series B Stock.

     DIVIDENDS

     Chatfield has not declared any cash dividends on the Chatfield common stock or Chatfield Plan Common Stock since its inception and currently has no plans to declare dividends on such stock in the foreseeable future. In June 1996 Chatfield declared and paid dividends on the Chatfield Series A Stock based on the percentage of time such shares were held as a proportion of the six month period to which the dividends relate, and on the Chatfield Series B Stock. There are no present contracts or obligations of Chatfield which prevent or restrict the payment of cash dividends EXCEPT FOR the subordinated loan agreement between Chatfield and Hanifen Imhoff Clearing Corp. (the "Subordinated Loan"), which prohibits the payment of principal or interest to any preferred shareholders so long as amounts remain unpaid under the Subordinated Loan. However, the Subordinated Loan is presently an obligation of only Chatfield, will remain (post-Merger) an obligation of only the Surviving Corporation, and consequently, is not expected to impact the payment of dividends by Unico (post-Merger, Chatfield Dean Holdings) on the Unico Series A Stock.

                CHATFIELD MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements, including the notes thereto, and the Selected Financial Data included elsewhere in this document.

     GENERAL

     Chatfield, which was incorporated in 1983, began its current level of business during the 1991 fiscal year. Chatfield's primary source of revenue has been revenues generated from the brokerage business. Included in the revenues are fees earned on the brokerage of securities, investment banking fees and gains and losses in the trading and investment accounts.

     Chatfield's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, the level and volatility of interest rates, security valuations in the marketplace, competitive conditions, transactional volume and market liquidity.
Consequently, commission revenues, investment banking fees and investment account results can be volatile. While Chatfield maintains stringent cost controls, a significant portion of Chatfield's expenses are fixed and do not vary with market activity. As a result, substantial fluctuations can occur in Chatfield's revenues and net income from period to period.

     RESULTS OF OPERATIONS

     Chatfield's historical results must be analyzed, and future profitability considered, in light of three factors: (1) general economic conditions as they may impact the securities industry and the competitive position of Chatfield against larger, better capitalized industry members; (2) the impact of regulatory issues and penalties; and (3) compensation to Chatfield's principal shareholder.

     Chatfield's principal shareholder and chief executive officer has agreed to reduce and limit his aggregate compensation to no more than 2.5% of certain gross revenues. In essence, Chatfield has adopted a policy to the effect that so long as it is not profitable none of its "executive officers" will be paid an override in addition to their salary. Adjusting historic results to reflect this agreement on a pro forma basis and eliminating the regulatory settlements and penalties and related legal costs incurred during these periods would have had a positive material impact on profitability.

     FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues decreased from $31 million in fiscal 1995 to $25 million in fiscal 1996, or approximately 20%. Consequently, the net loss also increased from $1.2 million in fiscal 1995 to $4.1 million in fiscal 1996. Revenues decreased due to management's decision to close one branch and combine two other branches into one. Management also elected to slow its recruiting and hiring of inexperienced account executives and concentrate on hiring proven talent. These decisions have slowed the growth or replacement of account executives so that management can concentrate on training its current work force to be able to provide better and more customer service. The internal training has provided the current account executives with the opportunity to sell insurance products, municipal bonds, institutional investments and other products so that the account executive can become a true "full-service" broker to the individual client.

     While revenues decreased by $6 million, the net loss increased from $1.2 million in fiscal 1995 to $4.1 million in fiscal 1996. The sharp increase in loss is attributable to the fixed costs of Chatfield that do not fluctuate with volume. Another reason for the increased loss from fiscal 1995 to fiscal 1996 is the decrease in revenues from trading and corporate finance from $3.3 million to just over $1.0 million. The operating margins on these revenue sources are significantly higher than the operating margins on retail sales commission.

     Commission expense as a percentage of commission revenue increased from 55% in fiscal 1995 to 60% in fiscal 1996. This was caused by a larger proportion of Chatfield's commissions being generated by experienced and higher paid sales people.

     Because of the losses sustained during fiscal 1996, Chatfield obtained capital infusions, both in equity and subordinated debt. During fiscal 1996 Chatfield received $1.9 million dollars from the sale of Chatfield Series B Stock to its principal shareholder and other Chatfield executives. During March 1996, Chatfield closed on a private placement of Chatfield Series A Stock primarily to accredited investors netting Chatfield $3.2 million dollars. Chatfield also received $1.1 million in subordinated loans during January 1996.

     FISCAL 1995 COMPARED TO FISCAL 1994

     Revenues from fiscal 1995 compared to fiscal 1994 were nearly identical, while net loss decreased from $2.5 million in fiscal 1994 to $1.2 million in fiscal 1995. During fiscal 1995 Chatfield stabilized its revenue base while decreasing its overhead costs. A significant reason the net loss decreased was due to settlement costs decreasing from $1.8 million in fiscal 1994 to $.3 million in fiscal 1995. Chatfield's retail sales commission revenue increased by nearly $2.0 million from fiscal 1994 to fiscal 1995 as a result of greater stability in its management and sales staff and improvement in the market. A decline in underwriting revenues of nearly $.5 million was more than offset by income of $1.2 million from Chatfield's merchant banking division.
Trading revenues declined by approximately $1.4 million from fiscal 1994 to fiscal 1995 as a result of industry-wide tightening of trading spreads.

REGULATORY MATTERS

     Management intends to hire and train account executives who are capable of working within its new compliance and new commission policies. While management believes that its compliance policies represent a competitive advantage to Chatfield, there can be no assurances Chatfield will be successful in attracting and/or training account executives who will be able to achieve profitable levels of economic performance under these policies. Hiring personnel and the acquisition of technology, including hardware, software, and applications training, is a top priority of Chatfield. These changes are intended to make Chatfield more competitive and to attract and retain quality account executives.

     Between 1992 and 1995, Chatfield paid $1 million to its outside compliance consultant, invested $150,000 in proprietary compliance software and purchased a $1 million "DVL" digital phone recording system to reduce the likelihood of future regulatory violations. These costs and expenses have not been capitalized, but were expensed, thereby reducing profitability. Management believes that the investment of these dollars will enhance Chatfield's future profitability.

LIQUIDITY

     Chatfield will obtain working capital from internal operations, capital infusions and other borrowings. In general, some of Chatfield's expenses are variable costs and increase as revenues increase. However, if Chatfield cannot reduce the impact of the loss of its relationship with John Hancock and otherwise end its operating losses through cost-cutting measures, it may have difficulty offsetting such losses. See "RISK FACTORS - Termination of John Hancock Selling Agreement." If losses do continue, Chatfield management anticipates a need for additional sources of capital. Chatfield's assets and shareholders' equity have decreased from fiscal 1993 to fiscal 1996. A significant portion of this decrease can be attributed to the legal regulatory and other settlements and related costs expensed and paid during these three years.

EXPENSES AND OVERHEAD

     Some of Chatfield's expenses, including commissions, clearing charges and other compensation expenses which are directly related to sales activity, will not increase unless revenues also increase. Other administrative and overhead costs have been reduced. Chatfield believes that automation of its trading system will reduce potential trading problems, and diversification into merchant banking, insurance and real estate activities will enhance its revenues.

COST SAVING MEASURES

     Management of Chatfield has recently initiated a series of cost cutting measures which it estimates will result in significant savings to the company. Effective August 28, 1996, Chatfield adjusted the broker payout by raising production levels and lowering payout percentages, resulting in a 2% to 5% savings in commission expense per month. Management estimates this will result in savings to Chatfield of approximately $400,000 per year.


     Management has also divested Chatfield's New York merchant banking division to Max Capital LLC ("Max Capital"), a new unrelated entity headed by Mr. Russell Greenberg, a former Executive Vice President and director of Chatfield. As part of the divestiture terms, Chatfield retained the option, through its wholly-owned subsidiary, Chatfield Dean Capital Corp., to invest in any leveraged buy-outs arranged by Max Capital. Management of Chatfield anticipates that the divestiture will result in an annual cost savings to Chatfield of approximately $400,000 to $600,000. Chatfield has retained the right to, and management expects that Chatfield will, originate its own leveraged buy-outs through its Denver corporate finance group and will offer Max Capital a reciprocal right to invest in its leveraged buy-out transactions if and when developed. As Chatfield's management believes underwritings are a more consistent and reliable source of revenue for the firm, it is management's intention to focus more heavily on underwriting.

     In a further streamlining measure, Chatfield has renegotiated its telephone contract with MCI with a $300,000 in savings per year expected. Additionally, as Chatfield has now finished paying for its DVL digital telephone recording system, it should experience a $423,000 annual savings, beginning January 1, 1997.

     Finally, Chatfield has negotiated a new clearing agreement with its clearing firm that will reduce clearing charges by approximately by 20%, which is expected to result in estimated savings of $360,000 per year.

REVENUE ENHANCEMENT

     In an effort to increase revenues and attract more and better customers, Chatfield has initiated various revenue enhancement strategies. Specifically, management in Chatfield's San Diego, New York and Tampa retail branches has been upgraded so that the managers in these branches now have an aggregate of over 40 years in the securities business.

     In addition, Chatfield has added an institutional sales group in its New York City and Denver offices, and a municipal bond department in its Tampa office. Chatfield's management expects that the institutional sales group in New York and Denver will grant Chatfield employees access to more institutional clients than previously available. Management further anticipates that more immediate access to municipal bonds by Tampa employees will allow the Tampa brokers and others located in the Southeastern United States to service Chatfield's client orders more quickly, and to offer a broader range of investments to clients presently not in the municipal bond business.

     In keeping with advancements in technology, Chatfield has established a significant presence on the Internet which it is developing daily in terms of design, sophistication and customer visits. The Chatfield web page allows customers and other web users to access research news, merchant banking information and cross-links to other important sites.

      Chatfield has also entered into the annuity and insurance sales markets. In an effort to offer its clients the broadest range of investment and portfolio-balancing investments, Chatfield has licensed over 50 of its representatives in the last seven months for annuity and insurance sales.

             UNICO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                  CONDITION AND
                              RESULTS OF OPERATIONS

     Prior to the Merger, Unico will distribute pro-rata to its shareholders all the shares of capital stock of each of IC (after its consolidation with GTI) and IRC. Accordingly, the following discussion of results of operation reflect only the business of the Kansas Gas Properties and not the results and operations of IRC, IC or GTI.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED AUGUST 31, 1996 COMPARED TO SIX MONTHS ENDED AUGUST 31,
     1995

     Revenues for the first half of fiscal 1997 were $115,000, a 51% increase from $77,000 realized during the same period last year. Operating income, before allocation of administrative overhead and provision for income taxes, was $56,000, a 205% increase over $18,000 realized during the first six months of fiscal 1996. Cash flow from operations was $75,000 during the first half of the current year, a 45% increase over $41,000 experienced during the same period in fiscal 1995.

     The increase in revenue is attributed to a 77% increase in the average selling price of natural gas due to a new contract which took effect in April 1996, offset by a 15% decline in production. The decline in production is attributed to a decrease in agricultural demand in the local area due to heavy rains experienced during parts of the summer growing season and generally soft demand for natural gas during the early part of the year.

     The increase in operating income is attributed to the improvement in the contract selling price. Operating costs essentially did not change compared to the same period last year. While depletion expense declined by 14% consistent with the reduction in production, direct operating costs increased by 13% due to an increase in well equipment repair costs.

     FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues from the sale of natural gas decreased to $141,000, down 27% from revenues of $193,000 during fiscal 1995. Operating income, before allocation of administrative overhead and provision for income taxes, decreased to $500, down from $88,000 realized in the prior year. Cash flow from operations was $69,000, down 41% from $116,000 provided from operations in fiscal 1995.

     The sharp decline in revenues is attributed to a 44% decline in the average natural gas contract selling prices, offset partly by a 42% increase in production. The price decrease came about as a result of a general decline in natural gas prices in the industry as a whole. The increase in production was the result of higher demand by local agricultural users and some increased winter demand by customers.

     The decline in operating income is attributed to the drop in revenues as previously discussed and an increase in operating costs attributed to a one-time charge write off of capitalized costs related to a prior unsuccessful drilling effort on a Texas property. Operating costs in fiscal 1996, exclusive of the one time charge for dry hole costs, increased by $7,000 over fiscal 1995 consisting of a $12,000 increase in depletion consistent with the increase in production and offset by a $5,000 decrease in direct operating and administrative costs associated with the activity.

     Unico was successful in renegotiating the contract selling price for natural gas and received an estimated 75% increase, based on then current market price posting, that became effective in April 1996. It is anticipated that natural gas revenues and related operating income will improve substantially over those realized during fiscal 1996.

     FISCAL 1995 COMPARED TO FISCAL 1994

     Fiscal 1995 revenues from natural gas production declined to $193,000, down 25% from $257,000 realized in fiscal 1994. Operating income, before allocation of administrative overhead and provision for income taxes, was $88,000 for fiscal 1995, a decline of 26% from $119,000 in fiscal 1994. Cash flow from operations was $116,000, down 27% from $158,000 realized in the prior year.

     The decline in revenue was attributed to a 28% decline in production, partially offset by a slight increase in the contract selling price. The decline in production was mostly attributed to a reduction in demand by Unico's sole natural gas customer because the fixed contract selling price in effect during the year was well above the prevailing spot market price during most of the year. The contract selling price was renegotiated in December 1994 and some improvements in demand were realized during the last two months of fiscal 1995.

     The reduction in operating income is almost entirely attributed to the decrease in revenues as previously discussed. Operating costs, including depletion, declined by 24% which consisted of an $11,000 decline in depletion expense consistent with the decline in production, and a $24,000 decline in direct operating costs associated mainly with lower well equipment repair costs experienced in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Management believes that working capital provided by operations will be adequate to meet working capital needs in the coming year. Term loan agreements that have short term maturities are expected to be retired or extended as they become due.

INFLATION, DEFLATION AND CHANGING PRICES

     The results of operations and capital expenditures will continue to be affected by inflation, deflation and changing prices. However, Management is unable to predict the extent of the impact of inflation, deflation and changing prices on the results of operations or working capital.

                               BUSINESS

CHATFIELD BUSINESS

CHATFIELD: DESCRIPTION OF BUSINESS ACTIVITIES

     Chatfield Dean & Co, Inc. ("Chatfield") is an integrated, full-service investment banking and brokerage firm. Although it principally serves individual and corporate clients, Chatfield intends to pursue institutional investors as part of its plan to expand both the products and services it offers and the customers it serves. Chatfield provides complete capital raising and merger and acquisition services, as an underwriter and investment banker, and acts as a broker-dealer with a national network of retail brokers, market making activities for The Nasdaq Stock Market and research capabilities.

     Chatfield offers retail sales of diverse investment products and undertakes investment banking transactions (including public and private offerings, mergers and acquisitions and valuation and fairness opinions). Chatfield and Chatfield Dean Capital Corp., a Colorado corporation ("CDCC") wholly-owned by Chatfield, perform Chatfield's merchant banking business. Chatfield obtains transaction fees for structuring equity and/or debt financing and obtaining capital from institutional or large individual investors for corporate clients to use for business expansion, changes in control, acquisitions, public offerings and other transactions. CDCC was formed to provide funding through the purchase of securities in certain of these transactions.

     Chatfield Dean Insurance Corp., also a wholly-owned subsidiary of Chatfield, serves as agent for Chatfield in connection with the sales of life insurance products and annuities (acting both directly and through its own wholly-owned subsidiaries). Chatfield Real Estate, LLC, an 80% owned limited liability company, has been formed to provide real estate services to Chatfield and other subsidiaries and to develop a commercial real estate brokerage business.

     Support services for Chatfield operations are provided by its research, compliance, legal, training, operations and human resources departments.

     HISTORICAL DEVELOPMENT

     Chatfield was organized in 1983 as Denari Securities, Inc., and changed its name to Chatfield Investment Group, Inc. in 1988 and to its current name in 1989. Its significant operations began in 1989, when Mr. Sanford Greenberg, Chatfield's chief executive officer, acquired 48.7% of its shares and became its president. In 1990, as a result of transactions in Chatfield's common stock, Mr. Sanford Greenberg became the owner of 92.5% of the outstanding shares.

     Chatfield grew from one office with five account executives in 1989 to a national firm with over 300 account executives in 10 offices through the acquisition in late 1990 of certain offices, employees and customer accounts of another firm. Beginning in 1991, Chatfield's instituted programs to promote training, recruiting, compliance and administration in each office. In addition, Chatfield initiated continuous in-house employee recruiting and training programs and established systems to monitor account executive service and customer satisfaction.

     In fiscal 1991, Chatfield underwrote or participated in 26 common stock issues, and 10 mutual fund issues, raising a total of $24.9 million in its underwritings. Chatfield had gross revenues of $42 million in 1991, including $32 million in retail commissions. In that year, the firm established a new corporate headquarters in Greenwood Village, Colorado and expanded its Tampa, Florida office. Chatfield succeeded in significantly enlarging its client base and concluded 1991 with over 500 account executives.

     In fiscal 1992, Chatfield had gross revenues of over $54 million, including approximately $42 million in retail commissions. In that year, Chatfield underwrote or participated in a total of 55 common stock and closed-end mutual fund issues, raising for its clients a total of $41.7 million. Chatfield expanded its offices in Irvine and San Diego, California, Atlanta, Georgia, and Stamford, Connecticut and upgraded its telephone system nationwide. Chatfield retained the services of Mr. David S. Ruder, former Chairman of the SEC and Mr. Daniel L. Goelzer, former General Counsel of the SEC and their firm, Baker & McKenzie, a major international law firm, to assist with its compliance activities. Baker & McKenzie's representation of Chatfield concluded in mid-1996.

     In fiscal 1993, Chatfield achieved gross revenues of $53 million, including approximately $39 million in retail commissions. In that year, Chatfield underwrote or participated in a total of 56 common stock issues and closed-end mutual fund issues, raising for its clients a total of $73.9 million. In that year, Chatfield moved its Long Island office to Manhattan, further expanded the Tampa branch and began expansion of its Orlando office. In addition, it completed the transition from a single function terminal system to a PC-based quotation system nationwide; initiated a maintenance fee program for all active accounts; introduced a 401(k) employee benefit program; and adopted a 5% maximum account executive commission policy.

     In fiscal 1994, Chatfield had gross revenues of $31 million, including approximately $23 million in retail commissions, underwrote or participated in 26 common stock issues and closed-end mutual fund issues, raising for its clients a total of $25.1 million. In addition, Chatfield collected over $1,000,000 in maintenance fees, divided equally with its clearing agency, added a New York City retail office and initiated a 401(k) service for corporate customers. Chatfield also completed expansion of its Orlando, Florida branch office and saw its client base expand to more than 60,000.

     In fiscal 1995, Chatfield achieved gross revenues of $31 million, including approximately $25 million in retail sales and gross revenues of approximately $1.2 million from its newly-established merchant banking department and related activities. Chatfield began creating its employee stock bonus plan which was completed and implemented after the end of the fiscal year. See " - Chatfield's Employee Stock Bonus Plan."

     During fiscal 1996, Chatfield closed its unprofitable Atlanta, Georgia office and consolidated its office located in Irvine, California with its office in San Diego. Chatfield's gross revenues after nine months was almost $25 million, which includes $21 million in retail commissions. Chatfield raised money through the sale of preferred stock and added more experienced brokers to its sales force. Chatfield's consolidation and contract negotiations with major vendors resulted in lower overhead.

     PREVIOUS REGULATORY PROCEEDINGS AND RELATED MATTERS

     Subsequent to Chatfield's acquisition of certain assets, offices and employees of another broker-dealer in December 1990, Chatfield became the subject of regulatory investigations, which, to a great extent, were prompted by the activities of some of these employees and Chatfield's supervision of them. These investigations resulted in proceedings by the SEC and the NASD which alleged violations of federal securities laws and NASD rules by certain of these employees, by Chatfield and by certain supervisory personnel of Chatfield. These proceedings resulted in two settlements with the NASD and related orders, both dated December 6, 1993. In these settlements and related NASD orders, Chatfield consented, without admission or denial of the NASD charges, that Chatfield violated the NASD Rules of Fair Practice by charging some customers excessive markups in certain stocks; making unauthorized trades; delaying prompt execution of certain customer orders; failing to establish and maintain an effective supervisory system and failure to enforce supervisory procedures to ensure compliance with federal securities laws and NASD rules. As a result, Chatfield and certain employees were fined, in aggregate, approximately $800,000, and Chatfield made approximately $1,725,000 in restitution payments to its customers; certain of its officers and employees, including Messrs. Sanford Greenberg and Robert Lemon, principal officers of Chatfield, were censured and suspended; Chatfield was required to retain its compliance consultant for an additional two years; and other operating restrictions were imposed.

     In addition, Chatfield and certain of its employees made an offer of settlement which was accepted by and made an order of the SEC on February 2, 1994. In its offer, Chatfield, without admitting or denying allegations made by the SEC, agreed to accept findings that Chatfield, through certain of its employees, had violated federal securities laws by delaying and matching customer orders, failing to supervise and prevent such occurrences, and using compliance procedures which were not reasonably calculated to prevent such violations. As a result, the SEC censured Chatfield and imposed a fine of $750,000; barred five employees (none of whom now are employed by Chatfield) from certain securities activities, with a right to reapply for licensure; suspended Messrs. Sanford Greenberg and Robert Lemon for six months each; and levied fines against the employees in an aggregate amount of $400,000. In addition, the SEC also required Chatfield to retain its compliance consultant for two years and to install a telephone tape recording system.

     As a result of the settlements with the NASD and the SEC, Mr. Sanford Greenberg served a suspension from January 1, 1994 to August 2, 1994, and Mr. Robert Lemon served a suspension from August 2, 1994 to February 2, 1995.

     Settlements of governmental and private claims significantly impaired Chatfield's profitability. In those settlements, Chatfield agreed to pay fines and restitution to its customers aggregating $678,000 in fiscal 1992, $3,218,000 in fiscal 1993, $1,790,000 in fiscal 1994 and $262,000 in fiscal 1995.

     As the result of the sanctions imposed by the NASD and SEC settlements, Chatfield and certain of its officers were also censured by the States of Colorado and Illinois.

     In 1994, Chatfield's chief executive officer, Mr. Sanford Greenberg, agreed to limit his compensation in years in which the firm was not profitable. Specifically, Mr. Greenberg endorsed and accepted a policy whereby he would forego his override compensation of 2.5% of certain gross revenues in any year in which Chatfield earned no gross profits.

     Chatfield has taken substantial actions and instituted many new policies which it believes significantly lessen the risk that future regulatory problems will occur. Chatfield has spent significant sums establishing an extensive compliance department and has created a committee to institute procedures to identify and avoid job applicants whose prior work history indicates a possibility of future regulatory violations. See " - Chatfield - Compliance."

     As part of its compliance activities, Chatfield installed a telephone recording system in all of its offices at significant expense and disruption in business. The telephone recording system is now fully operational. The NASD has recently requested comment on a proposed Rule requiring each member firm whose work force is comprised of a specified number of persons that have been associated with a disciplined firm, or each member firm that is itself a disciplined firm, to record telephone conversations of all its associated persons. The NASD's proposed Rule responds to concerns expressed in the SEC/SRO/NASAA Joint Regulatory Sales Practice Sweep Report regarding the need for heightened supervision of certain registered representatives. Chatfield management believes that the enhanced compliance requirements undertaken by it facilitates its ability to compete under current market and regulatory conditions. Three of the branch offices acquired by Chatfield in 1990 have been closed, and fewer than 30 of the approximately 300 registered representatives hired from those offices remain employed by Chatfield.

     In mid-1993, Chatfield changed its commission payment policy with respect to non-prospectus securities sales to eliminate incentives to recommend the purchase or sale of securities with large spreads or in which Chatfield made a market. Chatfield also revised its compliance manual in accordance with recommendations of its compliance consultant, expanded compliance and training activities and instituted a variety of computerized reports and other warning devices to alert its compliance staff to questionable practices.

          - State of Florida Administrative Proceeding

     On January 10, 1996, the Florida Department of Banking and Finance, Division of Securities and Investor Protection, commenced an administrative proceeding against Chatfield, two of its principal officers (Messrs. Sanford Greenberg and Robert Lemon) and four prior employees. The Florida proceeding resulted from a review by the Florida Securities Division in June and July 1992 of certain of Chatfield's records and alleged that, between December 1991 and April 1992, Chatfield engaged in, and certain of its officers and supervisors failed to prevent and stop, excessive markups and illegal cross-trades in the securities of two companies for which Chatfield then was a market-maker. Chatfield no longer makes a market in any security of either company. Chatfield and the State of Florida have agreed in principle to a settlement regarding the Florida proceeding pursuant to which Chatfield and its employees do not admit the charges, but have agreed to make refunds totalling $66,000 to various Florida customers and reimbursements of $40,000 to the Florida regulator towards the costs in the case. Two of Chatfield's officers and employees named in the Florida proceeding have also agreed to each contribute $5,000 towards cost.

          - Department of Labor Matters

     In 1992 and 1993, Chatfield entered into agreements with the United States Department of Labor ("DOL") with respect to overtime, minimum wage and related issues asserted by the DOL. As a result of these agreements, Chatfield paid to employees approximately $1,250,000 between 1992 and 1994. In January 1996, the DOL informed various former employees of Chatfield that it would not undertake any further action against Chatfield with respect to claims that Chatfield failed to pay minimum wages as specified in the Fair Labor Standards Act ("FLSA"). In May 1996, a suit brought by one such former employee was dismissed, with the court finding that such employee's activities at Chatfield were exempted under the FLSA. Another suit is pending containing the same claims made in the May 1996 litigation. The pending litigation is being pursued by three former employees alleging an immaterial amount in damages. It is not known if other former employees whose claims were abandoned by the DOL will also file suit. However, Chatfield believes that any such suits will also be dismissed, although no such assurance can be made.

          - NASD Net Capital Matters

     As a registered broker-dealer and member of the NASD, Chatfield is subject to the net capital rules of the SEC and the NASD and the various states.
These rules, which specify minimum net capital requirements for registered broker-dealers and NASD members, are designed to assure that broker-dealers maintain adequate capital and have the effect of requiring that at least a substantial portion of their assets are kept in cash or highly liquid investments. Compliance with such requirements may limit operations of Chatfield that require the intensive use of capital, such as underwriting, trading activities and merchant banking activities.

     District 3 of the NASD on June 17, 1996, accepted and signed an Acceptance, Waiver and Consent ("AWC") relating to net capital violations charged against Chatfield for November and December 1994 and May through November 1995 when Chatfield failed to maintain various net capital requirements, ranging from approximately $34,500 to $600,000 (with a median value of $168,000). Chatfield paid a fine of $25,000 with respect to the AWC and its financial principal, Mr. Scott Carothers, served a 10 day suspension and was required to requalify as a financial and operations principal.

          - On-Going Regulation

     Chatfield's registration with the SEC, membership in the NASD and registration in all states except Massachusetts subjects it to overlapping schemes of regulation. Chatfield is also affected by the Board of Governors of the Federal Reserve System which promulgates regulations applicable to securities credit transactions.

     CURRENT OPERATIONS

     Chatfield currently employs approximately 300 individuals at its six branch offices, corporate finance office, and corporate headquarters:

     CORPORATE OFFICES:
     Corporate Headquarters        Greenwood Village, Colorado
     Corporate Finance             Greenwood Village, Colorado

     BRANCH OFFICES:
     Chicago, Illinois             Greenwood Village, Colorado
     New York, New York            Orlando, Florida
     San Diego, California         Tampa, Florida

     REVENUE PRODUCTION

          - Retail Distribution and Products

     Chatfield employs over 200 account executives at its six branch offices. Each brokerage office is headed by an experienced Vice President of Sales who also works in coordination with the recruiters, trainers, branch compliance officers and branch administrative managers. Most account executives prospect for and service individual investor accounts and focus their marketing on professionals, business owners and high net worth investors. In the past five years, income from retail sales has represented nearly 75% of Chatfield's revenues. Each new broker undertakes Chatfield's "ProBroker" training program for sales training, product knowledge, compliance concerns and administrative and operational procedures. See "Chatfield - Support Services - Training."

     Chatfield's account executives offer to customers investment ideas generated by Chatfield's research department, as well as a range of mutual fund products, fixed income instruments, common stocks and bonds. Chatfield's account executives are trained to assist clients in selecting suitable investments. Recommendations are based upon such matters as client's income, net worth, personal situations, risk preference, other financial obligations and amounts of investable capital.

     Account executives typically recommend that customers develop an investment portfolio in the following order of importance: conservative securities (e.g., annuities, other insurance products and certificates of deposit), fixed income securities and managed equity (e.g., bonds and mutual funds), growth securities with risk (e.g., debt and equity securities of established, medium to large companies), and more aggressive growth securities (e.g., emerging small cap entities).

     Specific investment ideas are contained in reports produced by Chatfield's research department in the form of buy recommendations, monthly newsletters and corporate profiles, and occasionally through an underwriting in which Chatfield participates.

     Chatfield utilizes managed equity and managed fixed income products from a variety of managed money sources to provide more conservative investments. Account executives may recommend from approximately 70 families of funds appropriate vehicles for this segment of their clients' money.

          - Internet WebSite

     WWW.CHATFIELD.COM acts as a twenty-four-hour-a-day advertisement for Chatfield on the World Wide Web for new business and employment possibilities. The "web" page offers information on investment services and strategies, a market commentary updated twice daily and free investment research recommendations. It also provides information on Chatfield Dean Capital Corp.'s merchant banking criteria as well as information on the corporate finance department. Also included on the web page are career opportunities, not only in retail brokerage, but also in the sale of insurance and retirement products. Finally, the web page discusses Chatfield's philosophy and vision, and provides links to other financial and business sites.

          - Investment Banking

     The investment banking group provides a full range of investment banking services for a middle market, emerging growth company client base. The group also works with smaller, less mature companies in which Chatfield sees strong management, market potential and a likelihood for equity appreciation. Chatfield occasionally may advise large corporate clients where Chatfield possesses expertise in a particular industry or aspect of investment banking.

     Professional advice and assistance is available to corporate clients in the following areas:

               -  Public Offerings

               -  Private Placements
               -  Merger and Acquisition Advisory Services
               -  Valuations of Private Companies
               -  Fairness Opinions for Corporate Transactions
               -  General Financial Advisory Work
               -  Guided Exposure to the Marketplace

          - Merchant Banking

     Chatfield's merchant banking business is conducted through CDCC as well as its corporate finance department. Chatfield typically identifies and obtains engagements from companies which are appropriate acquisition candidates or buy or sell candidates. These clients are typically established businesses with sales and positive cash flow. On some occasions, Chatfield may be retained by shareholder or other groups seeking to sell control of an existing company; however, occasionally Chatfield and investors, including CDCC and officers, directors, and employees of Chatfield, will acquire control of a candidate. In the future, CDCC may invest from time to time in leveraged buy-outs and other transactions originated by Max Capital LLC, a company headed and principally owned by Mr. Russell Greenberg, a former Executive Vice President and director of Chatfield.

     Chatfield's personnel analyze, among other factors, the purchase price, mix of debt and equity and amount of control which must be given to debt and equity sources. Chatfield then locates and negotiates with institutional and/or large individual investors and assists in documenting and closing the transaction. Chatfield sometimes receives fees for such services.

     On September 20, 1996, CDCC purchased a $54,000 membership interest in Durand Investment LLC and received for no consideration 28% of the manager's "carried" economic interest in that entity, which was formed to acquire the business and assets of Durand Equipment and Manufacturing Company, a Michigan-based maker of aluminum forms for the building products industry.

          - Equity Trading

     The Equity Trading department provides Chatfield with a full complement of agency and principal trading capabilities. The department, composed of two principal traders and two agency traders, is based in Chatfield's headquarters, in Greenwood Village, Colorado. The agency traders execute retail buy and sell orders for all of Chatfield's brokerage offices in New York Stock Exchange stocks, American Stock Exchange stocks and The Nasdaq Stock Market stocks. The principal traders are active in a small number of select stocks which they trade using Chatfield's own capital. Chatfield's basic trading strategy is to limit capital risk and to facilitate its retail sales business.

     Chatfield believes that its largely automated, "paperless" order routing system provides an advantage over firms of similar size who have not made the same significant capital investment in such a system. Chatfield's paperless routing system allows two major advantages over the old paper ticket system: electronic execution and limit order file monitoring. Electronic execution allows trades entered at the branch office level to be executed at the best available market price, reported to Chatfield's clearing agent for comparison, posted to the client account, and reported to the electronic ticker within moments.

     Access to limit orders is immediate and sorted by security and price. Orders move to an alert screen if the market trades at a limit price, all but eliminating trades which exceed limits. Efficient sorting and retention of limit orders allow entry of good-until-cancelled orders in principal stocks, which is nearly impossible under paper ticket systems.

          - Insurance

     Chatfield Dean Insurance Corp., a wholly-owned subsidiary of Chatfield, serves as agent for Chatfield in connection with the sales of life insurance products and annuities (acting both directly and through its own wholly-owned subsidiaries). The goal of Chatfield Dean Insurance Corp. (and each of its subsidiaries), is to provide Chatfield's clients with immediate access to life insurance, annuities and other insurance investment products, commissions on which would otherwise be paid to outside entities. Chatfield's marketing of insurance and annuity products relies to a large extent on the ability of its employees to establish personal relationships and is complementary to its brokerage operations.

          - Real Estate

     In 1995, Chatfield formed Chatfield Real Estate, LLC ("Chatfield Realty"), a Colorado limited liability company, to offer real estate brokerage services in conjunction with its investment and merchant banking activities, as well as to provide real estate services to Chatfield. Chatfield owns 80% of Chatfield Realty, and expects a manager to be named to own the remaining 20% interest.

     Previously, Chatfield retained outside professionals to assist corporate clients in sales of property as well as in structuring and marketing of real estate based offerings. Such matters, as well as real estate brokerage
activities, may now be referred to Chatfield Realty.   In addition, the
manager of the subsidiary will be expected to seek clients for commercial real estate transactions and will obtain commissions for assisting Chatfield in obtaining new retail brokerage office locations. Previously, all such commissions were paid to unaffiliated real estate brokers.

     SUPPORT SERVICES

          - Research

     Chatfield believes that research is the cornerstone of a successful securities firm. Chatfield's research department monitors the securities markets and makes buy, sell and hold recommendations to account executives, along with detailed analyses for those recommendations. Research personnel utilize research tools from such recognized sources as Bloomberg Financial Services, Dow Jones & Company, and AIQ Systems. The department creates indices to assess relative sector and group performance for comparative analyses, and it monitors and provides information on financial, business and economic developments for retail account executives.

     A variety of reports and publications are produced by the department to provide incisive and timely information to account executives and their clients. Chatfield's newsletter provides its customers with investment insights, company profiles and mutual fund information on a monthly basis. Specific buy, sell and hold recommendations issued by the department are based upon analysis of the issues and upon economic and industry trends. Typically, individual recommendations are formulated after interviews with company management through one or more on-site visits and economic modeling.


                                       -65

          - Compliance

     Chatfield's Compliance Department is staffed by employees with extensive experience and, in some cases, numerous years of former employment at the SEC or NASD. The Compliance Department conducts periodic audits of the branch offices, each of which is staffed with a compliance officer. Because of Chatfield's development of automated compliance reports, daily monitoring of trading activity now occurs at its corporate office and at each branch office. Customer conversations are recorded on the firm-wide digital recording system. Chatfield has made a significant capital investment in its state-of-the-art compliance systems and has instituted continuing education and compliance testing programs. Chatfield also created a screening committee and has instituted procedures to identify and avoid job applicants whose prior work history indicates a potential for future regulatory violations.

     From early 1992 through mid-1996, Chatfield retained as its compliance consultants David Ruder, former Chairman of the SEC, and Dan Goelzer, former chief counsel to the SEC, each a partner at the law firm of Baker & McKenzie.

          - Training

     Each Chatfield branch office has a designated principal whose responsibilities include implementing "ProBroker" (Chatfield's sales training program) in conjunction with the branch compliance officer and the branch administrative manager.

     ProBroker was developed by Chatfield to train and provide continuing education for account executives. This four-phase program is an interactive, "hands on" approach intended to teach account executives to identify prospective investors and to determine their investment needs. Training is supplemented by proprietary videos, weekly audio conferences, outside speakers and product presentations. Management believes that continued improvement of its training program is pivotal to improving account executive performance and quickly transforming new hires into productive account executives.

          - Legal Department

     Chatfield's legal department manages Chatfield's legal matters, including
securities litigation and customer and account executive arbitration.   The
legal department consults with Chatfield's compliance department in interpreting pertinent rules and regulations and regulatory inquiries. Chatfield had used, previous to 1994, outside counsel to conduct or otherwise advise it concerning a significant portion of its litigation and other legal activities. Most of that representation is now in-house.

          - Clearing Operations

     Chatfield currently clears, on a fully-disclosed basis, through Hanifen Imhoff Clearing Corp. ("Hanifen"), a leading New York Stock Exchange broker-dealer in Denver, Colorado. Hanifen holds all securities and cash proceeds for Chatfield's customers and provides margin and money market capability and checking. Through Hanifen, all accounts are insured for up to $10 million, providing significant protection for accounts beyond SIPC provisions. The operations department coordinates with Hanifen and monitors the accuracy of record preparation and transmittal. Chatfield is currently negotiating with Hanifen to reduce its clearing charges. See " - Cost Saving Measures."

          - Proposed Technological Improvements

     Management believes that technological improvements are an integral component of Chatfield's ability to successfully implement its retail sales strategy. Chatfield believes that its recent investment in (i) computer hardware (intended to give each account executive the ability to retrieve individual account information and track current market data simultaneously); (ii) productivity software (specifically designed to improve the productivity of account executives); (iii) individual workstations (expected to increase productivity and improve morale); (iv) call management system (in the form of a computer-assisted approach to efficient telephone use); and (v) video conferencing (to enhance uniform communication and training) will all function in conjunction to make the Surviving Corporation among one of the more technologically advanced brokerage and banking firms.

COST SAVING MEASURES

     Management of Chatfield has recently initiated a series of cost cutting measures which it estimates will result in significant savings to the company. Effective August 28, 1996, Chatfield adjusted the broker payout by rasing production levels and lowering payout percentages, resulting in a 2% to 5% savings in commission expense per month. Management estimates this will result in savings to Chatfield of approximately $400,000 per year.

     Management has also divested Chatfield's New York merchant banking division to Max Capital LLC ("Max Capital"), a new unrelated entity headed by Mr. Russell Greenberg, a former Executive Vice President and director of Chatfield. As part of the divestiture terms, Chatfield retained the option, through its wholly-owned subsidiary Chatfield Dean Capital Corp., to invest in any leveraged buy-outs arranged by Max Capital. Management of Chatfield anticipates that the divestiture will result in an annual cost savings to Chatfield of approximately $400,000 to $600,000. Chatfield has retained the right to, and management expects that Chatfield will, originate its own leveraged buy-outs through its Denver corporate finance group and will offer Max Capital a reciprocal right to invest in its leveraged buy-out transactions if and when developed. As Chatfield management believes underwritings are a more consistent and reliable source of revenue for the firm, it is management's intention to focus more heavily on underwriting.

     In a further streamlining measure, Chatfield has renegotiated its telephone contract with MCI with a $300,000 in savings per year expected. Additionally, as Chatfield has now finished paying for its DVL digital telephone recording system, it should experience a $423,000 annual savings, beginning January 1, 1997.

     Finally, Chatfield has negotiated a new clearing agreement with its clearing firm that will reduce clearing charges by approximately 20% which is expected to result in estimated savings of $360,000. If such a reduction is achieved, Chatfield can expect a reduction of 2.5% to 3% in overall costs, equivalent to approximately $570,000 per year in savings.

REVENUE ENHANCEMENT

     In an effort to increase revenues and attract more and better customers, Chatfield has initiated various revenue enhancement strategies. Specifically, management in Chatfield's San Diego, New York and Tampa retail branches has been upgraded so that the managers in these branches now have an aggregate of over 40 years in the securities business.

     In addition, Chatfield has added an institutional sales group in its New York City and Denver offices, and a municipal bond department in its Tampa office. Chatfield's management expects that the institutional sales group in New York and Denver will grant Chatfield employees access to more institutional clients than previously. Management further anticipates that more immediate access to municipal bonds by Tampa employees will allow the Tampa brokers and others located in the Southeastern United States to service Chatfield's client orders more quickly, and to offer a broader range of investments to clients presently not in the municipal bond business.

     In keeping with advancements in technology, Chatfield has established a significant presence on the Internet which it is developing daily in terms of design, sophistication and customer visits. The Chatfield web page allows customers and other web users to access research news, merchant banking information and cross-links to other important sites.

      Chatfield has also entered into the annuity and insurance sales markets. In an effort to offer its clients the broadest range of investment and portfolio-balancing investments, Chatfield has licensed over 50 of its representatives in the last seven months for annuity and insurance sales.

COMPETITION

     Chatfield competes directly with both domestic and foreign securities firms, many of which have greater capital, financial, and other resources than Chatfield, and increasingly with non-traditional competitors, including commercial banks and insurance companies. The securities industry may be divided into six categories: (i) national New York Stock Exchange ("NYSE") Member firms (wirehouses); (ii) national discount firms; (iii) regional NYSE member firms; (iii) National Association of Securities Dealers, Inc. ("NASD") member firms; (iv) national regional NASD member firms; and (v) boutique firms and financial planners.

     Chatfield is best characterized as a national NASD member firm. To varying degrees, however, Chatfield competes for customers and employees with firms in all six categories. Management believes that Chatfield can compete successfully against national and regional NASD member firms and more specialized competitors by offering investors a wide array of financial products and services and by providing its account executives with state-of-the-art technology and support services. Management also believes that it can provide more personalized service to clients, and through the firm's competitive commission structure, it can effectively compete with industry discounters and wirehouses.

LITIGATION

     During 1996, Chatfield settled litigation with John Hancock Funds, Inc. ("John Hancock") over John Hancock's termination of its selling agreement with Chatfield, by accepting payment of $850,000 from John Hancock. See "RISK FACTORS - Termination of Selling Agreement with John Hancock Mutual Funds."

     Chatfield and two of its principal officers, Messrs. Sanford Greenberg and Robert Lemon, have finalized a settlement in principle with the Florida Department of Banking and Finance, Division of Securities and Investor Protection, commenced on January 10, 1996 against them and four former employees. The Florida proceeding involves transactions occurring between December 1991 and March 1992 in the securities of two companies for which Chatfield then was a market maker. Chatfield no longer makes a market in any security of either company. The settlement agreed to in principle provides that Chatfield, without admitting the charges levied against it, make refunds totalling $66,000 to its Florida customers and reimbursement of $40,000 to the Florida regulator toward the cost of the case. In additional, several of Chatfield's officers and employees named in the Florida proceeding have also agreed to each contribute $5,000 toward costs.

     Chatfield is engaged in arbitration proceedings and litigation arising from its business activities, which matters are considered to be common to the securities industry. Chatfield believes that it has meritorious defenses to these claims and that adverse results will not have a materially adverse impact on its business and revenues.

PROPERTIES

     Chatfield's office leases comprise an aggregate of 87,243 square feet (including approximately 13,408 square feet leased in Stamford, Connecticut and Irvine, California, which offices have been closed) at an average rent of $15.63 per square foot under terms of varying length. The largest office is Chatfield's headquarters in Greenwood Village, Colorado, which covers 26,622 square feet at $11.72 per square foot under a lease which terminates on June 30, 1998. The earliest termination of an existing lease is in 1998 and the longest term ends in July 2001. Chatfield is currently negotiating a new lease for the space located in Greenwood Village. All leases are with unaffiliated third parties, the terms of which were arrived at through arms-length negotiations.

REGULATION

     Chatfield's registration with the SEC, membership in the NASD and registration in all states except Massachusetts subjects it to overlapping schemes of regulation. Chatfield is also affected by the Board of Governors of the Federal Reserve System which promulgates regulations applicable to securities credit transactions. Chatfield must comply with the regulations of such agencies relating to, INTER ALIA, use and safekeeping of customers' funds and securities, record keeping and reporting, supervisory and organizational procedures, insider trading restrictions, employee related matters, limitations on extensions of credit in securities transaction and clearance and settlement procedures.

CHATFIELD'S EMPLOYEE STOCK BONUS PLAN

     Pursuant to Chatfield's employee stock bonus plan, all grants of Chatfield Plan Common Stock are deemed immediately vested in the recipient thereof, subject to forfeiture in certain instances. Specifically, for each year an employee remains employed by Chatfield, 20% of his or her Chatfield Plan Common Stock is freed from forfeiture, resulting in full vesting with no forfeiture at the end of the fifth year of employment. The Chatfield Dean Holdings employee stock bonus plan will contain the same restrictions.

SHAREHOLDERS ENTITLED TO VOTE

     Approval by 66 2/3% of the outstanding shares of Chatfield common stock entitled to vote (including the vote of the Chatfield Series A Stock at a ratio of 3.33:1), 66 2/3% of the outstanding shares of Chatfield Series A Stock entitled to vote (voting as a class) and 66 2/3% of the outstanding shares of Chatfield Series B Stock entitled to vote (voting as a class), is required for Chatfield to approve the Merger and the transactions contemplated thereby. 59% of such Chatfield common stock vote (including the vote of the holders of Chatfield Series A Stock at a ratio of 3.33:1 and the vote of the holders of Chatfield Plan Common Stock) is held by directors and executive officers of Chatfield, 0% of such Chatfield Series A Stock vote is held by directors and executive officer of Chatfield, and 63% of such Chatfield Series B Stock vote is held by directors and executive officers of Chatfield. For a discussion of the tax consequences of this transactions, See "THE MERGER - Certain Federal Income Tax Consequences."

UNICO BUSINESS

UNICO: DESCRIPTION OF BUSINESS ACTIVITIES

     Unico was incorporated in the State of New Mexico in April 1979. Currently, Unico is engaged in four separate lines of business which are conduced by Unico directly (natural gas production), and through two wholly-owned operating subsidiaries - Intermountain Chemical, Inc. ("IC"), which manages and operates a methanol production facility, owed by others; and Intermountain Refining Co., Inc. ("IRC") which owns and operates a petroleum refinery and co-generation facility. A third non-operating subsidiary, Gas Technology Group, Inc. ("GTI"), owns certain limited partnership interests in the methanol production facility which is managed and operated by IC.

UNICO: NATURAL GAS PRODUCTION: THE KANSAS GAS PROPERTIES

     Unico has various mineral interests in, and is the operator of, 20 producing natural gas wells located on 11,568 gross acres in the Hugoton basin in Western Kansas (the "Kansas Gas Properties"). Unico estimates that proven developed reserves as of February 29, 1996 were 2.6 billion cubic feet, net to its interest. Natural gas produced from the properties is currently gathered by and sold to K.N. Energy of Lakewood, Colorado. There is no outstanding debt against the properties. The Kansas Gas Properties will continue as an active business of Chatfield Dean Holdings at the Effective Time.

IC AND GTI; OPERATION AND MANAGEMENT OF METHANOL PRODUCTION FACILITY

     In July 1988, IC initiated a project to construct a 250 ton-per-day methanol production facility in the Denver, Colorado area. The facility converts natural gas and steam into chemical grade methanol which is marketed to petroleum refiners and chemical distributors. IC is the managing general partner of IC Partners, Limited ("IC-PL") which is the general partner of Sand Creek Chemical, Limited Partnership ("SCCLP"). The SCCLP methanol production facility is owned by Fleet Bank, as owner trustee, and is leased to SCCLP under a 15 year operating lease. In December 1994, GTI acquired certain limited partnership interests in IC-PL. As a general partner, IC performs management, operations, marketing and accounting functions for SCCLP and receives various payments and expense reimbursements for these services. In addition, IC and GTI receive allocations of SCCLP income and loss in proportion to their interests in IC-PL.

     As a condition precedent to Closing of the Merger, Unico is to divest its ownership in IC and GTI through a distribution of stock in these subsidiaries to Unico's current shareholders. At Unico's annual meeting on November 15, 1996, shareholders approved a plan to (i) consolidate GTI with IC; and (ii) distribute shares in IC pro rata to all current Unico shareholders.

IRC; PETROLEUM REFINING AND CO-GENERATION

     In the past, IRC has refined low-cost, heavy crude oil and other raw materials to produce naphtha, diesel fuel, fuel oil and asphalt. However, IRC has experienced a sharp reduction in the availability of crude oil and other raw materials and has operated the refinery only on a limited basis during the past three years. Efforts to locate a suitable supply of feedstock for the refinery have thus far been unsuccessful. In addition, IRC has been unable to obtain a contract for the sale of electrical energy from its 3,000 kilowatt co-generation facility due to the competitive climate in the power generation industry. The foregoing notwithstanding, IRC's management continues to seek solutions to these problems.

     It is a condition precedent to the Merger that Unico divest itself of IRC through the distribution of its stock in IRC pro rata to all current Unico shareholders.

EMPLOYEES

     Unico, its subsidiaries and affiliates currently have 21 full time employees and 1 part time employee, including officers. While it its anticipated that none of these employees will remain as employees of Chatfield Dean Holdings, Mr. William Hagler, in his capacity as director of Chatfield Dean Holdings, will assist in the management of the Kansas Gas Properties. See "MERGER - Background of the Merger;" and "- Unico: Natural Gas Production: The Kansas Gas Properties."

PROPERTIES

     Except for the Kansas Gas Properties which operate on leases held by production and the SCCLP methanol production facility, all properties used by Unico and its subsidiaries in the conduct of their respective businesses are owned in fee. Unico also owns outright a 7,000 square foot office building in Farmington, New Mexico. Approximately 30% of the office is being fully utilized by Unico for its corporate office, tenants are leasing another 20%, while the remainder is currently vacant and offered for lease to others.

LITIGATION

     Unico is not party to any pending legal proceedings.

SHAREHOLDERS ENTITLED TO VOTE

     Approval by 66 2/3% of the outstanding shares entitled to vote is required to approve the Merger and the transactions contemplated thereby. Approximately 44% of such vote is held by directors and executive officers of Unico.

INVESTMENT POLICIES

     It is not Unico's policy to invest in real estate or interests in real estate other than such real estate required by and incidental to Unico's business operations. It is not Unico's policy to invest in real estate mortgages, securities of or interests in persons primarily engaged in real estate activities.

RESEARCH AND DEVELOPMENT

     Unico does not spend material sums on research and development activities.

GOVERNMENT REGULATIONS

     Unico's gas production business is, and Chatfield Dean Holdings' gas production business will be, regulated by certain federal, state and local environmental and health agencies, as well as laws and regulations relating to the development, production, handling, storage, marketing, transportation and disposal of gas and related products. Unico's past operations and Chatfield Dean Holdings' future operations could also result in liability for spills, discharges of hazardous nature and other environmental damages. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of gas wells below actual production capacity in order to conserve supplies of gas. See "RISK FACTORS - Government Regulations."

ENVIRONMENTAL CONCERNS

     Unico and, post-Merger, Chatfield Dean Holdings, may be liable for environmental damages caused by previous owners of its properties, which liabilities might not be covered by insurance.

                       BUSINESS OF CHATFIELD DEAN HOLDINGS

     Following the Merger, Chatfield Dean Holdings' principal business operations will consist of the business currently conducted by Chatfield. See "BUSINESS - Chatfield: Description of Business Activities." Chatfield Dean Holdings will also conduct the business of Unico presently undertaken with respect to the Kansas Gas Properties. See "BUSINESS - Unico Business -
Unico: Natural Gas Production: The Kansas Gas Properties." See "Business - Unico Business - Unico: Natural Gas Production: The Kansas Gas Properties." Prior to consummation of the Merger, both IRC and IC will be divested in the Spin-Offs. Shortly after the Merger, Chatfield Dean Holdings intends to move Unico's present headquarters to Chatfield's headquarters in Greenwood Village, Colorado.

                             MANAGEMENT OF CHATFIELD


Name                     Age            Position
----                     ---            ---------
Sanford Greenberg        38             Chief Executive Officer; Director
Robert Lemon             40             President; Director
Richard O'Donnell        52             Executive Vice President; Director
Scott Carothers          36             Vice President; Director
Kenneth Greenberg        36             Vice President; Director
Barry Cheren             54             Senior Vice President; Director

     Background information concerning the directors and executive officers of Chatfield is as follows:

     SANFORD GREENBERG has been Chief Executive Officer of Chatfield since 1994 and was President of Chatfield from 1989 through such date. Mr. Greenberg has over 17 years experience in the securities industry.

     ROBERT LEMON joined Chatfield in 1989 and has been its President since 1995. Mr. Lemon has worked in the securities industry for over 13 years. Mr. Lemon received a B.A. in accounting from Loyola University in 1979, and subsequently became licensed as a certified public accountant.

     RICHARD O'DONNELL joined Chatfield in 1991 and became an Executive Vice President in 1994. Mr. O'Donnell has over 20 years experience in the brokerage industry. He has also taught marketing and management at the college level. Mr. O'Donnell graduated from San Jose State University in 1967 with a BS in Business and Industrial Management and, in 1969, received an MBA degree with emphasis in sales management.

     SCOTT CAROTHERS joined Chatfield in 1991 as a financial principal and became a Vice President in 1992. Mr. Carothers graduated from Colorado State University in 1982 with a BS in Business Administration and subsequently became licensed as a certified public accountant.

     KENNETH GREENBERG joined Chatfield in September 1990 as a Vice President in its Corporate Finance Department. Mr. Greenberg graduated from Colorado College in 1982 with a BA degree in political economics and, in 1983, received an MBA from the University of Denver.

     BARRY CHEREN joined Chatfield in May 1996 as Senior Vice President. He has worked in the securities industry since 1964. From 1990 through May 1996, Mr. Cheren was employed at Rauscher Pierce Refsnes, Inc. as branch manager of its North Dallas office. Mr. Cheren graduated in 1963 with a BS in Economics from the Wharton School of Finance of the University of Pennsylvania.

     Sanford Greenberg and Kenneth Greenberg are brothers. Otherwise, there are no family relationships among the directors and executive officers of Chatfield.

CHATFIELD SECURITIES OWNERSHIP BY MANAGEMENT

     As of December 31, 1996, Chatfield's directors and executive officers, individually and as a group, owned or controlled the following amounts and percentages of Chatfield's capital stock.


Title of Class        Name of                               Amount and Nature   Percent of
---------------       Beneficial                            of Beneficial       Class
                      Owner                                 Ownership           -----
                      -----                                 ---------
                      DIRECTORS AND EXECUTIVE OFFICERS
                      INDIVIDUALLY
Chatfield             Sanford Greenberg                     2,549,550           53.12%
common stock          Robert Lemon                          655,500             13.66%
and Chatfield Plan    Richard O'Donnell                     100,000             2.08%
Common Stock(1)       Russell Greenberg(2)                  90,479              1.89%
                      Scott Carothers                       50,000              1.04%
                      Kenneth Greenberg                     50,000              1.04%(3)
                      Barry Cheren                          100,000             2.08%


Chatfield Series B    Sanford Greenberg                     100,000             52.63%
Stock                 Robert Lemon                          10,000              5.26%
                      Russell Greenberg                     10,000              5.26%(2)

Chatfield Warrants    As a condition to the Merger, all Chatfield Warrants must be exercised prior to the Effective Time and are deemed so exercised for Chatfield common stock in the ownership figures above.

Chatfield common      Directors and officers as a Group     3,595,529           76%(4)
stock and Chatfield
Plan Common Stock

Chatfield Series B    Directors and officers as a Group     120,000             63%
Stock

CERTAIN TRANSACTIONS WITH CHATFIELD MANAGEMENT

     On November 22, 1995, in order to remedy a possible net capital deficiency, Mr. Sanford Greenberg made a capital contribution to Chatfield of $1,000,000 by
purchasing 100,000 shares of Chatfield Series B Stock.   On January 12, 1996,
Messrs. Russell Greenberg and Robert Lemon each

----------------

     (1) Reflects ownership of Chatfield common stock issued as part of Chatfield's employee stock bonus plan as well as outright holding of Chatfield common stock. Also assumes exercise of Chatfield Warrants for Chatfield common stock (Sanford Greenberg, 100,000; Robert Lemon, 10,000; Russell Greenberg, 10,000).

     (2) Resigned as director and officer effective December 31, 1996.

     (3) Does not include an option granted to Mr. Kenneth Greenberg by Mr. Sanford Greenberg pursuant to which Mr. Kenneth Greenberg has the right to purchase 100,000 shares of Chatfield common stock held by Mr. Sanford Greenberg immediately prior to the Effective Time.

     (4) Rounded Figures
purchased 10,000 shares of the Chatfield Series B Stock at $10 per share. In connection with the purchase of the Chatfield Series B Stock, Messrs. Sanford Greenberg, Robert Lemon and Russell Greenberg(1) also received warrants (the "Chatfield Warrants") to purchase one share of Chatfield common stock for each share of Chatfield Series B Stock purchased (Sanford Greenberg, 100,000 shares; Robert Lemon, 10,000 shares; and Russell Greenberg, 10,000 shares). The Chatfield Warrants afford the right to purchase common stock at $.01 per share, beginning one year from the issue date of the Chatfield Warrants for a period of 10 years; HOWEVER as set forth above, these Chatfield Warrants must be exercised prior to the Effective Time as a condition to the Merger.

     Chatfield's By-laws incorporate certain provisions of the Colorado Business Corporation Act providing for indemnification of Chatfield's officers and directors if certain claims are made against them in their corporate capacities. Such indemnification may be required even if Chatfield is damaged by such actions, so long as the actions were taken within the scope of the officers' or directors' duties and did not involve fraud or gross malfeasance. These indemnification requirements, however, are not effective with respect to violations of federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, they and Chatfield have been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

     Mr. Kenneth Greenberg was granted an option by Mr. Sanford Greenberg in 1996 pursuant to which Mr. Kenneth Greenberg has the right to purchase 100,000 shares of Chatfield common stock held by Mr. Sanford Greenberg immediately prior to the Effective Time. Pursuant to the option, the purchase price for such 100,000 shares is $100. If such option is not exercised by the Effective Time, it shall be of no value.







___________________________

     (5) Resigned as director and officer effective December 31, 1996.

                      CHATFIELD SUMMARY COMPENSATION TABLE


                                          Annual Compensation(1)
                                    -----------------------------------------
Name and Principal     Year         Salary(2)      Bonus       Other
Position                                                       Annual
                                                               Compensation

Sanford Greenberg      1996         $155,023       $0          $0
Chief Executive        1995         $144,339       $0          $0
Officer                1994         $480,040       $0          $0

Russell                1996         $237,729       $0          $0
Greenberg(3)           1995         $605,029       $0          $0
Senior Executive       1994         $20,160        $0          $0
Vice President

David Graven           1996         $186,925       $0          $0
Vice President         1995         $170,500       $0          $0
                       1994         $15,000        $0          $0

Robert Lemon           1996         $149,329       $0          $0
President              1995         $61,290        $0          $0
                       1994         $112,993       $0          $0

Richard O'Donnell      1996         $122,569       $0          $0
Secretary              1995         $95,517        $0          $0
                       1994         $86,048        $0          $0


--------------------
     (1) Long term compensation and all other compensation is not applicable.


     (2) All numbers in Salary column include incentive-based compensation, except with respect to Mr. Graven.


     (3) Resigned as director and officer effective December 31, 1996.

                               MANAGEMENT OF UNICO


Name                              Age                    Position
----                              ---                    --------

William Hagler                    64              President and Director

Rick Hurt                         43              Controller, Secretary
                                                  Treasurer and Director

     Background information concerning the directors and executive officers of Unico is as follows:

     WILLIAM HAGLER founded Unico in 1979 and has served as Chairman, President and Chief Executive Officer of Unico and its subsidiaries - Intermountain Chemical, Inc., Gas Technologies Group, Inc. and Intermountain Refining Co., Inc. - since their respective inceptions. In addition, he is President of Hagler Oil and Gas Company and a director of Consolidated Oil and Transportation Company, Inc., Saba Petroleum Company ("Saba"), an American Stock Exchange listed company and Santa Maria Refining Company, a subsidiary of Saba. From 1955 to 1979, Mr. Hagler was employed by Esso Standard Oil, Cities Service Oil Co., Riffe Petroleum Co., and Plateau Inc. in various petroleum refining, marketing and management positions. Mr. Hagler has served for approximately
10 years on the Public Utility Commission for the City of Farmington, New Mexico. He received a BS Degree in industrial engineering from North Carolina State University in 1955.

     RICK HURT joined Unico as Assistant Controller in March 1985 and became its Controller, Secretary, Treasurer and a director on May 20, 1985. From 1979 to 1982, he was employed as a staff accountant and later as a senior accountant by the accounting firm of Fox & Company in its Albuquerque, New Mexico, office. From 1982 until March 1985 he was employed as chief accountant for the law firm of Davis and Davis in Austin, Texas. Mr. Hurt is certified as a public accountant in the states of New Mexico and Texas and in 1979 received a BBA degree in Accounting from the University of New Mexico.

No family relationship exists between any officer or director of Unico.

UNICO SECURITIES OWNERSHIP BY MANAGEMENT

     On September 18, 1996 the ownership by Unico's management of its common stock, its only voting security, was as follows:

 Title of       Name of Beneficial          Amount and Nature of   Percent of
 Class          Owner                       Beneficial Ownership   Class
 -----          -----                       --------------------   -----

 Common Stock   William Hagler              428,811 shares(1)      43%(2)
 par value      Rick Hurt                     6,902 shares(3)     .69%
 .20 CENTS      Directors and Officers      435,713 shares         44%
                  as a Group

CERTAIN TRANSACTIONS WITH UNICO MANAGEMENT

     Since the beginning of Unico's last fiscal year, there were no transactions, or series of similar transactions, or currently proposed transactions, to which Unico or its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000, and in which any director or executive officer, nominee for election as a director, security holder known by Unico to own 5% or more of any class of the Unico's voting securities or any member of the immediate family of any of the foregoing, had or will have a director or indirect material interest.

     Unico's By-laws incorporate certain provisions of the New Mexico Business Corporation Act providing for indemnification of Unico's officers and directors if certain claims are made against them in their corporate capacities. Such indemnification may be required even if Unico is damaged by such actions, so long as the actions were taken within the scope of the officers' or directors' duties and did not involve fraud or gross malfeasance. These indemnification requirements, however, are not effective with respect to violations of federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Unico pursuant to the foregoing provisions, or otherwise, they and Unico have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

________________________

     (1) Shares of record and beneficially owned. Includes 406,375 shares of record and 11,311 shares held by Unico's employee stock option plan on behalf of Mr. Hagler and 500 on behalf of Rick Hurt. Also includes Mr. Hagler's 11,125 Debenture Warrants to purchase shares.

     (2) Column represents rounded figure.

     (3) Shares of record and beneficially owned. Includes 500 shares of record and 6,402 shares held by Unico's employee stock option plan on behalf of Mr. Hurt.

                        UNICO SUMMARY COMPENSATION TABLE


     The following table sets forth certain information concerning the remuneration paid by Unico to its Chief Executive Officer for the last three fiscal years and other executives who received compensation in excess of $100,000.

                                           Annual Compensation(1)
                                     ---------------------------------------
 Name and Principal      Year        Salary      Bonus      Other
 Position                                                   Annual
                                                            Compensation(2)

 William Hagler          1996        94,783          0        1,441
 Chief Executive         1995        91,467     18,900        1,435
 Officer and             1994        86,608      1,624            0
 Director













____________________________

     (1) Long term compensation and all other compensation is not applicable.

     (2) Includes discretionary employer 401(k) contributions totalling $1,441 and $1,435 in 1996 and 1995, respectively.

                      MANAGEMENT OF CHATFIELD DEAN HOLDINGS

MANAGEMENT OF CHATFIELD DEAN HOLDINGS

     EXECUTIVE OFFICERS

     Pursuant to the terms and conditions of the Merger Agreement, from and after the Effective Time, the following individuals are expected to be the executive officers of Chatfield Dean Holdings.



     Executive Officer        Position with Chatfield Dean Holdings
     -----------------        -------------------------------------

     Sanford Greenberg        Chairman of the Board, Chief Executive Officer
     Robert Lemon             President
     Scott Carothers          Secretary & Treasurer

     DIRECTORS

     Pursuant to the terms of the Merger Agreement, at the Effective Time, all the directors of Unico (at that time to be renamed "Chatfield Dean Holdings, Inc.") will resign except for Mr. William Hagler who will remain on the Board of Chatfield Dean Holdings and will nominate the following individuals as the remaining directors of Chatfield Dean Holdings (or nominate such other persons as are subsequently designated by the Surviving Corporation to be directors of Chatfield Dean Holdings).

     Name
     ----
     Sanford Greenberg
     Robert Lemon
     [          ]
     [          ]

CERTAIN TRANSACTIONS WITH CHATFIELD DEAN HOLDINGS MANAGEMENT

     See "PRINCIPAL SHAREHOLDERS OF CHATFIELD DEAN HOLDINGS."

                       PRINCIPAL SHAREHOLDERS OF CHATFIELD

     On December 31, 1996, the only persons known to Chatfield to own 5% or more of the issued and outstanding Chatfield capital stock, are as follows:


 Title of Class          Name and Address of        Amount and Nature of  Percent of Class
 --------------          Beneficial Owner           Beneficial Ownership  ----------------
                         ----------------           --------------------

 Chatfield common stock  Sanford Greenberg          2,549,550             53.12%
 and Chatfield Plan      80 Cherry Hills Farm
 Common Stock (1)        Drive Englewood, Colorado
                         80110

                         Robert Lemon               655,500               13.66%
                         8228 Lodgepole Trail
                         Littleton, Colorado 80124


 Chatfield Series A 7%   American United Global,    25,000                7%
 Cumulative Preferred    Inc.
 Stock                   [Address]

                         Rosanne Hyde               20,000                6%
                         [Address]


 Chatfield Series B      Sanford Greenberg          100,000               52.63%
 Stock                   Unico
                         1921 Bloomfield Boulevard  50,000                26.32%
                         Farmington, New Mexico
                         87401
                         [Address]

                         Robert Lemon               10,000                5.26%

                         Russell Greenberg          10,000                5.26%
                         271 Central Park West
                         Number 2E
                         New York, New York 10024

                         Jeff and Sharon Martin


_________________________

     (1) Reflects ownership of Chatfield common stock issued as part of Chatfield's employee stock bonus plan as well as outright holdings of Chatfield common stock. Also assumes exercise of Chatfield Warrants for Chatfield common stock (Sanford Greenberg, 100,00; Robert Lemon, 10,000; Russell Greenberg, 10,000).

 Chatfield Warrants      All Chatfield Warrants must be exercised prior to the
                         Effective Time and are deemed so exercised for Chatfield common stock in the ownership figures above.

                         PRINCIPAL SHAREHOLDERS OF UNICO

     On September 18, 1996, the only persons known to Unico to own 5% or more of the issued and outstanding Unico common stock, its only voting security, are as follows:


 Title of Class   Name and Address of    Amount and Nature   Percent of
 --------------   Beneficial Owner       of Beneficial       Class
                  -----------------      Ownership           -----
                                         ---------

 Common Stock,    William Hagler         428,811 shares (1)  43%
 .20 CENTS par    603 Merino Kraal
 value            Farmington, NM  87401

                  William & Helen        138,624             14%
                  Braddock
                  P.O. Box 403
                  Dorado, PR  00646














___________________________

     (1) Shares of record and beneficially owned. Includes 406,375 shares of record, 11,311 shares held by Unico's employee stock option plan on behalf of Mr. Hagler and 11,125 Debenture Warrants to purchase shares.

                PRINCIPAL SHAREHOLDERS OF CHATFIELD DEAN HOLDINGS

     The following table sets forth certain information with respect to beneficial ownership of Chatfield Dean Holdings common stock, as adjusted to reflect the consummation of the Merger, including (i) distribution of the Unico Three Year Warrants, Unico Four Year Warrants and Unico Five Year Warrants and conversion thereof into Unico common stock; (ii) full conversion of all Unico Series A Shares into Unico common stock within 60 days of the Effective Time; (iii) issuance and conversion of the Debenture Warrants; and (iv) issuance and conversion of the Compensation Options. The table further assumes that no shareholders have elected to exercise dissenters' rights.


     The table lists (i) each person who is projected to own beneficially more that 5% of the outstanding common shares of Chatfield Dean Holdings; (ii) the beneficial ownership of the designated directors of Chatfield Dean Holdings;
(iii) the beneficial ownership of each of the designated executive officers of Chatfield Dean Holdings; and (iv) the beneficial ownership of all of the designated directors and officers of Chatfield Dean Holdings as a group.


 Name of Beneficial Owner   Number of Shares         Percent of Beneficial
 ------------------------   ----------------         Ownership of Post-Merger
                                                     Common Stock
                                                     ------------------------


 5% OR GREATER
 SHAREHOLDERS
 Sanford Greenberg          ___                      ___%
 William Hagler             ___                      ___%
 Robert Lemon               ___                      ___%


     Each of Messrs. Sanford Greenberg and Robert Lemon are expected to be elected as directors of Chatfield Dean Holdings (as above), in addition to two directors to be named. Mr. William Hagler will remain as a director after the Effective Time.

DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP       ___%

                ELECTION OF DIRECTORS OF CHATFIELD DEAN HOLDINGS

     Pursuant to the Merger Agreement, from and after the Effective Time, the Board of Directors of Chatfield Dean Holdings will be comprised of five members. Upon consummation of the Merger, all directors of Unico (at that time to be renamed "Chatfield Dean Holdings, Inc.") will resign except for Mr. William Hagler who will remain on the Board of Directors of Chatfield Dean Holdings and will nominate the below individuals as the remaining directors of Chatfield Dean Holdings (or such other individuals as are subsequently designated by the Surviving Corporation to be Chatfield Dean Holdings Directors). Each such nominee will take office upon the consummation of the Merger and hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. The present Unico Board of Directors does not expect that any of the nominees named below will be unable to stand for election, but, in the event that vacancies in the slate of nominees should occur unexpectedly, the Unico shares represented at the Unico Meeting by proxies granting discretion to the Unico Board of Directors will be voted for the nominees chosen by Chatfield.

     The election of the nominees set forth below is conditioned upon the approval by the shareholders of Unico and Chatfield, respectively, and consummation of the Merger. Therefore, if the Merger is not approved, the Unico shares represented by proxies will be voted for the present Board of Directors of Unico. THE BOARD OF DIRECTORS OF UNICO RECOMMENDS THAT UNICO'S SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF CHATFIELD DEAN HOLDINGS.

     The following table sets forth certain information with respect to each nominee for election to the Board of Directors of Chatfield Dean Holdings (in addition to Mr. William Hagler who will remain as a director after the Effective
Time):
                                          Present Position within
 Directors           Age; Board Position  Chatfield
 ---------           -------------------  -----------------------

 Sanford Greenberg   38; Director         Chief Executive Officer of Chatfield
 Robert Lemon        40; Director         President of Chatfield
 [         ]
 [         ]

     For biographical and other information concerning Chatfield's nominees, see "MANAGEMENT OF CHATFIELD." For biographical and other information concerning Mr. William Hagler, see "MANAGEMENT OF UNICO."

     If the Merger is not approved, the following individuals, who stood for election to the Unico Board at Unico's November 15, 1996 annual meeting, will remain as the directors of Unico.

 Directors          Age; Board Position  Present Position with Unico
 ---------          -------------------  ---------------------------

 William Hagler     64; Director         President
 Rick Hurt          43; Director         Controller, Secretary and Treasurer

     MEETINGS OF THE UNICO BOARD OF DIRECTORS

     The Unico Board of Directors held 3 meetings during fiscal 1996. All directors attended each of the meetings.

              DESCRIPTION OF CHATFIELD DEAN HOLDINGS' CAPITAL STOCK

     Following consummation of the Merger, Chatfield Dean Holdings' authorized capital stock will consist of:

     (i) 20,000,000 authorized shares of Unico common stock, of which ___ will be issued and outstanding, of which ____ will be reserved for future issuance under Chatfield Dean Holdings' newly created employee stock bonus plan, and of which 1,000,000 will be reserved for future issuance under Chatfield Dean Holdings' EIP (assuming no exercise of dissenters' rights by holders of Unico common stock and full conversion of the Chatfield common stock, Chatfield Plan Common Stock, Chatfield Series A Stock and Chatfield Series B Stock, timely conversion of the Unico Series A Stock, exercise of the Chatfield Warrants and Unico Warrants and exercise of the Compensation Options and Debenture Warrants);
     (ii) 20,0000,000 authorized shares of Unico preferred stock, of which 1,405,677 shares of Unico Series A Stock will be issued and outstanding (assuming no exercise of dissenters' rights and full conversion of the Chatfield Series A Stock and Chatfield Series B Stock), and of which no shares of "blank check" preferred will be issued and outstanding; and
     (iii) 997,715 Unico Three Year Warrants (which will convert into 299,315 shares of Chatfield Dean Holdings common stock); 997,715 Unico Four Year Warrants (which will convert into 399,086 shares of Chatfield Dean Holdings common stock), and 997,715 Unico Five Year Warrants (which will convert into 498,858 shares of Chatfield Dean Holdings common stock) (assuming no exercise of dissenters' rights by holders of the Unico common stock and assuming the granting of such Unico Warrants to Mr. William Hagler with respect to his Debenture Warrants outstanding, but not with respect to Compensation Options to be issued in connection with the Merger).

     The following summary of the rights and preferences of the Unico common stock, Unico preferred stock (including the Unico Series A Stock) and the Unico Warrants is qualified in its entirety by reference to the Amended and Restated Articles attached as an Appendix to this Information Statement/Prospectus. Shareholders are encouraged to read the Amended and Restated Articles in their entirety. See "PROPOSAL TO ADOPT AMENDED AND RESTATED ARTICLES OF INCORPORATION."

UNICO COMMON STOCK

     Unico is currently authorized to issue 2,500,000 shares of $.20 par value common stock. Each share of Unico common stock is entitled to one vote on all matters on which such shares are entitled to vote. Holders of shares of Unico common stock do not have preemptive rights to purchase additional shares of common stock or preferred stock of Unico, or other subscription rights. The Unico common stock carries no conversion rights and is subject neither to redemption nor to any sinking fund provisions. All shares of Unico common stock are entitled to share equally in dividends from sources legally available therefor, when as and if declared by the Unico Board of Directors and, upon liquidation or dissolution of Unico, whether voluntary or involuntary, to share equally in the assets of Unico available for distribution to holders of Unico common stock.

UNICO PLAN COMMON STOCK

     The Chatfield Dean Holdings common stock to be issued to current holders of Chatfield Plan Common Stock and to be issued in the future under Chatfield Dean Holdings' employee stock bonus plan will have the same rights and privileges as holders of Unico common stock, but shall contain various restrictions. Pursuant to Chatfield's present employee stock bonus plan, to which Chatfield Dean Holdings' employee stock bonus plan will be substantially similar, all grants of Chatfield Plan Common Stock are deemed immediately vested in the recipient thereof, subject to forfeiture in certain instances. Specifically, for each year an employee remains employed by Chatfield, 20% of his or her Chatfield Plan Common Stock is freed from forfeiture, resulting in full vesting with no forfeiture at the end of the fifth year of employment. The shares of Chatfield Dean Holdings common stock issued under its employee incentive plan (EIP) will also contain the same forfeiture provisions.

UNICO PREFERRED STOCK

     Pursuant to the Merger, the shareholders of Unico will be asked to grant the Board of Directors of Unico (Chatfield Dean Holdings post-Merger) the authority to issue without further action by the shareholders up to 20,000,000 shares of preferred stock (to include the Unico Series A Stock) in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The Merger contemplates the designation and issuance of the Unico Series A Stock (as described below). The issuance of Chatfield Dean Holdings preferred stock (other than the Unico Series A Stock) could adversely affect the voting power of holders of Chatfield Dean Holdings common stock and could have the effect of delaying, deferring or preventing a change of control. See "RISK FACTORS
- Authorization and Issuance of Preferred Stock." None of the holders of Chatfield will receive any preferred stock (other than the Unico Series A Stock) in the Merger.

     - Unico Series A Stock

     Unico's Articles of Incorporation presently authorize it to issue up to 8,000,000 shares of preferred stock on terms to be determined by its Board of Directors. Its Board of Directors has not yet authorized the creation or issuance of any Unico Series A Stock. The Amended and Restated Articles of Incorporation will authorize the Unico Board (Chatfield Dean Holdings' Board post-Merger) to create and issue up to 20,000,000 shares of Unico preferred stock, of which 1,405,677 will be designated Unico Series A Stock. Holders of Chatfield Series A Stock and Chatfield Series B Stock will be entitled to 2.66 shares of Unico Series A Stock for each share of Chatfield Series A Stock or Chatfield Series B Stock held. Each share of Unico Series A Stock shall thereafter be convertible into one and one-quarter (1.25) shares of Unico common stock for each share of Unico Series A Stock surrendered. However, each holder of Unico Series A Stock issued and outstanding at the Effective Time who fails to surrender his or her Unico Series A Stock for conversion into Unico common stock within sixty (60) days following the Effective Time shall be entitled to receive, upon conversion, only one (1) share of Unico common stock for each share of Unico Series A Stock surrendered. The conversion rate will be adjusted to prevent the dilutive effects on the Unico common stock of stock splits, stock dividends, combinations of shares, stock exchanges and exchanges caused by reclassifications, reorganizations, mergers, consolidations, recapitalizations or similar events.

     Holders of the Unico Series A Stock will be entitled to vote on all matters for consideration by the shareholders of Chatfield Dean Holdings at a rate of
2.66 votes for each one share of Unico Series A Stock held; the voting ratio to be adjusted in the same manner and at the same time as the exchange ratio may be adjusted. The terms of the Unico Series A Stock shall be similar to those of the Chatfield Series A Stock and shall provide, INTER ALIA, that if such Unico Series A Stock is not converted, any due and unpaid dividends will accrue on such shares and will be declared when Chatfield Dean Holdings has sufficient funds to make such dividend payment. Until 50% of the shares of Unico Series A Stock have been converted, the holders of Unico Series A Stock will vote as a class for the election of one of Chatfield Dean Holdings directors to represent that class. In addition, the holders of Unico Series
A Stock will have one vote per share held.

     Dividends at the rate of 7% per annum will be paid on the Unico Series A Stock in cash on June 1 and December 1 of each year if Chatfield Dean Holdings has available funds and if such payment will not violate any applicable corporate laws. Declared but unpaid dividends will accrue without interest until paid. Holders of the Unico Series A Shares will have no right to demand payment of accrued dividends.

     Chatfield Dean Holdings may redeem all or some of the Unico Series A Stock for cash in an amount (the "Redemption Price") of the purchase price plus accrued and unpaid dividends and a premium based on the purchase price and increasing annually from the date of issuance of the Chatfield Series A Stock or Chatfield Series B Stock, as the case may be, on the following basis:

               Year                Premium
               -----               -------

               1                   10%
               2                   20%
               3                   30%
               4                   40%
               5 and thereafter    50%

     Upon a liquidation, dissolution or winding up of Chatfield Dean Holdings, holders of the Unico Series A Stock will have the right to receive, out of the assets of Chatfield Dean Holdings available for distribution to shareholders, if any, on a pro rata basis with the holders of the Unico common stock, an amount up to the Redemption Price. This right is senior to that of holders of Unico common stock, and is junior to that of all creditors.

UNICO WARRANTS

     Each holder of Unico common stock issued and outstanding immediately before the Effective Time shall be entitled to receive three newly created Unico warrants; one Unico Three Year Warrant, one Unico Four Year Warrant and one Unico Five Year Warrant, for each share of Chatfield Dean Holdings common stock held.

     *  UNICO THREE YEAR WARRANTS

     The Unico Three Year Warrant evidences the right of the holder thereof to purchase .3 (three-tenths) of a share of Chatfield Dean Holdings common stock at the price of $1.20 per the .3 share of Chatfield Dean Holdings common stock (or $4.00 for full share) for a period of 5 years commencing on the third anniversary of the Effective Time and ending on the same date 5 years thereafter.

     *  UNICO FOUR YEAR WARRANTS

     The Unico Four Year Warrant evidences the right of the holder thereof to purchase .4 (four-tenths) of a share of Chatfield Dean Holdings common stock at the price of $1.94 per the .4 share of Chatfield Dean Holdings common stock (or $4.85 for full share) for a period of 5 years commencing on the fourth anniversary of the Effective Time and ending on the same date 5 years thereafter.

     *  UNICO FIVE YEAR WARRANTS

     The Unico Five Year Warrant evidences the right of the holder thereof to purchase .5 (five-tenths) of a share of Chatfield Dean Holdings common stock at the price of $2.85 per the .5 share of Chatfield Dean Holdings common stock (or $5.70 for full share) for a period of 5 years commencing on the fifth anniversary of the Effective Time and ending on the same date 5 years thereafter.

     Unico Warrants which remain unexercised at expiry shall be of no value.

COMPENSATION OPTIONS

     The Compensation Options to be issued to Messrs. Kenneth Greenberg, William Hagler and Rick Hurt shall evidence the right of the holder thereof to purchase, respectively, 100,000, 37,500 and 12,500 shares of Chatfield Dean Holdings common stock at the price of such stock at the Effective Time of the Merger.
The Compensation Options shall have a 5 year duration beginning at the Effective Time of the Merger, contain one demand registration right and perpetual piggy back registration rights.

     Compensation Options which remain unexercised at expiry shall be of no value.

CHATFIELD WARRANTS

     Pursuant to the Merger terms, Chatfield Warrants which remain unexercised at the Effective Time shall be of no value.

        PROPOSAL TO ADOPT AMENDED AND RESTATED ARTICLES OF INCORPORATION

GENERAL

     The Merger Agreement requires that the shareholders of Unico (A) adopt the Amended and Restated Articles which will (1) change the name of Unico to "Chatfield Dean Holdings, Inc.;" (2) increase the number of authorized shares of Unico common stock from 2,500,000 to 20,000,000 and increase the number of authorized preferred shares from 8,000,000 preferred to 20,000,000 preferred shares (to include the Unico Series A Stock); (3) approve the spin-off by Unico of its subsidiary Intermountain Refining Co. Inc. ("IRC") by pro rata distribution to current Unico shareholders (the shareholders of Unico have previously approved the spin-off of IC and its consolidation with Gas Technology Group, Inc. ("GTI")); and (4) authorize the Unico Three Year Warrants, Unico Four Year Warrants and Unico Five Year Warrants. Approval and adoption of the Amended and Restated Articles is conditioned upon the approval of the Merger Agreement and the other proposals submitted for a vote of the shareholders of Unico in connection therewith. Accordingly, although Unico's shareholders may vote separately on the Amended and Restated Articles, the Merger Agreement must be approved and the directors nominated for election at the Unico Meeting must be elected in order for the Amended and Restated Articles to be adopted. If the shareholders of Unico fail to approve the Merger Agreement, or elect such directors, the Amended and Restated Articles will not be adopted. See "UNICO MEETING;" and "THE MERGER - Conditions of the Merger Agreement."

SUMMARY OF THE MATERIAL CHANGES EFFECTED BY THE AMENDED AND RESTATED ARTICLES

     The following is a summary of the material changes effected by the Amended and Restated Articles and is qualified in its entirety by reference to the copy or the Amended and Restated Articles attached as an Appendix to this Information Statement/Prospectus. Shareholders are encouraged to read the Amended and Restated Articles in their entirety.

     CHANGE OF NAME

     The Amended and Restated Articles would change the name of Unico to "Chatfield Dean Holdings, Inc." The name change is intended to identify Chatfield Dean Holdings with the business of Chatfield, which will constitute the principal business operations of the combined entity following the Merger.

     INCREASE IN AUTHORIZED COMMON STOCK; INCREASE IN ISSUED COMMON STOCK

     Unico's Articles of Incorporation presently authorize the issuance of up to 2,500,000 shares of Unico common stock, par value $.20. The Amended and Restated Articles would increase the number of authorized shares of Unico common stock to 20,000,000 shares of common stock and 20,000,000 shares of Unico preferred stock, from which, INTER ALIA, the Unico Series A Stock and Unico "blank check" preferred stock would be designated. The Amended and Restated Articles do not change the terms of the Unico common stock, which does not have preemptive rights. The additional shares of authorized Unico common stock would be identical to the shares of Unico common stock now authorized. See "DESCRIPTION OF CHATFIELD DEAN HOLDINGS' CAPITAL STOCK - Unico Common Stock;" and " - Unico Preferred Stock."

     If the Merger is consummated, assuming there are no requests for dissenters' rights, ____ shares of Unico common stock (at the Effective Time Chatfield Dean Holdings common stock) will be issued in exchange for all the outstanding shares of Chatfield common stock; _____ shares of Chatfield Dean Holdings common stock will be issued in exchange for all the outstanding shares of Chatfield Plan Common Stock; 1,125,346 shares of Chatfield Dean Holdings common stock will be issued upon conversion of the Unico Series A Stock issued to holders of Chatfield Series A Stock; ____ shares of Chatfield Dean Holdings common stock will be issued upon conversion of the Unico Series A Stock issued to holders of Chatfield Series B Stock; 1,197,259 shares of Chatfield Dean Holdings common stock will be reserved for future issuance upon exercise of the Unico Warrants; ___ shares of Chatfield Dean Holdings common stock will be reserved for future issuance under Chatfield Dean Holdings' newly created employee stock bonus plan; 1,000,000 shares will be reserved for future issuance under the EIP; 150,000 shares of Chatfield Dean Holdings common stock will be reserved for future issuance upon exercise of the Compensation Options granted to Messrs. William Hagler, Rick Hurt and Kenneth Greenberg; and 11,125 shares of Chatfield Dean Holdings common stock will be reserved for future issuance upon exercise of the Debenture Warrants granted to Mr. William Hagler.

     The authorization of additional shares of Unico common stock would permit Chatfield Dean Holdings, following consummation of the Merger, to issue additional shares of common stock (which will be shares of Chatfield Dean Holdings common stock after giving effect to the Merger) at the discretion of its then Board of Directors for future acquisitions, stock splits, stock dividends, equity financings, future employee stock bonus plan grants and/or future EIP grants and other corporate purposes. The Unico Board of Directors has no present intention to issue any additional shares following the Merger, other than in connection with Chatfield's present, and post-Merger, Chatfield Dean Holdings' future, obligations under their respective employee stock bonus plans and the EIP.

     Although the increase in the number of shares of authorized Unico common stock is not intended as means of dissuading a future change in control or takeover of Chatfield Dean Holdings, use of these shares for any such purpose is possible. Shares of authorized but unissued or unreserved common stock, for example, could be issued in an effort to dilute the stock, ownership and voting power of persons seeking to obtain control of Chatfield Dean Holdings, or could be issued to purchasers who would support the Chatfield Dean Holdings Board of Directors in opposing a takeover.

     ISSUANCE OF NEWLY CREATED UNICO SERIES A STOCK AND UNICO WARRANTS

     Unico's Articles presently do not authorize the issuance of the Unico Series A Stock. The Amended and Restated Articles would authorize the creation of additional preferred shares, from which the Unico Series A Stock could be designated. The issuance of the Unico Series A Stock would be vested with the Chatfield Dean Holdings' Board of Directors, without the necessity of a vote or further action or authorization by the shareholders. The Chatfield Dean Holdings' Board of Directors would cause Chatfield Dean Holdings to issue the Unico Series A Stock to holders of the Chatfield Series A Stock and Chatfield Series B Stock in accordance with the terms of the Merger.

     Unico's Articles do not presently authorize the issuance of the Unico Warrants. The Amended and Restated Articles would authorize creation of 997,715 Unico Three Year Warrants, 997,715 Unico Four Year Warrants and 997,715 Unico Five Year Warrants. The issuance of the Unico Warrants would vest with the Chatfield Dean Holdings' Board of Directors, without the necessity of a vote or further action or authorization by the shareholders. The Chatfield Dean Holdings' Board of Directors would cause Chatfield Dean Holdings to issue the Unico Warrants to present holders of Unico common stock in accordance with the terms of the Merger.

AUTHORIZATION OF CHATFIELD DEAN HOLDINGS PREFERRED STOCK

     The authorization of the Chatfield Dean Holdings preferred stock (other than the Unico Series A Stock) would permit Chatfield Dean Holdings, following the consummation of the Merger, to have additional shares of Chatfield Dean Holdings preferred stock available for issuance at the discretion of the Board of Directors for future acquisitions, equity financing and other corporate purposes, without further approval of the shareholders unless required by applicable law, and for such consideration as the Chatfield Dean Holdings' Board of Directors may determine and as may be permitted by applicable law. Possible effects of such issuances could include: (1) reduction of the amount otherwise available for payment of dividends on the Chatfield Dean Holdings common stock; (ii) restriction of dividends on the Chatfield Dean Holdings common stock; (iii) dilution of the voting power of the Chatfield Dean Holdings common stock; and (iv) restriction of the rights of holders of the Chatfield Dean Holdings common stock to share in Chatfield Dean Holdings' assets upon liquidation until satisfaction of any liquidation preference granted to the holders of Chatfield Dean Holdings preferred stock.

     In addition, authorization of the Chatfield Dean Holdings preferred stock is not intended as a means of preventing or discouraging a future change in control or takeover of Chatfield Dean Holdings, although use of such shares for any such purpose is possible. Shares of authorized but undesignated and unissued Chatfield Dean Holdings preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of Chatfield Dean Holdings or could be issued to purchasers who would support the Chatfield Dean Holdings Board of Directors in opposing a takeover proposal.

VOTE REQUIRED

     The affirmative vote of 66 2/3% of the outstanding shares of Unico common stock is required for the adoption of the Amended and Restated Articles. THE BOARD OF DIRECTORS OF UNICO RECOMMENDS THAT UNICO'S SHAREHOLDERS APPROVE THE PROPOSAL TO ADOPT THE AMENDED AND RESTATED ARTICLES OF INCORPORATION. Mr. William Hagler, who owns approximately 43% of the outstanding shares of Unico common stock entitled to vote, has determined to vote in favor of the Merger and adoption of the Amended and Restated Articles of Incorporation. Approval of the Amended and Restated Articles is conditioned upon approval of the Merger Agreement and election of Chatfield's proposed slate of directors.

                                  LEGAL MATTERS

     The validity of the shares of Unico common stock, Unico Series A Stock and Unico Warrants to be issued in connection with the Merger will be passed upon by Thad W. Turk, Esq. Subject to certain conditions and assumptions described herein, the federal income tax consequences of the Merger will be passed upon by Watson, Farley & Williams, New York, New York.

     Lohf, Shaiman & Jacobs, P.C. will pass upon certain matters under the Merger Agreement, as counsel for Chatfield.

                                  OTHER MATTERS

     The Unico Board and the Chatfield Board are not aware of any matters not set forth herein that may properly come before either of the Unico Meeting or Chatfield Meeting. If, however, further business properly comes before the Unico Meeting or Chatfield Meeting, the persons present or represented at such Meetings will have the right to vote thereon in accordance with their best judgement.

                                     EXPERTS

     The audited financial statements of Chatfield included in this Information Statement/Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Spicer, Jeffries & Co., independent certified public accountants, and are included herein upon the authority of said firm as experts in accounting and auditing in giving said report.

                          INDEX TO FINANCIAL STATEMENTS

 Independent Auditors' Report                                                F-2

 Consolidated Statements of Financial Condition
        as of September 30, 1996 and 1995                                    F-3

 Consolidated Statements of Operations
        for the years ended September 30, 1996, 1995 and 1994                F-4

 Consolidated Statements of Changes in Shareholders' Equity
        for the years ended September 30, 1996, 1995 and 1994                F-5

 Consolidated Statements of Cash Flows
        for the years ended September 30, 1996, 1995 and 1994         F-6 to F-7

 Notes to Consolidated Financial Statements
        for the years ended September 30, 1996, 1995 and 1994        F-8 to F-12

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chatfield Dean & Co., Inc.

We have audited the accompanying consolidated statements of financial condition of Chatfield Dean & Co., Inc. as of September 30, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended September 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence of supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chatfield Dean & Co., Inc. as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the years ended September 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

As discussed in Note 7 to the consolidated financial statements, the Company is involved in various litigation and disputes. The ultimate outcome of these matters cannot presently be determined.

                         SPICER, JEFFRIES & CO.

Denver, Colorado
November 13, 1996

                           CHATFIELD DEAN & CO., INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                             September 30,
    ASSETS
                                                     1996                1995
                                                ------------------------------
  Cash and cash equivalents                         $ 718,209        $185,685
  Receivable:
  Clearing Broker                                   1,296,794      $1,349,456
  Employees                                           560,702         207,995
  Note Receivable (Note 8)                             95,833         271,528
  Securities owned, at market value                   210,674         275,473
  Deposit with clearing broker                      1,330,369       1,120,000
  Furniture and equipment, at cost
  [net of accumulated depreciation of                 270,730         240,545
  $562,793 and $424,557 in 1996
  and 1995, respectively (Note 3)]
  Other assets                                        593,448         296,805
                                                ------------------------------

 TOTAL ASSETS                                      $5,076,759      $3,947,487
                                                ------------------------------
                                                ------------------------------
 LIABILITIES AND SHAREHOLDERS'
 EQUITY  LIABILITIES
  Commissions payable                                $794,554      $1,129,276
  Securities sold but not yet
   purchased, at market value                          61,612         163,250
  Trade accounts payable                              945,852       1,122,437
  Other accrued liabilities                           335,279         544,263
  Note payable (note 9)                               283,985               0
  Obligations under capital lease                      64,615         106,816
 (Note 3)
                                                ------------------------------
 TOTAL LIABILITIES                                  2,485,897       3,066,042
                                                ------------------------------
 COMMITMENTS AND CONTINGENCIES
 (Notes 3 and 7)

 LIABILITIES SUBORDINATED TO CLAIMS OF
 GENERAL CREDITORS (Note 6)                         1,100,000         350,000
                                                ------------------------------
 SHAREHOLDERS' EQUITY (Notes 4 and 10)
 Preferred stock, no par value,
 authorized 5,000,000 shares
 Series A, 338,450 shares issued
 and outstanding                                    3,131,341               0
 Series B, 190,000 shares issued
 and outstanding                                    1,839,469               0
 Common stock, no par value,
 authorized 20,000,000 shares
 [4,979,450 & 2,964,746 shares
 issued and outstanding in
 1996 and 1995, respectively]                       1,762,517       1,659,138
 Deficit                                          (5,242,465)     (1,127,693)

                                                ------------------------------
 TOTAL SHAREHOLDERS' EQUITY                         1,490,862         531,445
                                                ------------------------------
 TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                              $5,076,759      $3,947,487
                                                ------------------------------
                                                ------------------------------

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           CHATFIELD DEAN & CO., INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                         Year Ended September 30,

                                            1996           1995          1994
 REVENUES
                                -----------------------------------------------
 Commissions                         $20,734,369    $24,926,458    $23,135,765
 Trading profits, net                    424,298      1,924,016      3,337,944
 Corporate finance income                651,684      1,362,688      1,255,629
 Other                                 3,097,818      3,182,646      3,401,061

                                -----------------------------------------------
 TOTAL REVENUES                       24,908,169     31,395,808     31,130,399
                                -----------------------------------------------
 EXPENSES
  Commissions                         12,440,856     13,748,042     13,121,459
  Clearing Charges                     2,894,536      3,257,413      2,470,256
  Occupancy and equipment
    costs                              2,845,203      3,100,882      2,470,583
  Salaries and Wages                   3,680,007      4,178,079      5,657,726
  General and
    administrative                     3,187,682      3,757,308      3,561,302
  Communications                       1,709,219      2,140,068      2,742,827
  Postage and printing                   531,055        503,671        908,551
  Legal and professional                 884,039      1,429,838      1,346,029
  Advertising and promotion              372,230        273,771        608,443
  Settlements                            478,114        262,178      1,790,351

                                -----------------------------------------------
 TOTAL EXPENSES                       29,022,941     32,651,250     34,677,527
                                -----------------------------------------------
 LOSS BEFORE TAXES                   (4,114,772)    (1,255,442)    (3,547,128)
 Income tax benefit                            0         33,738      1,026,554
 (Note 2)
                                -----------------------------------------------
 NET LOSS                            (4,114,772)   ($1,221,704)   ($2,520,574)
                                -----------------------------------------------
                                -----------------------------------------------
 NET LOSS PER COMMON
 SHARE
 (Note 1)                                 ($.90)         ($.73)        ($3.92)
                                -----------------------------------------------
                                -----------------------------------------------
 WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING
 (Note 1)                              4,582,582      1,680,947        643,281
                                -----------------------------------------------
                                -----------------------------------------------


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            CHATFIELD DEAN & CO., INC
           Consolidated Statements of Changes in Shareholders' Equity
              For the Years Ended September 30, 1996, 1995 and 1994


                                            Common Stock                Preferred Stock                                 Retained
                                            ------------                ---------------                                 Earnings
                                       Shares           Amount        Shares                    Shares                 (Deficit)
                                                                     Series A      Amount      Series B      Amount
                                  ------------------------------------------------------------------------------------------------
 BALANCES,
 September 30, 1993
                                        1,747          $370,512             0          $0             0          $0    $2,614,585
 Issuance of
 common stock                           1,152          500,000
 Net loss                                                                                                             (2,520,574)
----------------------------------------------------------------------------------------------------------------------------------

 BALANCES,
 September 30, 1994                     2,899           870,512             0           0             0           0        94,011

 Conversion of
 subordinated loan
 to common stock
 (Note 6)                               5,506          750,000

 Sale of common
 stock                                     89           38,626

 Net loss                                                                                                             (1,221,704)
----------------------------------------------------------------------------------------------------------------------------------

 BALANCES,
 September 30, 1995                     8,494         1,659,138             0           0             0           0   (1,127,693)

 Common stock
 forward split
 (Note 10)                         2,956,252

 Retirement of
 common stock
 (Note 10)                         (440,501)

 Common stock                                           45,626
 issued, stock
 bonus plan, net
 (Note 10)                         2,307,212

 Issuance of stock,                                     57,753       338,450   3,181,430       190,000   1,900,000
 net of offering
 costs of $203,070
 (Note 10)                           147,993

 Dividends paid                                                                 (50,089)                  (60,531)

 Net loss                                                                                                             (4,114,772)

                                  ------------------------------------------------------------------------------------------------
 BALANCES,
 September 30, 1996                4,979,450        $1,762,517       338,450  $3,131,341       190,000   $1,839,469  ($5,242,465)
                                  ------------------------------------------------------------------------------------------------
                                  ------------------------------------------------------------------------------------------------

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            CHATFIELD DEAN & CO., INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Year Ended September 30,

                                                                1996            1995            1994
                                                       ----------------------------------------------
                                                       ----------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                ($4,114,772)    ($1,221,704)    ($2,520,574)
 Adjustments to reconcile net loss
 to net cash used in operating activities:
   Common stock issued as compensation                        45,626               0               0
   Abandoned lease                                                 0         260,000               0
   Depreciation                                              113,847         117,687          93,135
   (Increase) decrease in
   receivables - clearing broker                              52,662        (717,528)      1,105,507
   (Increase) decrease in deposit
   with clearing broker                                    (210,369)        (420,000)        775,000
   (Increase) decrease in securities
   owned, at market                                           64,799         222,459        (239,692)
   (Increase) decrease in other
   assets                                                   (296,643)        (80,920)          9,759
   Increase (decrease) in trade
   accounts payable                                          370,951         197,108      (2,510,431)
   Increase (decrease) in securities
   sold but not yet purchased,
   at market                                                (101,638)       (108,927)       (254,438)
   Increase (decrease) in accrued
   commissions payable                                      (334,722)        154,917        (756,615)
   Increase (decrease) in accrued
   income taxes                                                    0        (104,000)        (11,730)
   Increase (decrease) in other
   accrued liabilities                                      (208,984)        121,781        (172,601)
   (Increase) decrease income taxes receivable                     0       1,028,000      (1,028,000)
                                                       ---------------------------------------------
 NET CASH USED IN OPERATING ACTIVITIES                    (4,619,243)       (551,127)     (5,510,680)

                                                       ---------------------------------------------
 CASH FLOW FROM INVESTING ACTIVITIES
   (Increase) decrease in employee
     receivables, net                                       (352,707)         98,759         117,930
   Purchase of furniture and equipment                      (144,032)        (27,565)              0
   (Increase) decrease in note receivable, net               175,695        (271,528)              0
                                                       ---------------------------------------------
 NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES        (321,044)       (200,334)        117,930

                                                       ---------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in subordinated liabilities, net                 925,000               0       1,100,000
   Issuance of stock, net of offering costs                5,139,183          38,626         500,000
   Payments on note payable                                 (438,552)              0               0
   Payments on capital lease obligations                     (42,200)        (39,521)              0
   Dividends paid                                           (110,620)              0               0
                                                       ---------------------------------------------
 NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES       5,472,811            (895)      1,600,000

                                                       ---------------------------------------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        532,524        (752,356)     (3,792,750)
 CASH AND CASH EQUIVALENTS, beginning of year                185,685         938,041       4,730,791

                                                       ---------------------------------------------
 CASH AND CASH EQUIVALENTS, end of year                     $718,209        $185,685        $938,041
                                                       ---------------------------------------------
                                                       ---------------------------------------------

                                       F-6

                                                                   Year Ended September 30,

                                                                1996            1995            1994
                                                       ----------------------------------------------
                                                       ----------------------------------------------
 SUPPLEMENTAL DISCLOSURE OF INVESTING AND FINANCING
 ACTIVITIES
  Conversion of subordinated loan
    to common stock                                               $0        $750,000              $0

  Conversion of subordinated loan to note payable           $175,000              $0              $0

  Conversion of accounts payable to note payable            $547,536              $0              $0

  Common stock issued as compensation                        $45,626              $0              $0

  Equipment acquired through
    capital leases                                                $0        $146,337              $0



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           CHATFIELD DEAN & CO., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Chatfield Dean & Co., Inc. (the "Company") was organized on November 14, 1983 as a Colorado corporation and is engaged in business as a securities broker-dealer. The consolidated financial statements include the accounts of Chatfield Dean & Co., Inc. and its 80% owned subsidiary, Chatfield Real Estate, LLC, and its wholly-owned subsidiary, Chatfield Dean Insurance Corp. and Chatfield Dean Capital Corp. These subsidiaries have had minimal operations as of September 30, 1996 and all intercompany accounts and transactions have been eliminated in consolidation.

Securities owned or sold, but not yet purchased by the Company (substantially common stocks) are recorded at market value and related changes in market value are reflected in income. For the years ended September 30, 1996, 1995 and 1994, the Company has recorded proprietary transactions on a trade date basis. Commission revenue and related expenses have been recorded on a trade date basis.

The Company under Rule 15c3-3(k)(2)(ii) is exempt from the reserve and possession or control requirements of Rule 15c3-3 of the Securities and Exchange Commission. The Company does not carry or clear customer accounts.
Accordingly, all customer transactions are executed and cleared on behalf of the Company by its clearing broker on a fully disclosed basis. The Company's agreement with its clearing broker provides that as clearing broker, that firm will make and keep such records of the transactions effected and cleared in the customer accounts as are customarily made and kept by a clearing broker pursuant to the requirements of Rules 17a-3 and 17a-4 of the Securities Exchange Act of 1934, as amended (the "Act"). It also performs all services customarily incident thereon, including the preparation and distribution of customer's confirmations and statements and maintenance margin requirements under the Act and the rules of the Self Regulatory Organizations for which the Company is a member. As of September 30, 1996 and 1995, substantially all the securities owned and the receivables/payables from the clearing broker reflected on the statements of financial condition are positions with and amounts due from/to this clearing broker. The Company has agreed to indemnify its clearing broker for losses that the clearing broker may sustain from the customer accounts introduced by the Company.

The Company provides for depreciation of furniture and equipment on the straight-line method based on estimated lives of three to five years.

Net loss per share of common stock is based on the weighted average number of shares of common stock outstanding, giving effect to the forward stock split discussed in Note 10. Common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive.

For purposes of the statement of financial condition and cash flows, the Company considers money market funds to be cash equivalents.

                           CHATFIELD DEAN & CO., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 2 -      INCOME TAXES

The income tax benefit reflected in the statement of operations in 1995 is substantially comprised of the reversal of the prior years' deferred income tax payable. The income tax benefit in 1994 is due to the carryback of the 1994 net operating loss to prior years. The income tax benefit in 1994 differs from the statutory rates due to certain expenses not being deductible for income tax
purposes.   As of September 30, 1996, the Company has a net operating loss carryforward for income tax purposes of approximately $4,800,000 available to offset future income taxes, and a net operating loss for book purposes of approximately $5,200,000 expiring in 2011.

Temporary income tax differences arise from the timing of the reporting of income, expenses, contingencies and depreciation for income tax purposes versus financial reporting purposes,

NOTE 3 -         COMMITMENTS

The Company leases office space and equipment under various operating and capital leases and has subleases on office space. Future minimum lease payments under noncancelable leases net of sublease rentals of approximately $603,000 as of September 30, 1996 are as follows:

                                                  Principal due on
   Year ending                                        Capital
  September 30,    Operating        Capital            Lease
  -------------    ---------        -------            -----

      1997         $1,393,000       $61,663           $42,229
      1998          1,070,000        18,249            22,386

      1999            339,000

      2000            283,000
      2001            287,000

   Thereafter          24,000
                   ----------       -------           -------
                   $3,396,000       $79,912           $64,615
                                                      -------
                                                      -------

 Less amount
 representing      ----------
 interest          ----------       (15,297)
                                    -------
 Present value
 on net                             $64,615
 minimum lease                      -------
 payments                           -------

                           CHATFIELD DEAN & CO., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

Total rent expense for operating leases was approximately $2,400,000, $2,454,000 and $1,675,000 for the years ended September 30, 1996, 1995 and 1994, respectively, net of sublease rentals of approximately $148,000 and $9,000 for the years ended September 30, 1996 and 1995, respectively.

NOTE 4 -         NET CAPITAL REQUIREMENTS

Pursuant to the net capital provisions of Rule 15c3-1 of the Securities Exchange Act of 1934, as amended, the Company is required to maintain a minimum net capital, as defined under such provisions. As of September 30, 1996, the Company had net capital and net capital requirements of $1,509,468 and $250,000, respectively. the Company's net capital ratio (aggregate indebtedness to net capital) was 1.40 to 1. According to Rule 15c3-1, the Company's net capital ratio shall not exceed 15 to 1.

NOTE 5 -        SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest during the year ended September 30, 1996, 1995 and 1994 was $117,425, $76,503 and 41,279, respectively. Income taxes paid during the years ended September 30,1995 and 1994 was $10,141 and $13,535, respectively.

NOTE 6 -        LIABILITIES SUBORDINATED TO CLAIMS OF GENERAL CREDITORS

As of September 30, 1994 the Company had borrowed money under a $750,000 subordinated agreement bearing interest at 12% per annum, from the major shareholder of the Company due May 31, 1995 and a $350,000 subordinated agreement from an unrelated entity, bearing interest at 7% annum, which was due September 30, 1995. The $750,000 subordinated agreement was converted into 5,506 shares of common stock on May 31, 1995 by the major shareholder. The $350,000 subordinated note payable carries an interest rate of seven percent and was due September 30, 1995.

On September 30, 1995, a $350,000 subordinated note payable had matured. However, due to the Company's net capital requirements on that date, its repayment was suspended and was not repaid until fiscal 1996. Effective January 31, 1996, the Company borrowed $1,000,000 and $100,000 under two separate subordinated loan agreements from unrelated entities, bearing interest at 12% per annum and which mature on January 31, 1997 and February 1, 1997, respectively.

The subordinated borrowings are covered by agreements approved by the National Association of Securities Dealers, Inc. and are thus available in computing net capital under the Securities and Exchange Commission's uniform net capital rule. To the extent that such borrowings are required for the Company's continued compliance with minimum net capital requirements, they may not be repaid. The agreements require the Company to make monthly payments of interest.

                           CHATFIELD DEAN & CO., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 7 -        CONTINGENCIES

The Company is involved in various litigations and disputes arising in the normal course of business, some of which are in the preliminary or early stages. In certain of these matters, large and/or indeterminate amounts are sought. Management, after review and discussion with counsel, believes the Company has meritorious defenses and intends to vigorously defend itself in these various matters, but it is not feasible to predict or determine the final outcomes at the present time,

NOTE 8 -  NOTE RECEIVABLE

On September 15, 1995, the Company received a favorable settlement in the amount of $287,500 from an unrelated entity and certain individuals. The note is non-interest bearing and is payable in 18 monthly installments of $15,972.

NOTE 9 -  NOTE PAYABLE

In April of 1996, the Company converted a vendor's subordinated loan and certain amounts included in accounts payable due this vendor into a note payable. The note payable is due in monthly installments of $75,268 bears interest at nine percent per annum, secured by all physical assets of the Company, and is due on January 20, 1997.

NOTE 10 - SHAREHOLDERS' EQUITY

During the year ended September 30, 1996, the Company issued two classes of preferred stock. Series A 7% Cumulative Convertible Preferred Stock and Series B 7% Cumulative Preferred Stock. Both Series A and B shareholders are entitled to receive cash dividends at a rate of 7% per annum payable semi-annually and if not paid, are cumulative. Each share of Series A stock is convertible at the option of the holder into 3.33 shares of common stock. Upon liquidation, the preferred shareholders are entitled to receive $10 per share plus a premium of 10-50% depending upon the period held by each such preferred shareholder.

In addition, during the year ended September 30, 1996, the Company authorized a forward stock split of its common stock. Each shareholder of record received
349.04 shares of common stock for each share owned. In connection with the forward split the majority shareholder of the Company's common stock agreed to retire 440,501 shares of his common stock (after giving effect to the forward stock split).

During November 1995, the Company adopted an employee stock bonus plan. The Company reserved 2,327,762 shares of common stock pursuant to the plan. Shares issued under the plan are subject to forfeiture if an employee terminates before five years of service.

                           CHATFIELD DEAN & CO., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)


NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Company's client activities ("clients") through its clearing broker involve the execution, settlement and financing of various client securities transactions. These activities may expose the Company to off-balance and sheet risk. In the event the client fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the client's obligations.

The Company has sold securities that it does not own and it will, therefore, be obligated to purchase such securities at a future date. The Company has recorded this obligation in the financial statements at the September 30, 1996 market value of the securities. The Company may incur a loss if the market value of the securities increases subsequent to September 30, 1996.

The Company has deposits in banks in excess of the FDIC insured amount of $100,000. The amounts in excess of the $100,000 are subject to loss should the bank cease business.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Unico's bylaws and the New Mexico Business Corporation Act and Chatfield's bylaws and the Colorado Business Corporate Act provide for indemnification of officers and directors if certain claims are made against them in their corporate capacity.

                           INFORMATIONAL UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are best made, a post-effective amendment to this registration statement;

   (2) To include any prospectus required by Section 10(a)(3) of the Securities Act;

   (ii) To reflect in the prospectus any facts or events assure after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement active to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

   File a post-effective amendment to remove from registration any of the securities remain unsold at the end of the offering.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference herein, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        EXHIBITS AND FINANCIAL STATEMENTS

Financial Statements (as attached)

(a) Exhibits:

   The following exhibits are filed herewith or will be delivered by amendment, for filing:

2.1+ Agreement and Plan of Merger dated as of July 30, 1996, as amended _______ (included as Appendix A to the Information
          Statement/Prospectus)

2.2+ Further Amendment to Agreement and Plan of Merger, dated _____, 1997 (included as Appendix A to the Information Statement/Prospectus)

3.1(i)*   Unico Articles of Incorporation
3.1(ii)*  Unico By-Laws
3.2+ Unico Amendment and Restated Articles of Incorporation (included as Appendix D to the Information Statement/Prospectus)

4.1+      Certificate of Designations for the Unico Series A Stock
4.2+      Unico Three Year Warrant Agreement
4.3+      Unico Four Year Warrant Agreement
4.4+      Unico Five Year Warrant Agreement

5.1+ Opinion and consent of Thad W. Turk, Esq. regarding legality of the securities
8.1+      Opinion and consent of Watson, Farley & Williams regarding tax matters

10.1+     K.N. Energy Contract
10.2+     Chatfield Office Lease Schedule
10.3+     Chatfield's Subordinated Loan with Hanifen Imhoff Clearing Corp.
10.4+     Subordinated Loan with Lohf, Shaiman & Jacobs, P.C.
10.5+     MCI Agreement
10.6+     Hanifen Imhoff Clearing Corp. Clearing Agreement
10.7+     Automated Securities Clearance Trading System Agreement
10.8+     Amended and Restated Fully Disclosed Correspondent Agreement
10.9+     Chatfield Dean & Co., Inc. Stock Bonus Plan

11.1+     Statement re: computation of per share earnings

12.1+     Statement of ratios to fixed charges

13.1*     Unico's 1996 Annual Report

21.1      List of Unico Subsidiaries

23.1+ Consent of Thad W. Turk regarding legality of the securities (included in Exhibit 5.1)
23.2+ Consent of Watson, Farley & Williams regarding tax matters (included in Exhibit 8.1)

23.3+ Consent of Lohf, Shaiman & Jacobs, P.C. regarding various corporate issues pursuant to the Agreement and Plan of Merger (included in Exhibit 99.1)
23.4 Consent of Independent Accountants, Spicer, Jeffries & Co. relating to financial statements

24.1      Dissenters' Rights Statute of New Mexico
24.2+     Dissenters' Rights Statute of Colorado
99.1+ Opinion of and consent of Lohf, Shaman & Jacobs. P.C. regarding various corporate issues pursuant to the Agreement and Plan of Merger

* Incorporated by Reference
+ To be filed by Amendment

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Information Statement/Prospectus to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington, State of New Mexico, on February 3, 1997.

          UNICO, INC.

          /s/ William N. Hagler
          ---------------------
          By: William N. Hagler
          Title: Chairman of the Board, President, Chief Executive Officer



   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated:


          /s/ William N. Hagler
          ---------------------
          William N. Hagler
          Chairman of the Board, President, Chief Executive Officer (principal executive officer)
          February 3, 1997


          /s/ Rick L. Hurt
          ----------------
          Rick L. Hurt
          Secretary, Treasurer and Controller
          (principal financial officer
          controller and principal accounting officer)
          February 3, 1997

                               INDEX TO EXHIBITS

2.1+ Agreement and Plan of Merger dated as of July 30, 1996, as amended _______ (included as Appendix A to the Information
          Statement/Prospectus)

2.2+ Further Amendment to Agreement and Plan of Merger, dated _____, 1997 (included as Appendix A to the Information Statement/Prospectus)


3.1(i)*   Unico Articles of Incorporation
3.1(ii)*  Unico By-Laws
3.2+ Unico Amendment and Restated Articles of Incorporation (included as Appendix D to the Information Statement/Prospectus)

4.1+      Certificate of Designations for the Unico Series A Stock
4.2+      Unico Three Year Warrant Agreement
4.3+      Unico Four Year Warrant Agreement
4.4+      Unico Five Year Warrant Agreement

5.1+ Opinion and consent of Thad W. Turk, Esq. regarding legality of the securities
8.1+      Opinion and consent of Watson, Farley & Williams regarding tax matters

10.1+     K.N. Energy Contract
10.2+     Chatfield Office Lease Schedule
10.3+     Chatfield's Subordinated Loan with Hanifen Imhoff Clearing Corp.
10.4+     Subordinated Loan with Lohf, Shaiman & Jacobs, P.C.
10.5+     MCI Agreement
10.6+     Hanifen Imhoff Clearing Corp. Clearing Agreement
10.7+     Automated Securities Clearance Trading System Agreement
10.8+     Amended and Restated Fully Disclosed Correspondent Agreement
10.9+     Chatfield Dean & Co., Inc. Stock Bonus Plan

11.1+     Statement re: computation of per share earnings

12.1+     Statement of ratios to fixed charges

13.1*     Unico's 1996 Annual Report

21.1      List of Unico Subsidiaries

23.1+ Consent of Thad W. Turk regarding legality of the securities (included in Exhibit 5.1)
23.2+ Consent of Watson, Farley & Williams regarding tax matters (included in Exhibit 8.1)
* Incorporated by Reference
+ To be filed by Amendment